                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549


                                    FORM 11-K

(Mark One)

[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
      1934

For the fiscal year ended December 31, 2005
                          -----------------

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934

For the transition period from ___________to ______________

Commission file number  001-16167
                        ---------


         A. Full title of the plan and the address of the plan, if different from that of issuer named below:

                      MONSANTO SAVINGS AND INVESTMENT PLAN


         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                MONSANTO COMPANY
                            800 North Lindbergh Blvd.
                               St. Louis, MO 63167


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                    MONSANTO SAVINGS AND INVESTMENT PLAN

               FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                    FOR THE PLAN YEAR ENDED DEC. 31, 2005
                                     AND

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




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                                     MONSANTO SAVINGS AND INVESTMENT PLAN


                                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                                               TABLE OF CONTENTS

                                                                                                          PAGE
Report of Independent Registered Public Accounting Firm                                                      1

Financial Statements:

     Statements of Net Assets Available for Benefits as of Dec. 31, 2005 and 2004 (As Restated)              2

     Statement of Changes in Net Assets Available for Benefits for the
         Plan Year Ended Dec. 31, 2005                                                                       3

     Notes to Financial Statements                                                                           4

Supplemental Schedules:

     1. Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as
           of Dec. 31, 2005                                                                                 12

     2. Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Acquired and
           Disposed of Within Year) for the Year Ended Dec. 31, 2005                                        60

     3. Form 5500, Schedule H, Part IV, Line 4j - Schedule of Reportable Transactions for the
           Year Ended Dec. 31, 2005                                                                         97

Signature                                                                                                  102

Exhibit Index                                                                                              103


         NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.


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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Monsanto Company Employee Benefits Plan Committee

We have audited the accompanying statements of net assets available for benefits of Monsanto Savings and Investment Plan (the "Plan") as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying statement of net assets available for benefits as of December 31, 2004 has been restated.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) Schedule of Assets (Held at End of Year) as of December 31, 2005, (2) Schedule of Assets (Acquired and Disposed of Within Year) for the Year Ended December 31, 2005, and (3) Schedule of Reportable Transactions for the Year Ended December 31, 2005 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic 2005 financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
June 16, 2006

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
MONSANTO SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
-------------------------------------------------------------------------------------------------------------------


(Dollars in thousands)                                                                     AS OF DEC. 31,
                                                                                -----------------------------------
                                                                                      2005                2004
                                                                                -----------------------------------
                                                                                                     (AS RESTATED
                                                                                                      SEE NOTE 1)
ASSETS:
   Investments:
         Common stock--Monsanto Company--Allocated                                 $  378,555         $  263,562
         Common stock--Monsanto Company--Unallocated                                  191,912            170,650
                                                                                -----------------------------------
              Total Common stock--Monsanto Company                                    570,467            434,212
         Cash and temporary investments                                                44,248             27,287
         Debt securities including U.S. Government securities (securities
           on loan $36,207 in 2005 and $23,935 in 2004)                                89,238             64,680
         Common stock--Pfizer Corporation                                              57,610            196,597
         Common stock--Solutia Inc.                                                       185                685
         Common and preferred stock --other (securities on loan $32,642
           in 2005 and $41,065 in 2004)                                               444,735            370,977
         Collective Investment Funds                                                  203,353            191,055
         Investment contracts (underlying securities on loan $116,822 in 2005
           and $80,225 in 2004)                                                       436,300            434,535
         Loans to participants                                                         17,422             17,042
                                                                                -----------------------------------
                  Total investments                                                 1,863,558          1,737,070

   Receivables:
         Employee contributions receivable                                              1,793              1,644
         Dividends and interest receivable                                             13,238              4,179
                                                                                -----------------------------------
                  Total receivables                                                    15,031              5,823

   Non-interest bearing cash                                                            2,800              1,002
   Collateral held under securities lending agreements                                190,237            148,322
                                                                                -----------------------------------

                  Total assets                                                      2,071,626          1,892,217
                                                                                -----------------------------------

LIABILITIES
   Liability to return collateral held under securities lending agreements            190,237            148,322
   ESOP debt                                                                           14,907             18,288
   Net amount payable for investment securities transactions and other                  8,665              1,424
                                                                                -----------------------------------
                  Total liabilities                                                   213,809            168,034
                                                                                -----------------------------------

NET ASSETS AVAILABLE FOR BENEFITS                                                  $1,857,817         $1,724,183
                                                                                ===================================


See accompanying Notes to the Financial Statements.

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
MONSANTO SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
---------------------------------------------------------------------------------------------------------------------


(Dollars in thousands)                                                                                 YEAR ENDED
                                                                                                        DEC. 31,
                                                                                                   ------------------
                                                                                                          2005
ADDITIONS:
  Contributions:
         Employee contributions                                                                        $   59,556
         Employer contributions                                                                             2,163
         Rollovers from other plans                                                                         9,276
                                                                                                   ------------------
                  Total contributions                                                                      70,995

  Investment income:
         Appreciation / (depreciation) in fair value of investments
             Debt securities                                                                               (1,787)
             Common stock--Pfizer Corporation                                                             (23,933)
             Common stock--Monsanto Company                                                               170,816
             Common stock--Solutia Inc.                                                                      (382)
             Common and preferred stock--other                                                             36,366
             Collective Investment Funds                                                                   19,533
                                                                                                   ------------------
                  Total appreciation in fair value of investments - net                                   200,613
         Interest                                                                                          29,633
         Dividends                                                                                         12,612
                                                                                                   ------------------
                  Total investment income                                                                 242,858

                  Total additions                                                                         313,853
                                                                                                   ------------------

DEDUCTIONS:
  Interest expense on ESOP debt                                                                              (839)
  Administrative expenses                                                                                  (4,298)
  Benefits paid to participants                                                                          (175,082)
                                                                                                   ------------------
                  Total deductions                                                                       (180,219)
                                                                                                   ------------------

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS                                                             133,634

NET ASSETS AVAILABLE FOR BENEFITS -- Beginning of year                                                  1,724,183
                                                                                                   ------------------

NET ASSETS AVAILABLE FOR BENEFITS -- End of year                                                       $1,857,817
                                                                                                   ==================


See accompanying Notes to the Financial Statements.

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


MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2005
------------------------------------------------------------------------------


NOTE 1. INFORMATION REGARDING THE PLAN

------------------------------------------------------------------------------

GENERAL
-------
The following description of the Monsanto Savings and Investment Plan (the "Plan" or the "SIP") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

The Plan was established as of June 11, 2001, as a successor to a portion of the Pharmacia Corporation Savings and Investment Plan ("Pharmacia Plan") for the benefit of certain employees and former employees ("Transferred Participants") of Monsanto Company ("Monsanto" or the "Company"). Effective July 1, 2001, the assets of the Pharmacia Plan that were allocated to the accounts of the Transferred Participants were transferred to the trust established under the Plan. Also effective July 1, 2001, a portion of the unallocated assets and liabilities (primarily debt) of the leveraged employee stock ownership plan ("ESOP") component of the Pharmacia Plan were transferred to the Plan.

Effective July 1, 2001, through June 30, 2002, the assets of the trust established under the Plan were collectively invested with the assets of the Pharmacia Plan in the Pharmacia Corporation and Monsanto Company Defined Contribution and Employee Stock Ownership Master Trust (the "Master Trust"). Within the Master Trust, each participating plan was entitled to an interest in the Master Trust's net assets and net earnings. As of June 30, 2002, the Plan's proportionate interests in the total net assets of the Master Trust was approximately 51 percent. Effective as of July 1, 2002: (i) assets and liabilities from the Master Trust representing the Pharmacia Plan's interest and obligations in and under the Master Trust were transferred to the Pharmacia Savings Plan Master Trust and the Pharmacia Savings Plan ESOP Trust for Pharmacia Common Stock; and (ii) Monsanto and the trustee of the Plan entered into the Monsanto Company Defined Contribution and Employee Stock Ownership Master Trust Agreement which is the trust established pursuant to the Plan to hold all the assets of the Plan.

ADMINISTRATION
--------------
Monsanto is the sponsor of the Plan. The Monsanto Employee Benefits Plans Committee is responsible for administering plan operations in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA") and Plan documents. The Monsanto Pension and Savings Funds Investment Committee is responsible for monitoring Plan investments. The trustee of the Plan is The Northern Trust Company ("Northern") and Fidelity serves as the record keeper.

PARTICIPANT ACCOUNTS
--------------------
The Plan is a contributory defined contribution profit sharing plan with individual accounts for each participant. Employees who have attained age 18 are generally eligible to participate in the Plan as soon as administratively possible. The cost of Plan administration is borne partially by Plan participants and partially by Monsanto, as Plan sponsor.

Each participant's account is credited with the participant's contributions, Company contributions and Plan earnings (losses). Participants' accounts are valued on a daily basis. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account balance.

EMPLOYEE CONTRIBUTIONS
----------------------
The Plan provides for voluntary employee contributions generally ranging from 1 percent to 25 percent of an employee's eligible pay. Employees have an option to make before-tax contributions or after-tax contributions. Subject to Internal Revenue Service ("IRS") discrimination tests, contributions may be all before-tax, all after-tax, or a combination of both. Generally, employee contributions to the Plan may be invested in 1 percent increments and allocated in any combination to the following investment fund types: a fixed income fund, a balanced fund consisting of both fixed income and equity securities, a growth and income equity fund, an international equity fund, a growth equity fund, a U.S. equity index fund, a treasury inflation-protected securities (TIPS) fund, a value equity fund, a small cap growth equity fund, a small cap value equity fund, the Monsanto Stock Fund and four asset allocation funds consisting of varying pre-set mixes of certain of the aforementioned investment fund types. The four asset allocation funds allow participants varying degrees of risk and return. As of April 4, 2005, targeted ("roundtrip") trading restrictions were effective. A roundtrip is defined as an

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MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2005
------------------------------------------------------------------------------

exchange in and then out of a fund in less than a 30-day period. Under these restrictions, participants are limited to one roundtrip transaction per fund within any 90-day rolling period and four roundtrip transactions across all funds over a rolling 12-month period. These targeted restrictions apply to all investment options except the Fixed Income Fund.

Prior to Aug. 14, 2002, contributions could also be invested in the Pharmacia (Employee) Common Stock Fund, which invested in Pharmacia Corporation common stock. Beginning Aug. 14, 2002, contributions could be invested in the Monsanto (Employee) Common Stock Fund, which invests in Monsanto common stock. See below for further discussion regarding the spinoff of Monsanto by Pharmacia Corporation ("Pharmacia") and the conversion of shares of Pharmacia common stock to shares of Monsanto common stock. As a result of the spinoff in 1997 of Solutia Inc. ("Solutia"), a former subsidiary of the former Monsanto Company, certain Transferred Participants' accounts received common stock of Solutia. This stock is maintained in the Solutia Non-Employer Stock Fund, and no contributions, either employee or employer, subsequent to the spinoff can be made to this fund.

On Aug. 13, 2002, Pharmacia completed a spinoff of Monsanto by distributing its entire ownership interest via a tax-free dividend of shares of Monsanto common stock to Pharmacia's shareowners. The shares of Monsanto common stock received with respect to participants' accounts were deposited in the Monsanto Common Stock Fund. Shares of Pharmacia common stock then held in participants' accounts were transferred to the Pharmacia Non-Employer Stock Fund, and no contributions, either employee or employer, subsequent to the spinoff could be made to this fund. The Pharmacia common stock continued to be held in the Pharmacia Non-Employer Stock Fund until April 16, 2003, at which time the shares were exchanged for shares of common stock of Pfizer Inc. ("Pfizer") as a result of the acquisition of Pharmacia by Pfizer. The ratio was 1.4 shares of Pfizer stock for one share of Pharmacia stock. As a result of this acquisition, all of the shares of common stock of Pharmacia held in the Pharmacia Non-Employer Stock Fund were exchanged for shares of common stock of Pfizer, and the Pharmacia Non-Employer Stock Fund was replaced by the Pfizer Non-Employer Stock Fund. This Pfizer stock was maintained in the Pfizer Non-Employer Stock Fund, and no contributions, either employee or employer, could be made to this fund. Until Dec. 30, 2005, Plan participants could continue holding portions of their accounts in the Pfizer Non-Employer Stock Fund or could reallocate all or any part of such holdings to the Monsanto (Employee) Stock Fund or the other investment funds (excluding the Monsanto (Employer) and Solutia Stock Funds) and/or pre-mixed portfolios offered under the Plan. The amounts remaining invested in the Pfizer Non-Employer Stock Fund as of the close of business on Dec. 30, 2005, started to transfer to the Plan's default investment choice, which was the Moderate Portfolio. All amounts invested in the Pfizer Non-Employer Stock Fund at Dec. 31, 2005 were transferred to the Moderate Portfolio in January 2006. The change in fair value of Pfizer stock held in the Pfizer Non-Employer Stock Fund during the year ended Dec. 31, 2005, is included in "Appreciation/(depreciation) in fair value of investments: Common Stock--Pfizer Corporation" in the Statement of Changes in Net Assets Available for Benefits.

The breakout of common stock into Common Stock--Pfizer Corporation, Common Stock--Monsanto Company, and Common Stock--Solutia Inc. in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits is not required but is presented for the purpose of additional analysis.

Effective for paychecks received after Sept. 1, 2002, the Monsanto SIP was amended to allow eligible participants to make a before-tax catch-up contribution election. Participants may be eligible to make a catch-up contribution if they are at least age 50 on or before December 31 of the calendar year and either currently contributing at least 7 percent of their eligible pay per pay period to the SIP or had reached the IRS annual limit on before-tax contributions ($14,000 in 2005). For 2005, they could have elected a before-tax catch-up contribution of up to $4,000. The catch-up contributions are not eligible for Company matching contributions and are subject to the same rules as other before-tax contributions. The annual catch-up contribution limit may increase in future years in accordance with limits prescribed by the IRS.

The before-tax option allows participants to elect to make before-tax contributions from gross pay before most income taxes are deducted. The participants generally cannot withdraw before-tax contributions without income tax penalties until age 59 1/2, retirement, disability, death or termination of employment. After-tax contributions are made from participants' pay after income taxes are deducted. Withdrawal of after-tax employee contributions can be made with no penalty. Participants may change the amounts of their contributions and transfer their contributions among the investment options.

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

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2005
------------------------------------------------------------------------------

Until Jan. 3, 2005, a participant who was not fully vested in the Plan or predecessor plan could not diversify any Company matching contributions into the other investment options in the Plan. Upon vesting in the Plan, all Company matched amounts could be diversified into the other investment options (excluding the Pfizer and Solutia Stock Funds) in the Plan. As of Jan. 3, 2005, all Monsanto SIP participants could transfer any Company match amounts out of their Monsanto (Employer) Stock Fund and into any of the other investment options available in SIP (except the Solutia Non-Employer Stock Fund and Pfizer Non-Employer Stock Fund options) whether or not they were fully vested.

LEVERAGED ESOP AND VESTING
--------------------------
Employee contributions to the Plan, up to a maximum of 7 percent of eligible pay, generally are matched 60 percent by Monsanto. The Plan also has a discretionary match employer contribution feature. In December 2005, Monsanto announced a discretionary performance contribution of an additional 40 percent on the first 10 percent of eligible pay, which was applied to participant accounts in March 2006 through an allocation of previously unallocated Monsanto Company common stock. Company contributions and related earnings are invested solely in Monsanto common stock held in the Monsanto Employer Stock Fund. In part, this is accomplished through an ESOP feature that was added to the Pharmacia Plan in October 1991 and has been subsequently retained. Generally, Company contributions vest and become non-forfeitable at the rate of 20 percent per year of service, such that Company contributions are 100 percent vested after five years of service. A participant who has less than five years of participation in the Plan or predecessor plan cannot withdraw Company matching contributions that are not vested or that were received in the last 24 months. Upon completion of five years of participation in the Plan, all Company matched amounts may be withdrawn from the Plan. Company contributions immediately vest upon a change of control of the Company.

In 1991, the ESOP component of the Pharmacia Plan issued $100 million in amortizing notes and $100 million in amortizing debentures, both guaranteed by Pharmacia, and borrowed $50 million from Pharmacia. In January 1992, the proceeds from the borrowings were used to purchase approximately 18.5 million shares of common stock from Pharmacia at the average price of $13.40 per share. In 1996 and 1997, the ESOP component of the Pharmacia Plan borrowed an additional $3.7 million and $4.3 million, respectively, from Pharmacia to make payments on existing ESOP borrowings.

The Pharmacia Plan's ESOP debt was restructured effective as of July 1, 2001, in connection with the establishment and transfer of assets and liabilities to the Plan. The Plan's ESOP component received a transfer from the Pharmacia Plan's ESOP of 3,029,255 unallocated shares of Pharmacia common stock. Immediately following the debt restructuring and transfer, the Plan's ESOP debt consisted of two promissory notes (the "Notes") to
Monsanto: (i) one note payable in the principal amount of $2.2 million, bearing interest at the rate of 7 percent per annum, and having a maturity date of Dec. 15, 2021 (the "7.00% Note"), and (ii) the other note payable in the principal amount of $40.6 million, bearing interest at the rate of 5.71 percent per annum, and providing for semi-annual amortization of principal and a final maturity date of Dec. 15, 2006 (the "5.71% Note").

Following the spinoff of Monsanto from Pharmacia on Aug. 13, 2002, the unallocated Pharmacia shares held by the Plan's ESOP component were gradually converted to shares of Monsanto common stock through open market transactions and through the exchange of Pharmacia stock for Monsanto stock with certain Pharmacia employee benefit plans at market rates. These Pharmacia shares are now fully converted to Monsanto shares. The unallocated shares of Monsanto common stock, which were converted from Pharmacia shares as described above, held by the Plan's ESOP component are released for allocation to participant accounts in accordance with the terms of the Plan as interest and principal on the promissory note is paid.

The Plan's ESOP debt was again restructured as of Dec. 10, 2004, to level out the future allocation of stock thereunder in an impartial manner intended to ensure equitable treatment for and generally to be in the best interests of current and future plan participants consistent with the level of benefits that Monsanto intended for the Plan to provide to participants. To this end, the terms of the restructuring were determined pursuant to an arm's length negotiation between Monsanto and an independent trust company as fiduciary for the Plan. In this role, the independent fiduciary determined

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2005
------------------------------------------------------------------------------

that the restructuring, including certain financial commitments and enhancements that were or will be made in the future by Monsanto to benefit participants and beneficiaries of the Plan, including the increased diversification rights described above that were provided to certain participants, was completed in accordance with the best interests of plan participants. Under the terms of the agreement, Monsanto committed to funding an additional $40 million to the Plan if no additional contributions are made by Dec. 31, 2006, above the number of shares currently scheduled for release under the restructured debt schedule. On Dec. 10, 2004, the 5.71% Note and the 7.00% Note were refinanced with a single promissory note to Monsanto, payable in the principal amount of $19.2 million, bearing interest at the rate of 4.60% per annum, and having a maturity date of Dec. 31, 2012 (the "4.60% Note").

As of Dec. 31, 2005, the 4.60% Note had an outstanding principal balance of $14.9 million. Scheduled maturities on the 4.60% Note are $2,721 in 2006, $2,699 in 2007, $2,711 in 2008, $2,750 in 2009, $2,803 in 2010, and $1,261
in 2011 (all in thousands). Interest on the 4.60% Note is payable annually on December 31 of each year. The borrowing is collateralized by the unallocated shares of stock. The minimum number of shares allocated to participant accounts under the ESOP in a given year is determined by the Plan's net debt service (principal and interest) during that year relative to the total amount of the Plan's remaining debt service as of the beginning of that year. The refinancing resulted in a decrease in the minimum number of shares to be allocated of 55 percent in 2005 and an estimated 59 percent in 2006. The reduction of shares allocated in 2005 and 2006 will result in more shares allocated to participants each year from 2007 through 2012.

The Plan obtains the funds to repay the ESOP debt to Monsanto primarily through Company contributions and dividends paid on Monsanto common stock held in the ESOP. In the 12 months ended Dec. 31, 2005, the Plan paid the ESOP debt payments solely through the use of dividends paid on Monsanto common stock held in the ESOP suspense account and the Monsanto Employer Stock Fund. While the ESOP debt is repaid annually, shares of Monsanto stock are released for allocation to participant accounts throughout the year. In the 12 months ended Dec. 31, 2005, the Plan's repayment of ESOP debt resulted in the release of approximately 590,000 equivalent shares of Monsanto stock for allocation to participant accounts. As of Dec. 31, 2005, and 2004, approximately 2,500,000 shares and 3,100,000 shares, respectively, of Monsanto stock remained unallocated with an approximate market value of $192 million and $171 million, respectively.

VOTING RIGHTS
-------------
Participants have the right to vote the shares of Monsanto stock in their accounts. The Trustee will vote the unallocated shares in the same proportion as the allocated shares are voted by participants.

PARTICIPANT LOANS
-----------------
Most Plan participants can obtain loans from their accounts. A participant with a Plan account balance of over $2,000 may borrow up to the lesser of 50 percent of the total vested account balance, $50,000 minus the participant's highest outstanding loan balance during the last 12 months, or 100 percent of his or her employee account value excluding the employer portion. The minimum loan is $1,000, and the maximum number of outstanding loans at any one time is two.

Effective Oct. 26, 2005, the Monsanto SIP was amended to allow eligible participants affected by Hurricane Katrina to obtain a loan with certain features. In the event an eligible affected participant elects to receive a loan at any time between the effective date and Dec. 31, 2006 and such loan meets certain required parameters, the participant may establish a repayment schedule for a period not to exceed 180 months.

PAYMENT OF BENEFITS
-------------------
On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a certain number of years. If employment is terminated before age 70 1/2, participants can elect to defer receiving benefits if their vested account balance is greater than $5,000.

FORFEITED ACCOUNTS
------------------
During the years ended Dec. 31, 2005, and 2004, forfeited nonvested accounts totaled $608 thousand and $442 thousand,

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2005
------------------------------------------------------------------------------

respectively. These accounts will be used to reduce future employer contributions.

RECLASSIFICATION
----------------
Certain prior year amounts were reclassified to conform to current year presentation.

RESTATEMENT
-----------
Subsequent to the issuance of the Plan's financial statements as of and for the year ended Dec. 31, 2004, the Plan's management determined that collateral received under securities lending agreements and the related liability were not disclosed or separately presented within the statement of net assets available for benefits. As a result, the Dec. 31, 2004, statement of net assets available for benefits has been restated to record the collateral and the obligation to return collateral held under securities lending agreements of $148 million and to disclose securities on loan of $24 million of U.S. government and agency bonds, $41 million of common and preferred stocks, and $80 million of underlying securities supporting investment contracts. As a result, total assets and total liabilities increased by $148 million. Total net assets available for benefits was not impacted. See Note 5 for disclosures of the Plan's securities lending program.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

------------------------------------------------------------------------------

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

Fixed income fund investments in guaranteed investment contracts, issued by insurance companies, are valued at contract value plus accrued interest because these investments have fully benefit-responsive features. Investments other than guaranteed investment contracts are stated at fair values, which are generally determined by quoted market prices. Amounts for securities that have no quoted market price represent estimated fair value. Many factors are considered in arriving at that fair value. In general, however, debt securities held by the Plan of $89 million at Dec. 31, 2005, and $65 million at Dec. 31, 2004, are valued based on yields currently available on comparable securities of issuers with similar credit ratings. The value of outstanding participant loans is determined based on the outstanding principal balance as of the last day of the period, which approximates fair value.

The Collective Investment Funds included in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits reflects the Plan's ownership of units in the various Collective Investment Funds. The Collective Investment Funds invest in a variety of securities including common stocks, bonds and money market instruments in accordance with the specific investment objectives of the Collective Investment Fund.

Purchases and sales of securities are recorded on a trade-date basis.

Dividend income is recorded on the ex-dividend date. Realized gains and losses from security transactions are reported on the average cost method. In the statement of changes in net assets available for benefits, the Plan presents the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains and losses and the unrealized appreciation (depreciation) on these investments.

The Plan pays certain outside service provider expenses (e.g. recordkeeping and trustee fees) incurred in the operation of the Plan. Certain investment manager fees are paid by the Plan and are included in Administrative Expenses. Certain other expenses are paid by Monsanto.

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2005
------------------------------------------------------------------------------

NOTE 3. NONPARTICIPANT-DIRECTED INVESTMENTS

------------------------------------------------------------------------------

Except as noted below, all other funds in the Plan are participant-directed. The Plan's ESOP debt and related principal and interest payments are also nonparticipant-directed. Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investment amounts in the Plan (as of Dec. 31, 2005, and Dec. 31, 2004, and for the period Jan. 1, 2005, to Dec. 31, 2005) is outlined in the table below.

(Dollars in thousands)                                                                  AS OF DEC. 31,
                                                                                 ----------------------------
                                                                                      2005          2004
                                                                                 ----------------------------
NET ASSETS:
Cash and temporary investments                                                     $    2,079    $    2,100
Common stock -- Monsanto Company                                                      447,967       359,164
Dividends and interest receivable                                                       1,889            --
                                                                                 ----------------------------
     Total Assets                                                                     451,935       361,264

Accrued expenses                                                                           16            11
ESOP debt                                                                              14,907        18,288
                                                                                 ----------------------------
     Total Liabilities                                                                 14,923        18,299
                                                                                 ----------------------------
Net Assets                                                                           $437,012      $342,965
                                                                                 ============================

(Dollars in thousands)                                                                    YEAR ENDED
                                                                                         DEC. 31, 2005
                                                                                        ---------------
CHANGES IN NET ASSETS:
   Interest income                                                                        $       128
   Dividends                                                                                    4,198
   Net appreciation                                                                           135,544
   Interest expense on ESOP debt                                                                 (839)
   Administrative expense                                                                          79
   Withdrawals and transfers                                                                  (45,063)
                                                                                        ---------------
         Changes in Net Assets                                                            $    94,047
                                                                                        ===============

NOTE 4. GUARANTEED INVESTMENT CONTRACTS

------------------------------------------------------------------------------

The Fixed Income Fund invests in synthetic guaranteed investment contracts. Synthetic guaranteed investment contracts are comprised of two components: an underlying portfolio of fixed income securities and a benefit responsive contract. Benefit responsive contracts are issued by financial services companies to allow participants' account balances to reflect the contract value of the underlying fixed income investments (principal plus interest) rather than the market value of those investments. Upon proper notification to the financial service provider, the benefit responsive agreement may be terminated. A single uniform contract (the "Global Wrap Benefit Responsive Contract") was in place on Dec. 31, 2005, and Dec. 31, 2004, with Commonwealth General Corporation, J.P. Morgan Chase Bank and State Street Bank.

The following summarizes the contract value of the synthetic guaranteed investment contracts as of Dec. 31, 2005, and Dec. 31, 2004.

GUARANTEED INVESTMENT CONTRACTS                                                           AS OF DEC. 31,
                                                                                   ---------------------------
(Dollars in thousands)                                                                 2005          2004
                                                                                   ---------------------------

Commonwealth General Corporation                                                     $ 174,520     $ 173,815
J.P. Morgan Chase Bank                                                                 130,890       130,360
State Street Bank                                                                      130,890       130,360
                                                                                   ---------------------------
     Total                                                                           $ 436,300     $ 434,535
                                                                                   ===========================

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2005
------------------------------------------------------------------------------

The rate of return for the synthetic guaranteed investment contracts generally fluctuates with the return on the underlying assets. The 12-month average yield for such contracts, net of all applicable administrative and investment fees, was 5.49 percent for the period from Jan. 1, 2005, to Dec. 31, 2005 and 5.26 percent for the period from Jan. 1, 2004, to Dec. 31, 2004. Participant accounts are credited with an interest rate which is determined quarterly by the issuers of the benefit responsive contracts based on the investments in the underlying fixed income portfolio. The annual crediting interest rates as of Dec. 31, 2005, and Dec. 31, 2004, were
5.59 percent and 5.70 percent, respectively.

The Plan values these synthetic guaranteed investment contracts at contract value plus accrued interest. The total estimated fair value of the assets supporting the synthetic guaranteed investment contracts was $445 million and $453 million as of Dec. 31, 2005, and Dec. 31, 2004, respectively.

NOTE 5. INVESTMENTS

------------------------------------------------------------------------------

Investments that represent more than 5% of the net assets available for benefits as of either Dec. 31, 2005, or Dec. 31, 2004, were as follows:

                                                                                         AS OF DEC. 31,
                                                                                 ----------------------------
(Dollars in thousands)                                                                2005          2004
                                                                                 ----------------------------

Monsanto common stock                                                              $  570,467    $  434,212
Guaranteed Investment Contracts - Global Wrap Benefit Responsive Contract             436,300       434,535
Mellon Daily Liquidity Stock Index Fund                                               112,634       108,697
Capital Guardian international equity fund                                             90,719        63,781
Pfizer common stock                                                                    57,610       196,597

The Plan participates in a securities lending program through Northern, the Plan's trustee, whereby the Plan's investment securities are loaned to broker-dealers for a fee. Securities so loaned are fully collateralized primarily by cash and U.S. government securities. U.S. securities are loaned and collateralized by securities valued at 102 percent of the market value of the securities plus any accrued interest (105 percent for non-U.S. securities). As the market value of the securities loaned changes, the borrower must adjust the collateral accordingly. Northern pools all collateral received from securities lending transactions and invests any cash collateral. The Plan holds a prorated share of the collateral provided to Northern by the borrowers of the securities. Monsanto or the borrower has the right to close the loan at any time. When the loan closes, the borrower returns the securities to Northern who returns the associated collateral to the borrower. The Plan can not pledge or sell the collateral unless Northern fails to return the securities borrowed. At Dec. 31, 2005, and 2004, approximately $186 million and $145 million, respectively, of the Plan's securities were on loan under these programs, and collateral held was $190 million and $148 million, respectively. Income from this program was $0.2 million for the year ended Dec. 31, 2005.

NOTE 6. INFORMATION REGARDING TAX STATUS

------------------------------------------------------------------------------

On Oct. 17, 2003, the IRS issued Monsanto a favorable determination letter stating that the Plan as then designed, was qualified for federal income tax purposes in compliance with section 401(a) of the Internal Revenue Code ("IRC"). The Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

MONSANTO SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DEC. 31, 2005
------------------------------------------------------------------------------

NOTE 7. PRIORITIES UPON TERMINATION OF THE PLAN

------------------------------------------------------------------------------

If the Plan is terminated, all participants' account balances will be fully vested, and all participants would then be entitled to a full distribution of their account balances as more fully described and set forth in the Plan document.

NOTE 8. PARTY-IN-INTEREST INVESTMENTS AND TRANSACTIONS

------------------------------------------------------------------------------

There were no nonexempt prohibited transactions with parties-in-interest during the period from Jan. 1, 2005, to Dec. 31, 2005. As of Dec. 31, 2005, and 2004, the Plan holds $570 million and $434 million, respectively, of Monsanto Company stock.

NOTE 9. RISKS AND UNCERTAINTIES

------------------------------------------------------------------------------

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

NOTE 10.  SUBSEQUENT EVENT

------------------------------------------------------------------------------

Monsanto acquired Seminis, Inc. (Seminis) in March 2005. Effective Jan. 1, 2006, eligible employees of Seminis became eligible to participate in the Plan. The Company has not yet determined when the assets of the Seminis Vegetable Seeds Retirement Plan that were allocated to the transferred participants will be transferred to the Plan.

                                    *****

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 1
------------------------------------------------------------------------------







        Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets
                           (Held at End of Year)

                                DEC. 31, 2005

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 83 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Non-Interest Bearing Cash - USD
-----------------------------------------------------------------------------------------------------------------------------------

USD - United States dollar                                                         2,800,000.000     2,800,000.000    2,800,000.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                                2,800,000.00     2,800,000.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST BEARING CASH - USD                                                                 2,800,000.00     2,800,000.00

Receivable Income - USD
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

INCOME FROM SECURITIES LENDING ACTIVITIES                                                  6.000             0.000            0.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                     0.00             0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLE INCOME - USD                                                                                 0.00             0.00

Receivables - Other - USD
-----------------------------------------------------------------------------------------------------------------------------------

Pending trade sales: United States dollar                                                  0.000     9,937,609.820    9,937,609.820
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                                9,937,609.82     9,937,609.82
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLES - OTHER - USD                                                                       9,937,609.82     9,937,609.82

U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLMC GOLD E01140 6 05-01-2017 CUSIP: 31294KHR9                                      399,370.310       412,661.850      407,682.000
FHLMC GOLD E78398 6.5 07-01-2014 CUSIP: 3128GDKK5                                    212,990.030       217,898.790      218,817.010
FHLMC GOLD GROUP E00400 7.5 10-01-2010 CUSIP: 31294JNR5                               24,483.840        24,931.420       25,548.370
FHLMC GOLD G10449 7 02-01-2011 CUSIP: 31283JQA2                                      105,297.380       107,806.400      108,907.290
FHLMC GOLD G11206 6 01-01-2015 CUSIP: 31283KKT4                                      146,157.690       150,405.400      149,154.360
FHLMC GOLD G11516 6 03-01-2018 CUSIP: 31283KVH8                                      435,887.380       457,749.840      444,962.120
FHLMC GROUP #E00379 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31294JM47             21,803.570        22,202.180       22,692.130
FHLMC GROUP #E00386 7.5 MTG PARTN CTF DUE 08-01-2010 REG CUSIP: 31294JNB0             30,826.490        31,390.040       32,150.430
FHLMC GROUP #E20179 7.5 MTG PARTN CTF DUE 06-01-2010 REG CUSIP: 31335KFU5              5,380.180         5,478.530        5,599.370
FHLMC MULTICLASS SER T-41 CL 2A 7 07-25-2032 CUSIP: 31392MEM0                        312,225.120       324,323.850      321,044.860

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 84 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description  / Asset ID                                                Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLMC MULTICLASS      SER 1955 CL Z 7.5 05-20-2027 CUSIP: 3133TA2L5                  814,868.730       875,601.920      843,155.270
FHLMC POOL #G0-1513 6% 03-01-2033 BEO CUSIP: 31283HVE2                             2,599,540.310     2,631,628.390    2,630,001.720
FHLMC POOL #G1-1184 5.5% 09-01-2016 BEO CUSIP: 31283KJ58                             712,811.330       732,302.270      717,860.170
FHLMC POOL #G1-1622 6% 02-01-2018 BEO CUSIP: 31283KYT9                             1,753,594.320     1,841,274.040    1,790,102.400
FHLMC POOL #G11288 6.5% 06-01-2017 BEO CUSIP: 31283KND6                              486,944.640       509,541.910      500,417.420
FHLMC POOL #G11431 6% 02-01-2018 BEO CUSIP: 31283KSU3                                322,590.730       333,578.980      329,306.750
FHLMC POOL #G11452 6.5% 04-01-2018 BEO CUSIP: 31283KTH1                              591,787.440       622,763.840      608,185.280
FHLMC POOL #G11564 6.5% 08-01-2017 BEO CUSIP: 31283KWZ7                            1,462,129.310     1,547,115.560    1,502,213.590
FHLMC POOL #G30248 6.5% 12-01-2023 BEO CUSIP: 3128CUHZ2                            1,556,156.540     1,642,960.900    1,606,421.950
FNMA POOL # 313543 6.983 DUE 06-01-2007 REG CUSIP: 31374GHU4                          41,022.050        41,292.860       41,107.420
FNMA POOL #224484 7.5% DUE 06-01-2011 REG CUSIP: 31369YJ55                            93,432.500        96,772.370       95,698.330
FNMA POOL #313224 7% DUE 12-01-2011 REG CUSIP: 31374F4H9                             112,530.230       116,011.640      116,768.340
FNMA POOL #323165 6% DUE 06-01-2013 REG CUSIP: 31374S6A4                              17,472.670        18,250.750       17,854.200
FNMA POOL #387219 4.125% 01-01-2010 BEO CUSIP: 31377UDY6                             172,451.180       166,267.190      167,172.280
FNMA POOL #535755 6.485% DUE 03-01-2011 REG CUSIP: 31384WE48                         435,944.710       450,112.910      457,154.290
FNMA POOL #545090 6% DUE 07-01-2016 REG CUSIP: 31385HRK0                             303,118.270       317,753.190      309,853.560
FNMA POOL #545209 6.33% 10-01-2011 BEO CUSIP: 31385HVA7                              190,131.140       207,020.130      198,965.960
FNMA POOL #545316 5.824% DUE 12-01-2011 REG CUSIP: 31385HYM8                         237,704.910       252,097.210      244,073.500
FNMA POOL #545962 5.5% DUE 12-01-2013 REG CUSIP: 31385JQP6                           457,756.800       474,457.760      461,489.350
FNMA POOL #555191 4.506% 02-01-2013 BEO CUSIP: 31385WXU8                             189,177.090       193,795.660      187,135.300
FNMA POOL #555299 7% 11-01-2017 BEO CUSIP: 31385W3G2                                 761,927.750       810,262.560      791,840.270
FNMA POOL #555728 4.153% 08-01-2013 BEO CUSIP: 31385XLH8                             248,557.430       234,110.030      234,639.460
FNMA POOL #725135 6% 05-01-2018 BEO CUSIP: 31402CSY9                                 580,061.320       609,155.040      592,950.280
FNMA POOL #725324 FLTG RT 5.394% 11-01-2013 BEO CUSIP: 31402CYV8                     147,841.660       155,753.520      150,972.650
FNMA POOL #725510 6.5% 07-01-2017 BEO CUSIP: 31402DAK6                               944,685.860       995,905.540      971,856.910
FNMA POOL #725992 5.5% 10-01-2014 BEO CUSIP: 31402DRM4                             1,542,392.290     1,601,437.000    1,556,549.910
FNMA POOL #735417 6.5% 03-01-2035 BEO CUSIP: 31402RAS8                             1,499,188.000     1,558,452.780    1,540,761.980
FNMA POOL #735482 6% 02-01-2019 BEO CUSIP: 31402RCT4                               1,152,190.940     1,189,817.180    1,177,792.620
FNMA POOL #735857 6.5% 06-01-2033 BEO CUSIP: 31402RQJ1                             2,647,659.500     2,737,741.960    2,721,598.040
FNMA PREASSIGN 00619 7 06-25-2042 CUSIP: 31392DF49                                   138,530.930       145,912.030      143,812.280
FNMA PREASSIGN 00717 6.5 09-25-2028 CUSIP: 31392CT61                               2,467,672.580     2,528,014.870    2,530,070.150

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 85 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FNMA PREASSIGN 00837 7.5 04-25-2029 CUSIP: 31358S4W8                                 165,643.680       169,940.650      171,309.520
FNMA REMIC SER 2003-W17 CL PT1 9.73988 08-25-2032 CUSIP: 31393UAN3                   347,557.580       397,065.510      378,413.740
FNMA SERIES 2001-W3 CLASS-A 7 09-25-2041 CUSIP: 3139216F0                            179,597.430       195,143.840      185,034.380
FNMA 2001-T10 CL A1 PASS THROUGH 7 12-25-2031 CUSIP: 3139216A1                       168,174.170       175,463.450      173,907.560
SMALL BUS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 I 6.9/ CUSIP: 83162CHT3            116,179.440       118,658.710      121,283.200
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1993-20 F CUSIP: 83162CER0            154,308.220       163,474.130      159,246.550
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 F CUSIP: 83162CHN6             89,267.110        92,561.750       93,780.280
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2000-20 C CUSIP: 83162CKQ5            747,966.910       807,205.900      807,404.850
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2003-20 B CUSIP: 83162CMU4            337,873.320       336,711.880      335,195.000
SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20 A 4.86 CUSIP: 83162CPG2           931,902.970       931,902.970      921,968.880
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 6.1% DUE 07-01-201 CUSIP: 83162CJJ3           195,537.470       195,537.470      201,420.210
UNITED STATES TREAS NTS DTD 00050 1.625%DUE 02-28-2006 REG CUSIP: 912828CB4        5,300,000.000     5,234,992.190    5,280,125.000
UNITED STATES TREAS NTS DTD 00068 3.375%DUE 09-15-2009 REG CUSIP: 912828CV0        1,300,000.000     1,252,417.970    1,256,582.600
UNITED STATES TREAS NTS DTD 00076 2.875%DUE 11-30-2006 REG CUSIP: 912828DD9        6,275,000.000     6,188,167.970    6,187,984.580
UNITED STATES TREAS NTS DTD 05/15/2002 4.375% DUE 05-15-2 CUSIP: 912828AC4         6,175,000.000     6,356,755.860    6,169,936.500
UNITED STATES TREAS NTS NT 2.5% DUE 09-30-2006 REG CUSIP: 912828CW8                2,730,000.000     2,691,182.810    2,691,501.540
US TREAS NTS DTD 02/18/2003 3 DUE 02-15-2008 REG CUSIP: 912828AT7                  4,785,000.000     4,722,309.020    4,650,235.260
US TREAS NTS 4.875 DUE 02-15-2012 REG CUSIP: 9128277L0                               100,000.000       107,773.440      102,668.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                            57,529,275.81    56,862,337.22
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT SECURITIES                                                                     57,529,275.81    56,862,337.22

Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AMERICAN HOME PRODS CORP NT 6.95% DUE 03-15-2011/03-14-2 CUSIP: 026609AM9            170,000.000       169,702.500      183,389.710
AT&T CORP FLOATING RATE NT DUE 11-15-2011/11-14-2 CUSIP: 001957BC2                   296,000.000       300,276.450      327,620.200
AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2 CUSIP: 001957BD0                 875,000.000       808,479.000    1,099,108.500
BANKAMERICA CAP II SER 2 8 BD DUE 12-15-2026/06 BEO CUSIP: 066048AA7                 375,000.000       396,709.500      398,283.380
BK 1 CAP III 8.75 BDS 01/09/30 USD 8.75 DUE 09-01-2030/08- CUSIP: 06423KAA9          250,000.000       292,780.500      336,030.250
BURL NORTHN SANTA FE RY CO PASS THRU TR SER 2000-1 8.251 D CUSIP: 12189PAG7          341,579.400       341,579.400      411,791.050
CITICORP CAP I 7.933% DUE 02-15-2027/02-15-2 CUSIP: 17303PAA0                        300,000.000       313,161.000      320,072.100

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 86 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

DOW CHEM CO NT DTD 08/29/2002 6% DUE 10-01-2012/09-30-2 CUSIP: 260543BR3             375,000.000       408,145.000      394,116.380
DOW CHEM CO 7.375 DUE 11-01-2029 BEO CUSIP: 260543BJ1                                250,000.000       267,310.000      301,205.250
HEWLETT PACKARD CO GLOBAL NT 5.5 DUE 07-01-2007/06-30-2 CUSIP: 428236AF0             400,000.000       399,200.000      403,232.000
UN PAC RR CO PASS THRU TR PASS THRU CTF SER 1999-A 7.6 DUE CUSIP: 907833AH0          806,125.130       806,125.130      929,687.990
WYETH WYE 5.5% DUE 03-15-2013/03-14-2013BEO CUSIP: 983024AA8                         150,000.000       151,152.000      152,065.200
WYETH WYE 5.50 02/01/2014 5.5 DUE 02-01-2014/12-16-2 CUSIP: 983024AE0                725,000.000       719,964.610      734,390.930
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                             5,374,585.09     5,990,992.94
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - PREFERRED                                                          5,374,585.09     5,990,992.94

Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AMERADA HESS CORP NT 7.875 DUE 10-01-2029/09-30-2 CUSIP: 023551AF1                   200,000.000      221,491.200       242,176.600
AOL TIME WARNER INC DEB DTD 04/08/2002 7.7 DUE 05-01-2032 CUSIP: 00184AAG0           844,000.000      912,804.220       949,212.200
AOL TIME WARNER INC 7.625% DUE 04-15-2031/04-14-2 CUSIP: 00184AAC9                   650,000.000      720,707.500       723,871.850
BSTN PPTYS LTD PARTNERSHIP SR NT 5.625 DUE 04-15-2015/04- CUSIP: 10112RAF1           400,000.000      394,248.500       404,251.200
BSTN PPTYS LTD PARTNERSHIP SR NT 6.25 DUE 01-15-2013/01- CUSIP: 10112RAB0            425,000.000      443,716.250       445,846.680
CIGNA CORP NT DTD 07/15/1998 STEP UP DUE1-15-33 BEO 8.3 TI CUSIP: 125509BE8          100,000.000      123,537.000       126,784.200
CIGNA CORP SR NT 7 DUE 01-15-2011/01-14-2 CUSIP: 125509BF5                           315,000.000      313,651.800       339,546.060
CIGNA CORP 7.875 DEB DUE 05-15-2027 CUSIP: 125509AZ2                                 300,000.000      373,960.000       367,042.800
COMCAST CORP NEW BD 5.85% DUE 11-15-2015/11-14-2 CUSIP: 20030NAJ0                    225,000.000      224,982.000       227,907.230
COMCAST CORP NEW NT 5.3 DUE 01-15-2014/01-14-2 CUSIP: 20030NAE1                      625,000.000      613,900.950       613,155.000
COX COMMUNICATIONS INC NEW BD 5.5 DUE 10-01-2015/09-22-2 CUSIP: 224044BH9            275,000.000      275,166.000       266,911.430
COX COMMUNICATIONS INC NEW NT 5.45% DUE 12-15-2014/05-17-2 CUSIP: 224044BM8          550,000.000      547,448.450       536,691.650
DILLARD DEPT STORE 7.875 BD DUE 1-1-23 BEO CUSIP: 254063AR1                          200,000.000      198,000.000       196,000.000
DILLARD DEPT STORES INC 7.75 DEBDUE 05-15-2027 BEO CUSIP: 254063AW0                  620,000.000      523,973.400       601,400.000
ELECTR DATA SYS CORP NEW SR NT SER B 6.5DUE 08-01-2013/11- CUSIP: 285661AD6          425,000.000      409,545.750       436,778.030
EOP OPER LTD PARTNERSHIP EOP OPER LP 5.875 DUE 01-15-20 CUSIP: 268766BY7             625,000.000      637,618.250       635,416.250
EOP OPER LTD PARTNERSHIP EOP OPER 4.75 DUE 03-15-2014 BEO CUSIP: 268766BZ4           700,000.000      679,115.750       661,493.000
FORD MTR CR CO FORD MTR CR CO 7.25 DUE 10-25-2011 BEO CUSIP: 345397TY9             1,925,000.000    1,900,818.120     1,662,922.800
FORD MTR CR CO GLOBAL LANDMARK SECS-GLOBLS 7.375 CUSIP: 345397TS2                    250,000.000      237,340.000       219,129.500

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 87 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FORD MTR CR CO NT 7.375 DUE 10-28-2009 BEO CUSIP: 345397SM6                          200,000.000       213,626.000      177,377.200
GEN MTRS ACCEP CORP NT DTD 09/12/2001 6.875 DUE 09-15-20 CUSIP: 370425RX0          2,250,000.000     2,091,402.500    2,051,876.250
GEN MTRS ACCEP CORP 6.125 MTN DUE 01-22-2008 CUSIP: 370425QS2                        125,000.000       118,570.850      114,466.130
HCA INC SR NT 5.75 DUE 03-15-2014 REG CUSIP: 404119AL3                             1,575,000.000     1,550,511.000    1,527,280.650
HEALTH NET INC SR NT STEP UP 04-15-2011 CUSIP: 42222GAC2                             550,000.000       595,299.500      639,815.550
INTERNATIONAL PAPER CO NT 5.85% DUE 10-30-2012 BEO CUSIP: 460146BQ5                  270,000.000       282,295.800      273,961.170
LOCKHEED MARTIN CORP BD 8.5 DUE 12-01-2029 BEO CUSIP: 539830AK5                      325,000.000       443,404.000      442,964.600
MAY DEPT STORES CO CO 6.7 DUE 09-15-2028BEO CUSIP: 577778BH5                         425,000.000       430,715.500      446,385.150
MAY DEPT STORES CO DEB DTD 05/22/2000 8.75 DUE 05-15-202 CUSIP: 577778BL6             75,000.000        92,921.250       95,989.580
MAY DEPT STORES CO 7.875 DEB DUE 08-15-2036/16 CUSIP: 577778BD4                      520,000.000       559,239.200      571,722.840
MAY DEPT STORES CO 8.5 DUE 06-01-2019 BEO CUSIP: 577778BM4                           150,000.000       166,496.050      181,855.800
PROVIDENT COS INC 7.25 DUE 03-15-2028 REG CUSIP: 743862AA2                           125,000.000       124,786.250      128,962.880
PVTPL OVERSEAS PVT INV CRP U S GVT GTD SER 1996 503-D TR CUSIP: 690353CJ4            246,665.770       246,665.770      251,399.290
PVTPL UNUMPROVIDENT FIN CO PLC BD 144A 6.85% DUE 11-15-20 CUSIP: 91529MAA0           100,000.000        99,893.000      104,162.800
RAYTHEON CO NT 8.3 DUE 03-01-2010 BEO CUSIP: 755111BH3                               260,000.000       284,427.000      291,222.880
RAYTHEON CO 6.75 DUE 08-15-2007 REG CUSIP: 755111AE1                                 286,000.000       288,611.180      292,998.420
SAFECO CORP NT 6.875 DUE 07-15-2007 REG CUSIP: 786429AK6                             100,000.000       100,572.240      102,346.000
SAFECO CORP SR NT 7.25 DUE 09-01-2012 BEO CUSIP: 786429AN0                           170,000.000       193,460.400      189,508.690
ST PAUL COS INC SR NT 8.125 DUE 04-15-2010/04-17-2 CUSIP: 792860AD0                  275,000.000       296,881.750      305,377.050
UNUM CORP NT 6.75 DUE 12-15-2028 BEO CUSIP: 903192AA0                                450,000.000       374,753.000      440,937.000
UNUMPROVIDENT CORP SR DEB 7.375% DUE 06-15-2032/06-14-2 CUSIP: 91529YAD8             100,000.000        96,125.000      104,905.000
UNUMPROVIDENT CORP SR NT 7.625 DUE 03-01-2011 BEO CUSIP: 91529YAC0                   250,000.000       255,957.520      269,626.750
XEROX CORP NT 6.875 DUE 08-15-2011/08-14-2 CUSIP: 984121BN2                          925,000.000       944,375.000      957,375.000
XEROX CORP SR NT 7.125% DUE 06-15-2010/06-14-2 CUSIP: 984121BL6                      650,000.000       675,125.000      676,812.500
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                            20,278,139.90    20,295,865.66
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - OTHER                                                             20,278,139.90    20,295,865.66

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 88 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

#REORG/COMPUTER ASSOC INTL INC NAME CHANGE TO CA INC 2 CUSIP: 204912109               54,000.000     1,567,410.160    1,522,260.000
#REORG/MBNA CORP CASH & STK MERGER EFFECTIVE 01-01-06 CUSIP: 55262L100                21,200.000       532,541.180      575,580.000
#REORG/UNOVA INC.N/C TO TNT#2018485 CUSIP: 91529B106                                   5,500.000       185,242.170      185,900.000
#REORG/VIACOM INC CL B STK MRGR 2018449 & 2018446 EFF 1/3/ CUSIP: 925524308           30,600.000     1,113,719.930      997,560.000
ABBOTT LAB COM CUSIP: 002824100                                                       24,500.000     1,054,373.290      966,035.000
ACE LTD ORD STK USD0.0416 CUSIP: G0070K103                                            16,200.000       740,868.880      865,728.000
ADOBE SYS INC COM CUSIP: 00724F101                                                    24,900.000       764,358.260      920,304.000
ADR AEGON N V ORD AMER REG SHS CUSIP: 007924103                                      100,518.000     1,307,280.840    1,640,453.760
ADR AKZO NOBEL N V SPONSORED ADR CUSIP: 010199305                                     46,900.000     1,543,203.150    2,161,152.000
ADR AMERICA MOVIL S A DE C V SPONSORED ADR REPSTG SER L S CUSIP: 02364W105            23,000.000       702,241.780      672,980.000
ADR BP P L C SPONSORED ADR CUSIP: 055622104                                            7,400.000       452,915.030      475,228.000
ADR GLAXOSMITHKLINE PLC SPONSORED ADR CUSIP: 37733W105                                41,600.000     1,801,621.690    2,099,968.000
ADR GOL LINHAS AEREAS INTELIGENTES SPONSORED ADR REPS CUSIP: 38045R107                10,300.000       103,635.160      290,563.000
ADR HITACHI LTD A.D.R. FOR 10 COM CUSIP: 433578507                                    10,700.000       645,755.450      721,180.000
ADR HONDA MOTOR CO. LTD AMER DEPOSITARY SHARES REPRESENTIN CUSIP: 438128308           22,900.000       475,853.350      663,413.000
ADR MATSUSHITA ELEC INDL LTD ADR CUSIP: 576879209                                    182,700.000     2,421,853.680    3,540,726.000
ADR NOKIA CORP SPONSORED ADR CUSIP: 654902204                                         31,200.000       533,344.100      570,960.000
ADR NOVARTIS AG SPONSORED ADR ISIN #US66987V1098 CUSIP: 66987V109                     36,200.000     1,695,211.030    1,899,776.000
ADR RIO TINTO PLC CUSIP: 767204100                                                     7,400.000       465,586.880    1,352,646.000
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104 CUSIP: 771195104                   10,900.000       515,761.910      815,876.990
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS CUSIP: 780259206                 35,000.000     1,745,860.770    2,152,150.000
ADR SANOFI-AVENTIS SPONSORED ADR CUSIP: 80105N105                                     69,600.000     2,994,132.170    3,055,440.000
ADR SAP AKTIENGESELLSCHAFT SPONSORED ADR CUSIP: 803054204                             13,600.000       501,850.530      612,952.000
ADR SONY CORP AMER DEPY RCPT FOR DOLLAR-VALIDATED C CUSIP: 835699307                 101,800.000     3,649,622.070    4,153,440.000
ADR TEVA PHARMACEUTICAL INDS CUSIP: 881624209                                         73,600.000     2,383,967.650    3,165,536.000
ADR TOTAL SA CUSIP: 89151E109                                                          3,900.000       493,409.340      492,960.000
ADR TOYOTA MTR CORP ADR FOR 2 COM CUSIP: 892331307                                     5,000.000       460,243.900      523,100.000
ADR UNILEVER N V NEW YORK SHS NEW CUSIP: 904784709                                    36,200.000     2,095,931.130    2,485,130.000
ADR UNILEVER PLC SPONSORED ADR NEW CUSIP: 904767704                                   16,300.000       647,172.000      653,956.000
ADR VODAFONE GROUP PLC NEW SPONSORED ADR CUSIP: 92857W100                             77,200.000     1,694,714.860    1,657,484.000
ADR VOLVO AKTIEBOLAGET CL B CUSIP: 928856400                                          16,400.000       543,783.340      772,112.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 89 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ADVANCED ANALOGIC TECHNOLOGIES INC COM COM CUSIP: 00752J108                           11,500.000       129,941.100      159,275.000
ADVISORY BRD CO COM CUSIP: 00762W107                                                   3,500.000       155,580.520      166,845.000
AEROFLEX INC COM CUSIP: 007768104                                                     12,100.000       137,529.240      130,075.000
AETNA INC CUSIP: 00817Y108                                                            18,400.000     1,040,772.440    1,735,304.000
AFFILIATED MANAGERS GROUP INC COM STK CUSIP: 008252108                                 5,320.000       313,219.210      426,930.000
AFFYMETRIX INC OC-CAP STK CUSIP: 00826T108                                             6,200.000       321,676.160      296,050.000
AFLAC INC COM CUSIP: 001055102                                                         9,600.000       362,629.620      445,632.000
AGILENT TECHNOLOGIES INC COM CUSIP: 00846U101                                         12,600.000       279,786.200      419,454.000
AIR PROD & CHEM INC COM CUSIP: 009158106                                              12,300.000       741,863.570      728,037.000
AIRGAS INC COM CUSIP: 009363102                                                        7,700.000       198,918.350      253,330.000
AL NATL BANCORPORATION DEL COM CUSIP: 010317105                                        2,270.000       152,171.720      147,005.200
ALBERTSON S INC COM CUSIP: 013104104                                                  17,900.000       435,408.000      382,165.000
ALCAN INC CUSIP: 013716105                                                            10,000.000       355,688.700      409,500.000
ALCOA INC COM STK CUSIP: 013817101                                                    54,100.000     1,343,289.030    1,599,737.000
ALCON INC ALCON INC CUSIP: H01301102                                                  22,900.000     1,541,221.660    2,967,840.000
ALKERMES INC COM CUSIP: 01642T108                                                      4,800.000        70,227.900       91,776.000
ALLSTATE CORP COM CUSIP: 020002101                                                    26,700.000     1,484,357.640    1,443,669.000
ALLTEL CORP COM COM CUSIP: 020039103                                                  16,700.000       799,880.360    1,053,770.000
ALTRIA GROUP INC COM COM CUSIP: 02209S103                                             18,100.000     1,334,051.680    1,352,432.000
AMAZON COM INC COM CUSIP: 023135106                                                    2,900.000       126,044.790      136,735.000
AMEDISYS INC COM CUSIP: 023436108                                                      5,000.000       163,415.380      211,200.000
AMER EXPRESS CO COM CUSIP: 025816109                                                  38,700.000     1,632,941.020    1,991,502.000
AMERADA HESS CORP COM CUSIP: 023551104                                                 7,900.000       465,353.790    1,001,878.000
AMERN INTL GROUP INC COM CUSIP: 026874107                                             42,200.000     2,812,518.710    2,879,306.000
AMERN PWR CONVERSION CORP COM CUSIP: 029066107                                        14,600.000       227,518.020      321,200.000
AMGEN INC COM CUSIP: 031162100                                                        39,800.000     2,334,287.320    3,138,628.000
ANGIODYNAMICS INC COM STK CUSIP: 03475V101                                             3,500.000        78,391.950       89,355.000
ANHEUSER BUSCH COS INC COM CUSIP: 035229103                                            9,300.000       425,428.040      399,528.000
APPLE COMPUTER INC COM CUSIP: 037833100                                               84,700.000     2,626,501.040    6,089,083.000
APPLIED MATERIALS INC COM CUSIP: 038222105                                            32,100.000       546,679.020      575,874.000
ARAMARK CORP CL B CUSIP: 038521100                                                    15,200.000       376,438.170      422,256.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 90 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ARCH CAP GROUP LTD COM STK CUSIP: G0450A105                                            2,600.000       143,157.520      142,350.000
ARTHROCARE CORP COM CUSIP: 043136100                                                   3,190.000       118,371.210      134,426.600
ASSURANT INC COM COM CUSIP: 04621X108                                                  7,500.000       318,858.000      326,175.000
AUTOMATIC DATA PROCESSING INC COM COM CUSIP: 053015103                                14,000.000       623,097.540      642,460.000
AVAYA INC COM CUSIP: 053499109                                                        77,900.000       590,266.240      831,193.000
AVERY DENNISON CORP COM CUSIP: 053611109                                               7,300.000       440,702.490      403,471.000
AVIALL INC NEW COM CUSIP: 05366B102                                                    6,360.000       194,548.400      183,168.000
BAKER HUGHES INC COM CUSIP: 057224107                                                 29,000.000       772,058.700    1,762,620.000
BANK AMER CORP COM COM CUSIP: 060505104                                               52,582.000     1,989,212.280    2,426,659.300
BANK N.Y. CO INC COM CUSIP: 064057102                                                 25,000.000       739,578.020      796,250.000
BARRETT BUSINESS SVCS INC COM COM CUSIP: 068463108                                     9,200.000       223,767.930      229,908.000
BASIC ENERGY SVCS INC NEW COM CUSIP: 06985P100                                         5,900.000       121,891.040      117,705.000
BCE INC COM STK CUSIP: 05534B109                                                      34,300.000       696,881.000      821,485.000
BE AEROSPACE INC COM CUSIP: 073302101                                                 14,750.000       255,542.910      324,500.000
BECTON DICKINSON & CO COM CUSIP: 075887109                                            11,100.000       330,408.340      666,888.000
BLUE COAT SYS INC COM NEW CUSIP: 09534T508                                             2,100.000        91,843.290       96,012.000
BMC SOFTWARE INC COM STK CUSIP: 055921100                                             31,100.000       453,289.220      637,239.000
BOEING CO COM CUSIP: 097023105                                                        43,000.000     2,684,980.670    3,020,320.000
BRIGHAM EXPL CO COM CUSIP: 109178103                                                  10,500.000       126,000.000      124,530.000
BRISTOL MYERS SQUIBB CO COM CUSIP: 110122108                                          40,700.000       915,097.080      935,286.000
BROADCOM CORP CL A CL A CUSIP: 111320107                                              93,200.000     3,313,938.540    4,394,380.000
BRONCO DRILLING CO INC COM COM CUSIP: 112211107                                        9,000.000       214,261.570      207,090.000
CABOT MICROELECTRONICS CORP COM CUSIP: 12709P103                                       2,350.000        76,172.660       68,925.500
CAP 1 FNCL COM CUSIP: 14040H105                                                       35,900.000     1,419,949.220    3,101,760.000
CARDINAL HLTH INC CUSIP: 14149Y108                                                    62,600.000     3,317,354.630    4,303,750.000
CAREMARK RX INC COM CUSIP: 141705103                                                  51,300.000     2,158,138.620    2,656,827.000
CARNIVAL CORP COM PAIRED CUSIP: 143658300                                             30,200.000     1,406,939.570    1,614,794.000
CARTER INC FORMERLY CARTER HLDGS INC TO COM COM CUSIP: 146229109                       3,880.000       160,816.390      228,338.000
CELGENE CORP COM CUSIP: 151020104                                                      7,350.000       358,074.950      476,280.000
CENDANT CORP COM STK CUSIP: 151313103                                                 38,800.000       700,276.600      669,300.000
CENT EUROPEAN DISTR CORP COM STK CUSIP: 153435102                                      4,000.000       133,500.680      160,560.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 91 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CENT EUROPEAN MEDIA ENTERPRISES LTD NEW COM STK CUSIP: G20045202                       4,000.000       188,122.150      231,600.000
CENT GARDEN & PET CO COM CUSIP: 153527106                                              5,900.000       267,674.470      271,046.000
CENTEX CORP COM CUSIP: 152312104                                                      19,400.000     1,321,761.040    1,386,906.000
CHEESECAKE FACTORY INC COM CUSIP: 163072101                                            3,800.000       140,475.250      142,082.000
CHEVRON CORP COM CUSIP: 166764100                                                     75,711.000     3,428,104.550    4,298,113.470
CHICOS FAS INC COM CUSIP: 168615102                                                   17,200.000       373,726.010      755,596.000
CHUBB CORP COM CUSIP: 171232101                                                       16,800.000     1,113,802.970    1,640,520.000
CIGNA CORP COM CUSIP: 125509109                                                        6,600.000       484,829.700      737,220.000
CISCO SYS INC COM CUSIP: 17275R102                                                    70,300.000     1,276,955.920    1,203,536.000
CIT GROUP INC NEW COM COM CUSIP: 125581108                                            15,200.000       331,320.840      787,056.000
CITIGROUP INC COM COM CUSIP: 172967101                                                79,500.000     3,685,128.550    3,858,135.000
CLEAR CHANNEL OUTDOOR HLDGS INC COM CL ACOM CL A CUSIP: 18451C109                     16,900.000       304,200.000      338,845.000
COACH INC COM CUSIP: 189754104                                                        41,000.000     1,010,221.210    1,366,940.000
COGNIZANT TECHNOLOGY SOLUTIONS CORP CL A CUSIP: 192446102                              8,900.000       449,781.040      448,115.000
COMCAST CORP NEW CL A CUSIP: 20030N101                                               171,757.000     4,739,808.910    4,458,811.720
COMERICA INC COM CUSIP: 200340107                                                      5,600.000       322,982.160      317,856.000
COMPUTER PROGRAMS & SYS INC COM CUSIP: 205306103                                       3,000.000       107,420.060      124,290.000
COMPUTER SCI CORP COM CUSIP: 205363104                                                32,500.000     1,163,364.930    1,645,800.000
COMPUWARE CORP COM CUSIP: 205638109                                                  110,300.000       776,610.040      989,391.000
COMSTOCK HOMEBUILDING COS INC CL A COM STK CUSIP: 205684103                           10,000.000       244,131.420      141,100.000
COMVERSE TECH INC COM PAR $0.10 CUSIP: 205862402                                      14,800.000       389,337.310      393,532.000
CONOCOPHILLIPS COM COM CUSIP: 20825C104                                               35,000.000       906,931.340    2,036,300.000
CONSECO INC COM NEW STK CUSIP: 208464883                                              14,500.000       299,361.200      335,965.000
CORNING INC COM CUSIP: 219350105                                                     144,000.000     2,216,392.930    2,831,040.000
CORPORATE EXECUTIVE BRD CO COMMON STOCK CUSIP: 21988R102                               1,820.000       100,820.220      163,254.000
CRA INTL INC COM COM CUSIP: 12618T105                                                  5,400.000       215,814.020      257,526.000
CSX CORP COM CUSIP: 126408103                                                         19,600.000       910,960.960      995,092.000
CYBERSOURCE CORP DEL COM CUSIP: 23251J106                                             28,000.000       207,675.290      184,800.000
CYPRESS SEMICONDUCTOR CORP COM CUSIP: 232806109                                       10,400.000       143,968.050      148,200.000
DELL INC COM STK CUSIP: 24702R101                                                     12,900.000       355,404.660      386,871.000
DILLARDS INC CL A COM CUSIP: 254067101                                                14,400.000       546,300.000      357,408.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                                  Page 92 of 106

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
Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

DIRECTED ELECTRONICS INC COM COM CUSIP: 254575103                                      3,900.000        62,400.000       55,965.000
DISCOVERY HLDG CO COM STK CUSIP: 25468Y107                                            10,590.000       137,389.580      160,438.500
DISNEY WALT CO COM CUSIP: 254687106                                                   36,900.000       944,672.180      884,493.000
DOMINION RES INC VA NEW COM CUSIP: 25746U109                                           5,200.000       254,921.810      401,440.000
DOW CHEM CO COM CUSIP: 260543103                                                      89,354.000     2,984,149.710    3,915,492.280
DSW INC CL A CL A CUSIP: 23334L102                                                     4,500.000       115,445.050      117,990.000
DU PONT E I DE NEMOURS & CO COM STK CUSIP: 263534109                                   9,200.000       457,919.130      391,000.000
DUKE ENERGY CORP COM STK CUSIP: 264399106                                             67,000.000     1,319,858.930    1,839,150.000
EASTMAN KODAK CO COM CUSIP: 277461109                                                  9,100.000       205,062.000      212,940.000
EBAY INC COM COM CUSIP: 278642103                                                    110,300.000     4,036,055.430    4,770,475.000
ECLIPSYS CORP COM CUSIP: 278856109                                                    10,200.000       175,037.730      193,086.000
ED MGMT CORP COM CUSIP: 28139T101                                                      7,000.000       229,637.440      234,570.000
ELECTR ARTS COM CUSIP: 285512109                                                      45,100.000     2,280,242.840    2,359,181.000
ELECTR DATA SYS CORP NEW COM CUSIP: 285661104                                        166,400.000     3,653,549.450    4,000,256.000
EMC CORP COM CUSIP: 268648102                                                         32,300.000       453,330.000      439,926.000
EMERSON ELEC CO COM CUSIP: 291011104                                                  14,400.000     1,103,352.750    1,075,680.000
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1 CUSIP: G30397106                             4,500.000       157,964.260      161,325.000
ENERGY CONVERSION DEVICES INC COM CUSIP: 292659109                                     7,600.000       194,339.820      309,700.000
ENGELHARD CORP COM CUSIP: 292845104                                                   25,000.000       479,651.060      753,750.000
ENTEGRIS INC COM CUSIP: 29362U104                                                     17,100.000       175,715.240      161,082.000
ENTERGY CORP NEW COM CUSIP: 29364G103                                                  3,500.000       244,361.500      240,275.000
EPICOR SOFTWARE CORP COM CUSIP: 29426L108                                             11,600.000       157,159.510      163,908.000
ESCALA GROUP INC COM CUSIP: 29605W107                                                  6,250.000       107,813.850      126,750.000
EVEREST RE GROUP COM CUSIP: G3223R108                                                  5,350.000       563,422.460      536,872.500
EVERGREEN SOLAR INC COM COM CUSIP: 30033R108                                          15,800.000       146,487.700      168,270.000
EXAR CORP COM CUSIP: 300645108                                                        10,600.000       133,670.510      132,712.000
EXELON CORP COM CUSIP: 30161N101                                                       5,800.000       103,192.460      308,212.000
EXXON MOBIL CORP COM CUSIP: 30231G102                                                 17,816.000       612,378.880    1,000,724.720
F P L GROUP INC COM CUSIP: 302571104                                                  33,200.000     1,212,047.370    1,379,792.000
FASTENAL CO COM CUSIP: 311900104                                                      14,200.000       448,671.720      556,498.000
FEDEX CORP COM CUSIP: 31428X106                                                       32,300.000     1,871,986.530    3,339,497.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                                  Page 93 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FEDT DEPT STORES INC DEL COM CUSIP: 31410H101                                         26,301.000     1,158,625.190    1,744,545.330
FHLMC COM COM CUSIP: 313400301                                                        16,100.000       983,943.650    1,052,135.000
FIRSTENERGY CORP COM CUSIP: 337932107                                                 16,500.000       666,894.610      808,335.000
FLUOR CORP NEW COM CUSIP: 343412102                                                   17,900.000       537,244.380    1,382,954.000
FMC TECHNOLOGIES INC COM CUSIP: 30249U101                                              7,000.000       199,306.550      300,440.000
FORTUNE BRANDS INC COM STK CUSIP: 349631101                                            5,700.000       452,518.470      444,714.000
FOUNDATION COAL HLDGS INC COM STK CUSIP: 35039W100                                     5,000.000       112,912.480      190,000.000
FPIC INS GROUP INC COM CUSIP: 302563101                                                4,800.000       171,888.720      166,560.000
FREESCALE SEMICONDUCTOR INC CL B COM STK CUSIP: 35687M206                              5,178.000        40,811.100      130,330.260
FREESCALE SEMICONDUCTOR INC COM CL A CUSIP: 35687M107                                 21,900.000       371,565.480      551,661.000
FRKLN RES INC COM CUSIP: 354613101                                                    14,200.000       925,053.900    1,334,942.000
FWD AIR CORP COM CUSIP: 349853101                                                      2,250.000        67,619.460       82,462.500
GAP INC COM CUSIP: 364760108                                                          51,000.000       729,754.230      899,640.000
GENENTECH INC COM STK CUSIP: 368710406                                                65,900.000     3,769,313.570    6,095,750.000
GENERAL ELEC CO COM COM CUSIP: 369604103                                             149,300.000     5,008,488.770    5,232,965.000
GENUINE PARTS CO COM CUSIP: 372460105                                                 30,000.000       856,118.660    1,317,600.000
GENWORTH FINL INC COM CL A CUSIP: 37247D106                                           45,400.000     1,204,427.320    1,569,932.000
GETTY IMAGES INC COM CUSIP: 374276103                                                  6,800.000       548,629.200      607,036.000
GFI GROUP INC COM STK CUSIP: 361652209                                                 6,670.000       191,070.630      316,358.100
GILEAD SCI INC COM CUSIP: 375558103                                                   60,400.000     2,162,351.000    3,178,852.000
GLOBALSANTAFE CORP GLOBAL SANTA FE CORP CUSIP: G3930E101                              20,400.000       998,416.130      982,260.000
GMX RES INC COM STK CUSIP: 38011M108                                                   7,600.000       193,811.560      273,600.000
GOLDEN W. FNCL CORP COM CUSIP: 381317106                                              30,600.000       635,773.510    2,019,600.000
GOLDMAN SACHS GROUP INC COM COM CUSIP: 38141G104                                      27,550.000     2,882,442.010    3,518,410.500
GOODRICH CORPORATION CUSIP: 382388106                                                 11,000.000       337,850.530      452,100.000
GOOGLE INC CL A CUSIP: 38259P508                                                      18,100.000     3,584,229.460    7,508,966.000
GUITAR CTR INC COM CUSIP: 402040109                                                    4,680.000       181,853.070      234,046.800
GYMBOREE CORP COM CUSIP: 403777105                                                     6,000.000       134,756.160      140,400.000
HAEMONETICS CORP MASS COM CUSIP: 405024100                                             4,500.000       208,840.560      219,870.000
HALLIBURTON CO COM CUSIP: 406216101                                                   56,100.000     2,470,886.920    3,475,956.000
HANSEN NAT CORP COM CUSIP: 411310105                                                   5,950.000       271,501.800      468,919.500

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

HARRAH S ENTMT INC COM STK CUSIP: 413619107                                            5,100.000       354,220.610      363,579.000
HARTFORD FINL SVCS GROUP INC COM CUSIP: 416515104                                      3,800.000       319,787.500      326,382.000
HCA INC COM CUSIP: 404119109                                                          69,800.000     2,628,515.270    3,524,900.000
HEALTHEXTRAS INC COM STK CUSIP: 422211102                                              8,000.000       135,368.240      200,800.000
HEWLETT PACKARD CO COM CUSIP: 428236103                                              198,500.000     3,641,243.970    5,683,055.000
HIBBETT SPORTING GOODS INC COM CUSIP: 428565105                                        8,300.000       104,174.610      236,384.000
HONEYWELL INTL INC COM STK CUSIP: 438516106                                           11,100.000       346,761.760      413,475.000
INTEL CORP COM COM CUSIP: 458140100                                                   52,800.000     1,164,925.770    1,317,888.000
INTERCONTINENTALEXCHANGE INC COM COM CUSIP: 45865V100                                  2,650.000        80,421.460       96,327.500
INTERGRAPH CORP COM CUSIP: 458683109                                                   3,000.000       140,908.360      149,430.000
INTERPUBLIC GROUP COMPANIES INC COM CUSIP: 460690100                                  67,700.000       759,199.570      653,305.000
INTL PAPER CO COM CUSIP: 460146103                                                    37,117.000     1,349,431.530    1,247,502.370
IONATRON INC COM STK CUSIP: 462070103                                                 11,850.000        80,181.790      119,803.500
IRIS INTL INC COM STK CUSIP: 46270W105                                                 5,150.000       110,651.720      112,579.000
IROBOT CORP COM COM CUSIP: 462726100                                                   5,750.000       140,620.580      191,647.500
JARDEN CORP COM CUSIP: 471109108                                                       8,050.000       138,573.070      242,707.500
JOHNSON & JOHNSON COM CUSIP: 478160104                                                17,600.000     1,100,790.150    1,057,760.000
JONES LANG LASALLE INC COM STK CUSIP: 48020Q107                                        3,500.000        91,837.180      176,225.000
JPMORGAN CHASE & CO COM CUSIP: 46625H100                                             127,072.000     4,395,189.540    5,043,487.680
JUNIPER NETWORKS INC COM CUSIP: 48203R104                                            127,000.000     3,078,824.780    2,832,100.000
KEYCORP NEW COM CUSIP: 493267108                                                       4,800.000       155,329.000      158,064.000
KNIGHT TRANSN INC COM CUSIP: 499064103                                                 9,000.000       149,347.200      186,570.000
KNIGHT-RIDDER INC COM STK CUSIP: 499040103                                             8,100.000       537,206.090      512,730.000
KRAFT FOODS INC CL A CL A CUSIP: 50075N104                                            23,200.000       657,610.250      652,848.000
LABOR READY INC COM NEW CUSIP: 505401208                                               9,000.000       154,633.600      187,380.000
LEGG MASON INC COM CUSIP: 524901105                                                   15,900.000     1,287,302.650    1,903,071.000
LEXMARK INTL INC NEW CL A CUSIP: 529771107                                             3,000.000       122,351.400      134,490.000
LIBERTY MEDIA CORP NEW COM SER A CUSIP: 530718105                                    105,900.000       779,463.900      833,433.000
LIFE TIME FITNESS INC COM CUSIP: 53217R207                                             8,800.000       256,684.410      335,192.000
LIFELINE SYS INC COM CUSIP: 532192101                                                  4,400.000       151,527.150      160,864.000
LOCKHEED MARTIN CORP COM CUSIP: 539830109                                             13,200.000       792,333.750      839,916.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                                  Page 95 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LOEWS CORP COM CUSIP: 540424108                                                       23,000.000     1,053,822.050    2,181,550.000
LOWES COS INC COM CUSIP: 548661107                                                    39,400.000     2,190,392.690    2,626,404.000
MAGNA INTL INC CL A CUSIP: 559222401                                                   4,600.000       322,458.970      331,108.000
MAIDENFORM BRANDS INC COM COM CUSIP: 560305104                                        12,800.000       206,961.100      162,048.000
MARATHON OIL CORP COM CUSIP: 565849106                                                10,000.000       406,208.580      609,700.000
MARRIOTT INTL INC NEW COM STK CL A CUSIP: 571903202                                    5,600.000       376,889.240      375,032.000
MARVELL TECH GROUP MARVELL TECHNOLOGY GROUP INC CUSIP: G5876H105                      79,600.000     2,170,957.580    4,464,764.000
MASCO CORP COM CUSIP: 574599106                                                       38,500.000       802,812.010    1,162,315.000
MATRIA HEALTHCARE INC COM NEW CUSIP: 576817209                                         3,150.000       100,937.650      122,094.000
MAXIM INTEGRATED PRODS INC COM CUSIP: 57772K101                                       20,500.000       876,778.020      742,920.000
MBIA INC COM CUSIP: 55262C100                                                          7,400.000       371,993.990      445,184.000
MC DONALDS CORP COM CUSIP: 580135101                                                 128,100.000     2,915,511.520    4,319,532.000
MEDTRONIC INC COM CUSIP: 585055106                                                    18,900.000       970,729.220    1,088,073.000
MELLON FINL CORP COM CUSIP: 58551A108                                                 15,300.000       406,422.620      524,025.000
MEN S WEARHOUSE INC COMMOM CUSIP: 587118100                                            6,000.000       169,281.190      176,640.000
MERCANTILE BK CORP COM CUSIP: 587376104                                                5,070.000       203,342.100      195,195.000
MERCK & CO INC COM CUSIP: 589331107                                                   21,000.000       614,145.000      668,010.000
MERRILL LYNCH & CO INC COM STK CUSIP: 590188108                                       56,700.000     3,318,415.980    3,840,291.000
METLIFE INC COM ISIN US59156R1086 CUSIP: 59156R108                                    39,700.000     1,762,056.360    1,945,300.000
MICROS SYS INC COM CUSIP: 594901100                                                    2,350.000       113,637.640      113,552.000
MICROSOFT CORP COM CUSIP: 594918104                                                   75,300.000     2,041,048.820    1,969,095.000
MIKOHN GAMING CORP COM CUSIP: 59862K108                                               12,530.000       139,650.310      123,671.100
MONRO MUFFLER BRAKE INC COM CUSIP: 610236101                                           6,000.000       167,228.750      181,920.000
MONSANTO CO NEW COM CUSIP: 61166W101                                               7,358,011.000   158,882,016.190  570,466,592.830
MORGAN STANLEY CUSIP: 617446448                                                       26,400.000     1,209,289.410    1,497,936.000
MOSAIC CO COM CUSIP: 61945A107                                                        42,400.000       566,883.120      620,312.000
MOTOROLA INC COM CUSIP: 620076109                                                    112,100.000     1,444,929.400    2,532,339.000
MOVADO GROUP INC COM CUSIP: 624580106                                                  6,000.000       113,262.880      109,800.000
MULTI-FINELINE ELECTRONIX INC COM CUSIP: 62541B101                                     2,300.000        88,020.280      110,791.000
MWI VETERINARY SUPPLY INC COM STK CUSIP: 55402X105                                     4,500.000       105,578.520      116,145.000
NABORS INDUSTRIES COM USD0.10 CUSIP: G6359F103                                        28,300.000     1,534,422.570    2,143,725.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                                  Page 96 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

NATL SEMICONDUCTOR CORP COM CUSIP: 637640103                                          29,700.000       585,868.070      771,606.000
NAVTEQ CORP COM CUSIP: 63936L100                                                      23,000.000       882,438.020    1,009,010.000
NCR CORP COM CUSIP: 62886E108                                                         22,200.000       299,988.040      753,468.000
NETWORK APPLIANCE INC DEL CUSIP: 64120L104                                            37,800.000       827,016.080    1,020,600.000
NEUSTAR INC CL A CUSIP: 64126X201                                                      6,500.000       181,377.470      198,185.000
NEWS CORP CL A COM CUSIP: 65248E104                                                  260,900.000     3,498,816.550    4,056,995.000
NIKE INC CL B CL B CUSIP: 654106103                                                   13,300.000     1,067,938.980    1,154,307.000
NITROMED INC COM CUSIP: 654798503                                                      6,000.000       147,076.640       83,700.000
NORTHN TR CORP COM CUSIP: 665859104                                                   28,200.000     1,420,134.470    1,461,324.000
NORTHROP GRUMMAN CORP COM COM CUSIP: 666807102                                         5,500.000       303,399.000      330,605.000
NOVA CHEMICALS CORP COM CUSIP: 66977W109                                              14,300.000       358,939.370      477,620.000
OCCIDENTAL PETE CORP COM CUSIP: 674599105                                             19,600.000       800,992.360    1,565,648.000
OLD DOMINION FGHT LINE INC COM CUSIP: 679580100                                        6,000.000       158,607.160      161,880.000
ORACLE CORP COM CUSIP: 68389X105                                                      33,300.000       322,062.260      406,593.000
ORIENT-EXPRESS HOTELS COM CUSIP: G67743107                                             7,800.000       240,296.990      245,856.000
PARLUX FRAGRANCES INC COM CUSIP: 701645103                                             6,700.000       185,439.430      204,551.000
PEETS COFFEE & TEA INC COM CUSIP: 705560100                                            4,400.000       135,230.890      133,540.000
PENNEY J.C CO INC COM CUSIP: 708160106                                                11,300.000       514,394.380      628,280.000
PEPSICO INC COM CUSIP: 713448108                                                      22,000.000     1,116,929.310    1,299,760.000
PETRO-CDA COM PETRO-CANADA CUSIP: 71644E102                                            9,100.000       334,609.880      364,819.000
PFIZER INC COM STK $.11 1/9 PAR CUSIP: 717081103                                   2,683,603.000    53,715,182.010   62,581,621.960
PITNEY BOWES INC COM CUSIP: 724479100                                                 32,300.000     1,143,408.890    1,364,675.000
PIXAR COM CUSIP: 725811103                                                             9,250.000       450,749.130      487,660.000
PMC SIERRA INC COM CUSIP: 69344F106                                                   13,700.000       113,372.450      105,627.000
PMI GROUP INC COM CUSIP: 69344M101                                                    12,500.000       489,569.910      513,375.000
PNC FINANCIAL SERVICES GROUP COM STK CUSIP: 693475105                                  8,100.000       461,616.220      500,823.000
PRA INTL COM STK CUSIP: 69353C101                                                      6,000.000       141,630.000      168,900.000
PRINCIPAL FINL GROUP INC COM STK CUSIP: 74251V102                                      9,100.000       458,799.250      431,613.000
PROCTER & GAMBLE CO COM CUSIP: 742718109                                             124,765.000     6,676,210.780    7,221,398.200
PROGRESS ENERGY INC COM COM CUSIP: 743263105                                           9,200.000       403,083.280      404,064.000
PROGRESSIVE CORP OH COM CUSIP: 743315103                                               4,100.000       402,389.700      478,798.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
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                                                                  Page 97 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

PRUDENTIAL FINL INC COM COM CUSIP: 744320102                                          17,000.000       637,225.550    1,244,230.000
PSS WORLD MED INC COM CUSIP: 69366A100                                                 5,800.000        89,668.580       86,072.000
PSYCHIATRIC SOLUTIONS INC COM CUSIP: 74439H108                                         4,970.000       186,135.420      291,937.800
PUB SERVICE ENTERPRISE GROUP INC COM CUSIP: 744573106                                  9,500.000       614,513.070      617,215.000
PULTE HOMES INC COM CUSIP: 745867101                                                  11,800.000       479,323.000      464,448.000
PWR INTEGRATIONS INC COM CUSIP: 739276103                                              5,400.000       128,996.050      128,574.000
QUALCOMM INC COM COM CUSIP: 747525103                                                111,300.000     4,210,380.150    4,794,804.000
RAYTHEON CO COM NEW COM NEW CUSIP: 755111507                                           8,100.000       304,643.000      325,215.000
RESMED INC COM CUSIP: 761152107                                                        6,290.000       185,228.080      240,969.900
RIGHTNOW TECHNOLOGIES INC COM CUSIP: 76657R106                                        15,000.000       199,981.770      276,900.000
ROHM & HAAS CO COM CUSIP: 775371107                                                   21,600.000       742,438.760    1,045,872.000
ROPER INDS INC NEW COM CUSIP: 776696106                                                6,960.000       182,846.370      274,989.600
RUTHS CHRIS STEAK HSE INC COM STK CUSIP: 783332109                                     8,000.000       140,556.460      144,800.000
SAFECO CORP COM CUSIP: 786429100                                                      11,500.000       510,479.400      649,750.000
SAFENET INC COM CUSIP: 78645R107                                                       5,500.000       183,064.320      177,210.000
SAFEWAY INC COM NEW CUSIP: 786514208                                                  25,800.000       603,092.010      610,428.000
SALESFORCE COM INC COM STK CUSIP: 79466L302                                            6,000.000       172,516.850      192,300.000
SANDISK CORP COM CUSIP: 80004C101                                                      9,050.000       353,601.790      568,521.000
SARA LEE CORP COM CUSIP: 803111103                                                    17,000.000       303,781.500      321,300.000
SCHERING-PLOUGH CORP COM CUSIP: 806605101                                            132,800.000     3,018,776.450    2,768,880.000
SCHLUMBERGER LTD COM STK CUSIP: 806857108                                             18,700.000     1,245,383.780    1,816,705.000
SCHWAB CHARLES CORP COM NEW CUSIP: 808513105                                          89,700.000     1,000,442.600    1,315,899.000
SCIENTIFIC GAMES CORP CUSIP: 80874P109                                                 7,000.000       209,842.360      190,960.000
SCP POOL CORP COM CUSIP: 784028102                                                     3,500.000       135,268.010      130,270.000
SCRIPPS E.W INC NEW CL A COM CUSIP: 811054204                                         23,300.000     1,060,795.990    1,118,866.000
SOLUTIA INC COM STK CUSIP: 834376105                                                 410,820.000     7,992,637.750      184,869.000
SPRINT NEXTEL CORP CUSIP: 852061100                                                   22,195.000       522,369.550      518,475.200
ST JOE CO COM COM CUSIP: 790148100                                                     5,900.000       390,989.090      396,598.000
ST JUDE MED INC COM CUSIP: 790849103                                                  66,940.000     2,659,760.560    3,360,388.000
ST PAUL TRAVELERS CORP CUSIP: 792860108                                               88,400.000     3,482,227.600    3,948,828.000
STARBUCKS CORP COM CUSIP: 855244109                                                   33,600.000       810,892.810    1,008,336.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 98 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

STD MICROSYSTEMS CORP COM CUSIP: 853626109                                             6,250.000       184,203.580      179,312.500
STONE ENERGY CORP COM CUSIP: 861642106                                                 1,900.000       104,490.660       86,507.000
SUN MICROSYSTEMS INC COM STK $.00067 PAR  CUSIP: 866810104                           365,300.000     1,397,153.650    1,530,607.000
SUNCOR INC COM STK NPV CUSIP: 867229106                                                6,600.000       185,443.210      416,658.000
SUPERIOR WELL SVCS INC COM STK CUSIP: 86837X105                                       14,500.000       254,808.740      344,520.000
SUPERTEX INC COM CUSIP: 868532102                                                      5,500.000       119,510.780      243,375.000
SYMBION INC DEL COM CUSIP: 871507109                                                   7,000.000       177,932.490      161,000.000
SYMMETRY MED INC COM STK CUSIP: 871546206                                              8,000.000       138,542.390      155,120.000
SYNERON MED LTD COM CUSIP: M87245102                                                   4,500.000       168,666.810      142,875.000
TARGET CORP COM COM CUSIP: 87612E106                                                  77,100.000     3,776,711.410    4,238,187.000
TENET HEALTHCARE CORP COM CUSIP: 88033G100                                            36,400.000       291,123.560      278,824.000
TEXAS INSTRS INC COM CUSIP: 882508104                                                 52,100.000     1,416,541.420    1,670,847.000
THERMO ELECTRON CORP COM CUSIP: 883556102                                             29,000.000       462,923.420      873,770.000
THOMSON SA SPONSORED ADR CUSIP: 885118109                                             15,200.000       381,650.150      318,288.000
TIME WARNER INC NEW COM COM CUSIP: 887317105                                         230,800.000     3,585,506.040    4,025,152.000
TRACTOR SUP CO COM CUSIP: 892356106                                                    4,080.000       151,718.440      215,995.200
TRANSOCEAN INC CUSIP: G90078109                                                       15,100.000       666,388.800    1,052,319.000
TRIDENT MICROSYSTEMS INC COM CUSIP: 895919108                                          6,400.000       115,436.800      115,200.000
TYCO INTL LTD NEW COM CUSIP: 902124106                                                44,600.000     1,203,589.980    1,287,156.000
UBS AG REGISTERED COM CUSIP: H8920M855                                                15,700.000     1,444,637.030    1,493,855.000
ULTIMATE SOFTWARE GROUP INC COM CUSIP: 90385D107                                      10,000.000       167,259.560      190,700.000
ULTRA PETE CORP COM COM NPV CUSIP: 903914109                                           1,360.000        15,007.300       75,888.000
UN PAC CORP COM CUSIP: 907818108                                                      45,000.000     2,623,294.280    3,622,950.000
UNIONBANCAL CORP DE COM STK CUSIP: 908906100                                           2,300.000       154,983.080      158,056.000
UNIT CORP COM CUSIP: 909218109                                                         4,720.000       200,464.720      259,741.600
UNITED CMNTY BKS INC BLAIRSVILLE GA CDT-CAP STK CDT-CA CUSIP: 90984P105                4,500.000       125,031.000      119,970.000
UNITED NAT FOODS INC COM CUSIP: 911163103                                             10,880.000       241,982.480      287,232.000
UNITED TECHNOLOGIES CORP COM COM CUSIP: 913017109                                     37,500.000     1,903,496.230    2,096,625.000
UNITEDHEALTH GROUP INC COM COM CUSIP: 91324P102                                       46,200.000     1,240,735.510    2,870,868.000
UNUMPROVIDENT CORP COM CUSIP: 91529Y106                                               40,300.000       943,988.030      916,825.000
UTI WORLDWIDE INC ORD NPV CUSIP: G87210103                                             1,750.000        78,359.430      162,470.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 99 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value  Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

V F CORP COM CUSIP: 918204108                                                         10,300.000      325,814.350       570,002.000
VALERO ENERGY CORP COM STK NEW CUSIP: 91913Y100                                       14,500.000      782,215.060       748,200.000
VARIAN SEMICONDUCTOR EQUIPTMENT ASSOCS INC COM COM  CUSIP: 922207105                   5,000.000      190,065.470       219,650.000
VASCO DATA SEC INTL INC COM CUSIP: 92230Y104                                          16,000.000      177,276.710       157,760.000
VCA ANTECH INC COM STK CUSIP: 918194101                                               12,800.000      172,295.320       360,960.000
VENTIV HLTH INC COM CUSIP: 922793104                                                   5,990.000      135,194.740       141,483.800
VIASYS HEALTHCARE INC COM NEW CUSIP: 92553Q209                                         5,300.000      132,291.970       136,210.000
VOLCOM INC COM COM CUSIP: 92864N101                                                    7,400.000      222,278.150       251,674.000
WACHOVIA CORP NEW COM COM CUSIP: 929903102                                            60,800.000    2,396,604.960     3,213,888.000
WAL-MART STORES INC COM CUSIP: 931142103                                              90,800.000    4,372,926.070     4,249,440.000
WALGREEN CO COM CUSIP: 931422109                                                      48,900.000    2,069,331.070     2,164,314.000
WASHINGTON MUT INC COM COM CUSIP: 939322103                                            9,600.000      384,048.000       417,600.000
WASTE MGMT INC DEL COM STK CUSIP: 94106L109                                           15,900.000      478,605.260       482,565.000
WEBSIDESTORY INC COM CUSIP: 947685103                                                  8,000.000      123,633.890       145,040.000
WELLPOINT INC COM COM CUSIP: 94973V107                                                68,300.000    3,613,509.560     5,449,657.000
WELLS FARGO & CO NEW COM STK CUSIP: 949746101                                         22,500.000    1,056,896.770     1,413,675.000
WEYERHAEUSER CO COM CUSIP: 962166104                                                   6,100.000      381,732.000       404,674.000
WHIRLPOOL CORP COM CUSIP: 963320106                                                   10,100.000      533,601.180       845,976.000
WHOLE FOODS MKT INC COM CUSIP: 966837106                                              21,200.000      860,679.620     1,640,668.000
WILLIAMS SONOMA INC COM CUSIP: 969904101                                               8,300.000      279,391.770       358,145.000
WIND RIV SYS INC COM CUSIP: 973149107                                                 12,000.000      159,830.640       177,240.000
WINTRUST FINL CORP COM CUSIP: 97650W108                                                3,930.000      181,105.380       215,757.000
WITNESS SYS INC COM CUSIP: 977424100                                                   7,000.000      131,189.920       137,690.000
WORLD FUEL SERVICE COM STK USD0.01 CUSIP: 981475106                                    6,970.000      214,333.750       235,028.400
WYETH COM COM CUSIP: 983024100                                                        69,400.000    2,684,275.580     3,197,258.000
XEROX CORP COM CUSIP: 984121103                                                      187,000.000    1,886,398.170     2,739,550.000
YAHOO INC COM CUSIP: 984332106                                                       154,200.000    3,718,292.060     6,041,556.000
YUM BRANDS INC COM CUSIP: 988498101                                                    6,800.000      351,554.500       318,784.000
ZENITH NATL INS CORP COM CUSIP: 989390109                                              2,555.000       70,303.320       117,836.600
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          542,494,527.01  1,038,762,958.27
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - COMMON                                                                     542,494,527.01  1,038,762,958.27

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 100 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value  Historical Cost      Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Participant Loans
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MONSANTO PARTICIPANT LOANS CUSIP: 999899602                                      17,421,787.380   17,421,787.380     17,421,787.380
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          17,421,787.38      17,421,787.38
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL PARTICIPANT LOANS                                                                            17,421,787.38      17,421,787.38

Value of Interest in Common/Collective Trusts
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

COLTV STIF CUSIP: 195997KR1                                                      34,334,361.090   34,334,361.090     34,334,361.090
MFB NTGI-QM COLTV DAILY RUSSELL 1000 VALUE EQTY INDEX F CUSIP: 658991369             20,181.630   12,807,898.700     14,085,627.390
MFB NTGI-QM COLTV DAILY RUSSELL 2000 VALUE EQTY INDEX F CUSIP: 658991393             43,660.490   15,100,720.500     16,571,164.340
MFB NTGI-QM COLTV DAILY TIPS FD-LENDING CUSIP: 658991666                             43,338.180    5,833,513.130      6,089,230.980
MFO CAP GUARDIAN INTL NON-US EQTY (FUND 003-05) CUSIP: 1399977Q7                  5,020,427.730   64,865,036.470     90,719,129.080
MFO MELLON BNK EB DAILY LIQUIDITY INDEX FD CUSIP: 585992795                         413,452.620   97,976,667.970     12,633,589.650
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                         230,918,197.86     274,433,102.53
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN COMMON/COLLECTIVE TRUSTS                                               230,918,197.86     274,433,102.53

Value of Interest in Registered Investment Companies
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MFC SPDR TR UNIT SER 1 STANDARD & POORS UNIT SER 1  CUSIP: 78462F103                  2,600.000      326,160.000        323,726.000
MFO FFTW FDS INC U S SHORT-TERM PORTFOLIO ADV CL CUSIP: 30242R105                 1,065,989.990    9,914,235.200      9,913,706.910
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          10,240,395.20      10,237,432.91
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN REGISTERED INVESTMENT COM                                               10,240,395.20      10,237,432.91

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
31 DEC 05                                     ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 101 of 106

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

EQTY INNS INC COM CUSIP: 294703103                                                   11,000.000       129,050.590       149,050.000
EQTY OFFICE PPTYS TR REIT CUSIP: 294741103                                           80,000.000     2,194,293.250     2,426,400.000
EQTY RESDNTL EFF 5/15/02 CUSIP: 29476L107                                            17,300.000       423,461.290       676,776.000
GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR RATE CUSIP: 999500FC0                   436,300,417.840   436,300,417.840   436,300,417.840
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          439,047,222.97    439,552,643.84
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                                        439,047,222.97    439,552,643.84

Other Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LIAB. RE: TERM NOTE @ 4.6% DATED 12/10/04 DUE 12/31/2012 ORIGINAL **INC         -14,907,263.540   -14,907,263.540   -14,907,263.540
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          -14,907,263.54    -14,907,263.54

Pending trade purchases: United States dollar                                             0.000    -8,286,368.080    -8,286,368.080
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                              -8,286,368.08     -8,286,368.08
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER LIABILITIES                                                                            -23,193,631.62    -23,193,631.62

Payable Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

&&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL CUSIP: 999899537                                14.000             0.000             0.000
FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066                                  6.000             0.000             0.000
RECORDKEEPING EXPENSE ACCRUAL CUSIP: 999899529                                           18.000             0.000             0.000
TRUSTEE/CUSTODY EXPENSE ACCRUAL CUSIP: 999899511                                         18.000             0.000             0.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                    0.00              0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL PAYABLE OTHER                                                                                          0.00              0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                            1,312,848,109.42  1,853,101,098.95

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 111 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value  Historical Cost      Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Non-Interest Bearing Cash - USD
-----------------------------------------------------------------------------------------------------------------------------------

USD - United States dollar                                                         -139,091.210     -139,091.210       -139,091.210
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                               -139,091.21        -139,091.21
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST BEARING CASH - USD                                                                -139,091.21        -139,091.21

Receivable Income - USD
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

INCOME FROM SECURITIES LENDING ACTIVITIES                                                 4.000            0.000              0.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                   0.00               0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLE INCOME - USD                                                                               0.00               0.00

Receivables - Other - USD
-----------------------------------------------------------------------------------------------------------------------------------
Pending trade sales: United States dollar                                                 0.000    3,670,883.850      3,670,883.850
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                              3,670,883.85       3,670,883.85
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL RECEIVABLES - OTHER - USD                                                                     3,670,883.85       3,670,883.85

Certificates of Deposit
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

SOVEREIGN BK FSB WYOMISSING PA CTF DEP DTD 01-18-2005 4 0 CUSIP: 84603MLL8          100,000.000       99,905.000         99,906.940
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                              99,905.00          99,906.94
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CERTIFICATES OF DEPOSIT                                                                          99,905.00          99,906.94

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 112 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value  Historical Cost      Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLB BD 4.25 04-16-2007 CUSIP: 3133XDGL9                                          2,580,000.000    2,574,802.040      2,563,482.840
FHLB CONS BD DTD 08/03/2005 4.25 09-12-2008 CUSIP: 3133XCSA2                        515,000.000      510,062.180        508,488.860
FHLB DISC NT 01-13-2006 CUSIP: 313385RT5                                            775,000.000      773,798.960        773,879.030
FHLMC GOLD B1-1878 4.5 01-01-2019 CUSIP: 312964CP2                                  132,654.260      132,177.540        129,380.220
FHLMC GOLD E9-9103 5 09-01-2018 CUSIP: 3128H7DG4                                    523,638.460      532,474.870        519,166.590
FHLMC GOLD G01444 6.5 08-01-2032 CUSIP: 31283HS97                                    31,098.770       32,575.970         31,934.580
FHLMC GOLD G1-1690 4 02-01-2020 CUSIP: 31283K2X5                                  1,060,911.150    1,006,207.920      1,012,318.240
FHLMC GOLD M80843 3.5 09-01-2010 CUSIP: 31282R5C4                                   112,361.840      107,990.260        106,941.840
FHLMC GROUP #G10516 6 MTG PARTN CTF DUE 05-01-2011 REG CUSIP: 31283JSD4                 858.100          825.370            875.450
FHLMC MULTICLASS FREDDIE MAC 2562 PC 4.###-##-#### CUSIP: 31393HLJ9                 386,058.200      397,036.730        385,098.460
FHLMC MULTICLASS PREASSIGN 00094 5 04-15-2024 CUSIP: 31395MDX4                      495,000.000      502,075.200        494,342.150
FHLMC MULTICLASS PREASSIGN 00163 6.5 10-15-2030/02-15-2       CUSIP: 31339NGU4       34,578.160       35,723.560         34,526.570
FHLMC MULTICLASS SER T-5 CL A6 7.12 MTG PARTN CTF DUE 06-2 CUSIP: 3133TA5D0          20,662.320       21,732.420         20,595.500
FHLMC MULTICLASS SER 2543 CL XC 4.5 09-15-2012 CUSIP: 31393HBL5                      54,447.180       55,476.570         54,367.410
FHLMC MULTICLASS SER 2543 CL XJ 4.5 10-15-2012 CUSIP: 31393HBQ4                     533,722.010      547,872.070        531,903.090
FHLMC MULTICLASS SER 2631 CL CD 4 10-15-2026 CUSIP: 31393RST8                     1,500,000.000    1,437,304.690      1,443,781.500
FHLMC MULTICLASS SER 2677 CL LH 3.5 04-15-2009 CUSIP: 31394JTU1                   1,101,585.240    1,120,093.530      1,097,290.160
FHLMC MULTICLASS SER 2836 CL QB 5 05-15-2018 CUSIP: 31395FC51                       435,000.000      448,253.910        434,811.650
FHLMC MULTICLASS SER 2857 CL MB 5 10-15-2023 CUSIP: 31395FT38                       320,000.000      324,500.000        319,244.480
FHLMC MULTICLASS SER 2938 CL B 5 05-15-2023 CUSIP: 31395MVT3                        537,864.120      546,751.480        537,460.720
FHLMC MULTICLASS SER 2940 CL NA 5 11-15-2023 CUSIP: 31395LY54                       355,000.000      361,836.520        354,701.800
FHLMC MULTICLASS SER 3002 CL NA 5 03-15-2026 CUSIP: 31395WMM6                       376,100.830      378,333.930        375,207.970
FHLMC MULTICLASS SER 3037 CL LJ 5 03-15-2025 CUSIP: 31396ARB2                       406,386.110      407,432.200        405,658.680
FHLMC MULTICLASS SER 3076 CL PB 5.5 01-15-2020 CUSIP: 31396EMY9                     410,000.000      413,267.190        413,721.160
FHLMC NT 3.55 11-15-2007/11-15-2005 CUSIP: 3128X3N74                                440,000.000      432,867.600        430,540.880
FHLMC NT 4.3 05-05-2008/05-05-2006 CUSIP: 3128X4AS0                                 465,000.000      464,668.920        459,167.040
FHLMC POOL #A15334 6.5% 11-01-2033 BEO CUSIP: 31296P4T6                              24,452.080       25,613.560         25,064.310
FHLMC POOL #A26001 6.5% 08-01-2034 BEO CUSIP: 31297DU22                              90,036.470       94,313.210         92,277.660
FHLMC POOL #A3-6149 5% 07-01-2035 BEO CUSIP: 31297RZN0                              140,002.140      139,149.010        135,539.570
FHLMC POOL #A4-6279 5% 07-01-2035 BEO CUSIP: 3128K66Q8                            1,977,029.170    1,931,469.790      1,914,011.370
FHLMC POOL #B11429 4.5% 12-01-2018 BEO CUSIP: 312963SS1                             871,903.840      867,135.610        850,384.380

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 113 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FHLMC POOL #B14160 4% 05-01-2019 BEO CUSIP: 312966TR5                               277,226.730       266,744.090       264,528.910
FHLMC POOL #C6-6878 6.5% 05-01-2032 BEO CUSIP: 31287SUB1                            562,094.780       584,842.050       577,061.680
FHLMC POOL #E9-6905 4.5% 05-01-2018 BEO CUSIP: 3128H4U64                            739,748.690       725,184.880       721,490.950
FHLMC POOL #G0-1741 6.5% 10-01-2034 BEO CUSIP: 31283H5A9                            776,248.050       806,570.240       796,917.210
FHLMC POOL #G01672 6.5% 03-01-2034 BEO CUSIP: 31283H2D6                             635,063.740       659,672.460       651,973.580
FHLMC POOL #G01839 5% 06-01-2035 BEO CUSIP: 3128LXBG4                             5,306,526.570     5,246,025.390     5,147,813.670
FHLMC POOL #G01895 5% 07-01-2035 BEO CUSIP: 3128LXC81                               506,590.410       500,891.270       491,438.800
FHLMC POOL #G08062 5% 06-01-2035 BEO CUSIP: 3128MJB82                               399,719.660       381,794.730       386,978.600
FHLMC POOL #G1-8033 5% 01-01-2020 BEO CUSIP: 3128MMBB8                              897,048.310       883,172.090       888,589.140
FHLMC POOL #M9-0951 4.5% 10-01-2009 BEO CUSIP: 31282VBU8                            465,850.450       475,458.620       459,168.760
FHLMC POOL #M9-0977 4.5% 04-01-2010 BEO CUSIP: 31282VCN3                            486,212.140       489,554.860       478,513.940
FHLMC TRANCHE # TR 00420 3.375 08-23-2007/08-23-2 CUSIP: 3128X3TM5                  455,000.000       446,982.900       445,199.300
FHLMC TRANCHE # TR 00576 3.5 10-19-2007/10-19-2 CUSIP: 3128X3ZZ9                    500,000.000       492,145.000       489,362.500
FNMA CMO SER 2001-T11 CL B 5.503 09-25-2011 CUSIP: 313921L97                        575,000.000       605,861.330       593,431.050
FNMA CMO SER 2002-T11 CL A 5 DUE 04-25-2012 CUSIP: 31392DYE6                        235,812.110       235,591.050       234,924.280
FNMA DISC NT 01-06-2006 CUSIP: 313589RL9                                          1,700,000.000     1,695,667.830     1,698,621.600
FNMA DISC NT 01-18-2006 CUSIP: 313589RY1                                          4,450,000.000     4,432,558.490     4,440,531.760
FNMA DTD 06/08/2005 4.2 06-08-2009/06-08-2 CUSIP: 31359MD67                         495,000.000       488,874.380       485,438.090
FNMA NT 5.25 01-15-2009 CUSIP: 31359MEK5                                            330,000.000       334,957.920       335,036.460
FNMA NT 6 05-15-2008 CUSIP: 31359MDU4                                               605,000.000       623,287.940       621,938.190
FNMA POOL #254261 6.5% DUE 04-01-2017 REG CUSIP: 31371KMJ7                          261,239.650       268,015.560       268,405.710
FNMA POOL #254485 7% DUE 11-01-2031 REG CUSIP: 31371KUJ8                             53,750.620        56,110.600        56,179.830
FNMA POOL #254753 4% 05-01-2010 BEO CUSIP: 31371K5N7                                471,791.060       475,476.930       456,267.720
FNMA POOL #254918 4.5% 09-01-2033 BEO CUSIP: 31371LDX4                            1,004,009.190       978,595.210       949,104.950
FNMA POOL #255468 5% 10-01-2011 BEO CUSIP: 31371LW54                                676,903.920       690,018.930       674,261.960
FNMA POOL #255493 5.5% 11-01-2024 BEO CUSIP: 31371LXW4                              910,334.210       932,665.850       909,126.200
FNMA POOL #255550 5.5% 12-01-2024 BEO CUSIP: 31371LZP7                              213,225.720       218,456.420       212,942.770
FNMA POOL #255575 5.5% 01-01-2025 BEO CUSIP: 31371L2G3                              576,370.920       590,690.110       575,606.080
FNMA POOL #357244 6.5% 07-01-2032 BEO CUSIP: 31376JZH5                            1,093,212.790     1,121,909.630     1,123,528.670
FNMA POOL #386255 3.647% 07-01-2010 BEO CUSIP: 31377TBY1                            311,163.520       293,271.620       293,258.860
FNMA POOL #461030 4.06% 06-01-2013 BEO CUSIP: 31381HEB8                             225,000.000       204,020.500       207,885.150

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FNMA POOL #535661 7.5% DUE 01-01-2031 REG CUSIP: 31384WB66                          253,859.540       267,504.490       266,048.610
FNMA POOL #545278 7.5% DUE 11-01-2031 REG CUSIP: 31385HXF4                           46,290.740        48,778.870        48,513.390
FNMA POOL #545817 6.5% 08-01-2032 BEOCUSIP: 31385JK64                               493,292.260       505,932.870       506,971.750
FNMA POOL #555184 6% 04-01-2017 BEO CUSIP: 31385WXM6                                465,605.580       481,465.270       475,951.340
FNMA POOL #555967 5.5% 11-01-2033 BEOCUSIP: 31385XTY3                             2,579,117.080     2,605,928.270     2,560,204.410
FNMA POOL #619191 6.5% DUE 12-01-2015 REG CUSIP: 31388Y2Y7                           72,498.840        76,520.230        74,584.050
FNMA POOL #633651 6% DUE 04-01-2017 REG CUSIP: 31389R5L6                            363,773.430       376,846.540       371,853.200
FNMA POOL #633667 6% DUE 06-01-2017 REG CUSIP: 31389R6C5                            132,711.840       138,186.210       135,660.700
FNMA POOL #644692 7% DUE 05-01-2032 REG CUSIP: 31390FF95                            302,015.900       311,312.330       315,172.320
FNMA POOL #645470 7% DUE 06-01-2032 REG CUSIP: 31390GCF2                            127,379.580       134,285.930       132,928.490
FNMA POOL #653112 6% DUE 07-01-2017 REG CUSIP: 31390QR98                            345,108.710       357,335.790       352,773.920
FNMA POOL #655114 7.5% DUE 08-01-2032 REG CUSIP: 31390SYK1                           11,248.040        11,891.280        11,782.460
FNMA POOL #725424 5.5% 04-01-2034 BEOCUSIP: 31402C4H2                             1,013,024.540     1,012,707.980     1,005,596.030
FNMA POOL #725445 4.5% DUE 05-01-2019 REG CUSIP: 31402C5E8                        2,507,795.020     2,468,218.880     2,444,016.780
FNMA POOL #735061 6% 11-01-2034 BEO CUSIP: 31402QTS0                              1,668,165.210     1,684,325.560     1,683,937.710
FNMA POOL #735224 5.5% 02-01-2035 BEOCUSIP: 31402QYV7                             1,276,358.440     1,282,216.280     1,266,998.900
FNMA POOL #735503 6% 04-01-2035 BEO CUSIP: 31402RDG1                              2,686,387.830     2,745,434.580     2,714,436.410
FNMA POOL #735871 5.5% 07-01-2035 BEOCUSIP: 31402RQY8                             1,692,665.880     1,697,162.030     1,677,711.180
FNMA POOL #739423 5.5% 10-01-2033 BEOCUSIP: 31402VPG9                             1,073,848.560     1,081,231.270     1,065,974.030
FNMA POOL #740228 5.5% 09-01-2033 BEOCUSIP: 31402WLH9                             1,102,834.020     1,113,259.250     1,094,746.940
FNMA POOL #746053 5.5% 01-01-2034 BEOCUSIP: 31403DZS1                               944,252.860       959,449.420       937,328.650
FNMA POOL #758849 5.5% DUE 01-01-2034 REG CUSIP: 31403VBS7                          157,415.390       160,071.720       156,261.060
FNMA POOL #766366 5.5% 02-01-2034 BEOCUSIP: 31404EMP8                               174,127.620       178,399.170       172,850.740
FNMA POOL #766961 5% 01-01-2019 BEO CUSIP: 31404FB69                                 72,472.510        74,340.950        71,735.100
FNMA POOL #767200 5.5% 01-01-2034 BEOCUSIP: 31404FKM4                               372,295.970       379,974.590       369,565.920
FNMA POOL #770681 5% 04-01-2019 BEO CUSIP: 31404KFW7                                341,966.600       347,683.850       338,487.090
FNMA POOL #841990 ADJ RT DUE 11-01-2035 BEO CUSIP: 31407VNF8                      1,568,124.640     1,568,308.410     1,566,032.760
FNMA PREASSIGN 00316 4.5 11-25-2012 CUSIP: 31392JPD5                                237,147.520       240,741.780       235,898.700
FNMA PREASSIGN 00428 3.8 01-18-2008/01-18-2 CUSIP: 3136F6TV1                        680,000.000       672,785.200       667,063.680
FNMA PREASSIGN 00651 3.5 04-25-2009 CUSIP: 31393EK40                                790,139.470       803,719.990       786,549.870
FNMA PREASSIGN 00667 4.5 12-25-2012 CUSIP: 31392HM42                                422,659.970       434,910.510       420,811.260

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FNMA REMIC SER 2002-82 CL XJ 4.5 09-25-2012 CUSIP: 31392FT64                         65,510.170        66,748.720        65,300.340
FNMA REMIC SER 2004-22 CL PA 3.5 05-25-2009 CUSIP: 31393XHR1                      1,936,613.220     1,977,085.410     1,921,798.130
FNMA REMIC SER 2005-28 CL DB 5 04-25-2010 CUSIP: 31394CC91                          280,000.000       283,325.000       279,312.320
FNMA REMIC TR SER 1997-M5 CL C 6.74 GTD MTG PASS THRU CTF CUSIP: 31359P7C4          595,000.000       619,270.310       608,480.320
FNMA REMIC TR 2005-29 CL-QA 5 02-25-2025 CUSIP: 31394DJF8                           435,000.000       436,920.120       434,732.040
FNMA REMIC 5 05-25-2035 CUSIP: 31394ENV6                                            475,000.000       465,648.440       465,229.250
FNMA SER 2001-T6 CL B 6.088 05-25-2011 CUSIP: 31359S5W6                             515,000.000       606,774.610       543,333.760
FNMA SER 2003-M2 CL B 3.48000001907 10-25-2011 CUSIP: 31393B6N0                     495,000.000       497,475.000       469,289.700
FNMA SINGLE FAMILY MORTGAGE 4.5% 15 YEARS SETTLES JANU CUSIP: 01F042418           7,725,000.000     7,446,755.870     7,514,972.700
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES JANUARY CUSIP: 01F050619         12,125,000.000    11,629,335.930    11,746,093.750
FNMA 01-12-2006 CUSIP: 313589RS4                                                  2,450,000.000     2,441,809.500     2,447,471.600
FNMA 15 YEAR PASS-THROUGHS 5.5% 15 YEARSSETTLES JANUARY CUSIP: 01F052417          8,400,000.000     8,422,386.160     8,449,879.200
FNMA 15 YR PASS-THROUGHS 5 15 YEARS SETTLES JAN CUSIP: 01F050411                  2,925,000.000     2,881,367.180     2,893,006.350
FNMA 3.31 DUE 01-26-2007 REG CUSIP: 3136F54B4                                     1,980,000.000     1,971,981.000     1,950,171.300
FNMA 30 YEAR PASS-THROUGHS 5.5% 30 YEARSSETTLES JANUARY CUSIP: 01F052615            910,000.000       892,653.120       900,900.000
FNMA 6 DUE 05-15-2011 REG CUSIP: 31359MJH7                                          260,000.000       279,944.600       274,985.620
FNMA 6 TBA POOL 15YR JAN CUSIP: 01F060410                                         1,650,000.000     1,683,171.870     1,685,062.500
FNMA 6.375 DUE 06-15-2009 REG CUSIP: 31359MEV1                                    1,195,000.000     1,282,337.770     1,255,443.100
FNMA 99-6 PB 6 03-25-2019 CUSIP: 31359VPK3                                          778,907.880       809,820.770       800,569.310
GNMA POOL #003584 6% 07-20-2034 BEO CUSIP: 36202D6V8                                259,551.920       267,500.690       265,221.830
GNMA POOL #372854 SER 2024 8% DUE 01-15-2024 REG CUSIP: 36204LE31                     9,397.480         9,741.120        10,061.550
GNMA POOL #385932 8% DUE 11-15-2024 REG CUSIP: 36205BVZ2                             42,325.420        43,872.950        45,316.350
GNMA POOL #592128 SER 2032 7% DUE 11-15-2032 REG CUSIP: 36201SYZ6                    13,418.350        14,282.170        14,086.890
GNMA POOL #596796 SER 2032 7% DUE 12-15-2032 REG CUSIP: 36200B7H4                    20,760.780        22,097.240        21,795.140
GNMA POOL #781070 SER 2029 8% DUE 07-15-2029 REG CUSIP: 36225BFK9                    45,310.720        46,509.340        48,561.220
GNMA REMIC SER 2004-77 CL A 3.402 03-16-2020 REG CUSIP: 38374JFB7                   384,569.500       382,642.020       371,213.400
GNMA REMIC SER 2005-29 CL A 4.016 07-16-2027 CUSIP: 38373MPT1                       240,362.600       235,551.250       233,999.240
GNMA REMIC SER 2005-32 CL B 4.385 08-16-2027 CUSIP: 38373MPK0                       325,000.000       321,750.000       318,908.530
GNMA REMIC SER 2005-50 CL A 4.015 10-16-2026 CUSIP: 38373MQY9                       445,066.870       442,831.300       434,052.800
GNMA REMIC SER 2005-90 CL A 3.75999999046 09-1 CUSIP: 38373MSB7                     275,000.000       265,370.880       265,369.500
GNMA REMIC 2004-51 CL A 4.145 02-16-2018 CUSIP: 38373MLP3                           437,569.350       437,569.350       428,922.980
NORTHERN TRUST

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

GNMA REMIC 2005-76 CL A 3.963 05-16-2030 CUSIP: 38374MEE5                           548,138.370       537,175.600       532,304.850
GNMA 2003-048 REMIC TR CTF CL AC 2.712 02-16-2020 CUSIP: 38373QTN1                  345,383.240       343,139.400       331,527.850
GNMA 2003-088 CL AC 2.9141 06-16-2018 CUSIP: 38373MJA9                              214,642.320       212,495.910       206,137.760
GNMA 2003-72 REMIC PASSTHRU CTF CL A 3.2062 04-16-2018 CUSIP: 38374BQM8             195,611.670       195,611.670       189,627.710
GNMA 2004-009 REMIC PASSTHRU CTF CL A 3.36 08-16-2022 CUSIP: 38374FGL2              508,812.310       500,265.830       488,202.870
GNMA 2004-012 REMIC PASSTHRU CTF CL A 3.11 01-16-2019 CUSIP: 38374FDQ4              444,973.460       444,973.460       426,100.360
GNMA 2004-023 REMIC PASSTHRU CTF CL B 2.946 03-16-2019 CUSIP: 38374GCB6             565,000.000       549,859.760       538,301.490
GNMA 2004-025 REMIC PASSTHRU CTF CL AC 3.328 03-16-2019 CUSIP: 38374F2Q6            379,500.330       379,500.330       365,276.280
GNMA 2004-043 REMIC PASSTHRU CTF CL A 2.822 12-16-2019 CUSIP: 38374G5F5             565,505.570       552,913.560       540,355.280
GNMA 2004-057 REMIC MTG PASSTHRU CTF CL A 3.022 01-16-2019 CUSIP: 38373MLF5         232,894.600       228,231.600       223,520.360
GNMA 2004-067 REMIC PASSTHRU CTF CL A 3.648 09-16-2017 CUSIP: 38374HUC2             339,416.760       340,039.900       331,506.310
GNMA 2004-097 REMIC PASSTHRU CTF CL AB 3.084 04-16-2022 CUSIP: 38374JE93            528,521.630       520,592.740       506,095.400
GNMA 2005-012 REMIC PASSTHRU CTF CL A 4.044 05-16-2021 CUSIP: 38373MNJ5             176,734.640       176,734.640       172,805.480
GNMA 2005-014 REMIC PASSTHRU CTF CL A 4.13 02-16-2027 CUSIP: 38373MNZ9              545,882.420       545,882.420       533,577.140
GNMA 2005-052 REMIC PASSTHRU CTF CL A 4.287 09-16-2025 CUSIP: 38373MQR4             212,900.050       212,900.050       208,731.470
GNMA 2005-079 CL A 3.99799990654 10-16-2033 CUSIP: 38374MAA7                        144,619.630       141,727.230       140,566.090
GNMA 2005-087 REMIC PASSTHRU CTF CL A 4.449 03-16-2025 CUSIP: 38373MRU6             349,168.770       342,185.390       343,295.050
GNMAII POOL #003151 SER 2031 7% DUE 10-20-2031 REG CUSIP: 36202DQC8                 133,588.220       140,497.220       139,336.520
GNMAII POOL #003229 SER 2032 7% DUE 04-20-2032 REG CUSIP: 36202DSS1                  80,219.590        84,280.720        83,665.260
GNMAII POOL #003240 SER 2032 7% DUE 05-20-2032 REG CUSIP: 36202DS51                  72,116.580        75,767.480        75,214.200
GNMAII POOL #003598 SER 2034 6% DUE 08-20-2034 REG CUSIP: 36202D7K1                 699,476.070       723,520.560       714,799.490
UNITED STATES TREAS BDS DTD 02/15/1997 6.625% DUE 02-15-2 CUSIP: 912810EZ7        1,230,000.000     1,538,160.510     1,560,466.560
UNITED STATES TREAS BDS DTD 02/15/2000 6.25% DUE 05-15-20 CUSIP: 912810FM5        4,985,000.000     6,017,604.500     6,191,135.710
UNITED STATES TREAS BDS DTD 08/15/1997 6.375% DUE 08-15-2 CUSIP: 912810FA1          150,000.000       184,728.520       185,818.350
UNITED STATES TREAS BILLS 06-22-2006 PREASSIGN # 00285 CUSIP: 912795XH9             250,000.000       244,679.030       245,098.000
UNITED STATES TREAS NTS DTD 00009 4.375%DUE 08-15-2012 REG CUSIP: 912828AJ9         780,000.000       782,390.240       779,908.740
UNITED STATES TREAS NTS DTD 00032 4.25% DUE 08-15-2013 REG CUSIP: 912828BH2       2,525,000.000     2,498,689.520     2,502,413.880
UNITED STATES TREAS NTS DTD 00040 4.25% DUE 11-15-2013 REG CUSIP: 912828BR0       1,270,000.000     1,290,478.650     1,257,895.640
UNITED STATES TREAS NTS DTD 00081 3.125%DUE 01-31-2007 REG CUSIP: 912828DJ6       1,135,000.000     1,119,393.750     1,119,128.160
UNITED STATES TREAS NTS DTD 00083 3.5% DUE 02-15-2010 REG CUSIP: 912828DL1       14,315,000.000    13,827,870.840    13,846,412.790
UNITED STATES TREAS NTS DTD 00089 3.625%DUE 04-30-2007 REG CUSIP: 912828DS6       4,485,000.000     4,437,452.760     4,438,046.540

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 117 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government Securities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

UNITED STATES TREAS NTS DTD 00092 4.125%DUE 05-15-2015 REG CUSIP: 912828DV9      10,200,000.000     9,975,408.840     9,976,477.200
UNITED STATES TREAS NTS DTD 00108 4.5% DUE 11-15-2010 REG CUSIP: 912828EM8          900,000.000       902,898.150       904,851.900
UNITED STATES TREAS NTS DTD 00110 4.25% DUE 11-30-2007 REG CUSIP: 912828EP1          20,000.000        19,940.770        19,941.400
UNITED STATES TREAS NTS DTD 02/15/2000 6.5% DUE 02-15-201 CUSIP: 9128275Z1        8,475,000.000     9,385,040.970     9,142,075.730
UNITED STATES TREAS NTS DTD 02/15/2004 3% DUE 02-15-2009 CUSIP: 912828BZ2           815,000.000       780,914.650       782,209.290
UNITED STATES TREAS NTS DTD 06/15/2004 4.75% DUE 05-15-20 CUSIP: 912828CJ7          550,000.000       555,442.960       563,384.800
UNITED STATES TREAS NTS DTD 08/15/2000 5.75% DUE 08-15-20 CUSIP: 9128276J6        2,150,000.000     2,296,109.380     2,274,549.500
UNITED STATES TREAS NTS NT 4.25% DUE 11-15-2014 REG CUSIP: 912828DC1              3,800,000.000     3,813,687.510     3,755,768.000
UNITED STATES TREAS NTS T-NOTE 4.375% DUE 12-15-2010 REG CUSIP: 912828EQ9           665,000.000       665,340.620       665,519.370
UNITED STATES TREAS SEC STRIPPED INT PMT259 02-15-2025 (UN CUSIP: 912833LU2         580,000.000       186,531.640       238,605.040
US TREAS BD STRIPPED PRIN PMT 028 02-15-2025 REG CUSIP: 912803BE2                 5,150,000.000     1,711,690.000     2,126,579.200
US TREAS BDS BD DTD 11/16/1998 5.25 DUE 11-15-2028 REG CUSIP: 912810FF0           2,095,000.000     2,242,340.610     2,285,022.790
US TREAS BDS DTD 02/15/1995 7.625 DUE 02-15-2025 REG CUSIP: 912810ET1               600,000.000       814,130.860       826,734.600
US TREAS BDS DTD 08/15/1993 6.25 DUE 08-15-2023 REG CUSIP: 912810EQ7              3,980,000.000     4,788,176.640     4,752,681.180
US TREAS BDS DTD 11/15/1997 6.125 DUE 11-15-2027 REG CUSIP: 912810FB9               890,000.000     1,100,679.690     1,073,979.910
US TREAS BDS USD1000 8.125 DUE 08-15-2019 REG CUSIP: 912810ED6                    5,365,000.000     7,250,343.390     7,278,378.970
US TREAS BDS 5.375 DUE 02-15-2031 BEO CUSIP: 912810FP8                            1,325,000.000     1,464,018.710     1,488,347.330
US TREAS BDS 6.125 BDS 08-15-2029 USD1000 CUSIP: 912810FJ2                        2,065,000.000     2,431,187.120     2,515,347.590
US TREAS BDS 8 1/8 15/8/2021 USD(VAR) 8.125 DUE 08-15-20 CUSIP: 912810EK0         4,260,000.000     5,586,221.500     5,910,916.150
US TREAS BDS 8 3/4 15/8/2020 USD1000 8.75 DUE 08-15-202 CUSIP: 912810EG9          1,375,000.000     1,942,800.140     1,978,066.750
US TREAS BDS 8 7/8 15/8/2017 USD1000 8.875 DUE 08-15-20 CUSIP: 912810DZ8             95,000.000       132,703.130       132,012.860
US TREAS BDS 9.25 DUE 02-15-2016 REG CUSIP: 912810DV7                               120,000.000       169,012.800       166,298.400
US TREAS NTS DTD 3.875 DUE 02-15-2013 REG CUSIP: 912828AU4                        1,565,000.000     1,518,003.100     1,516,888.770
US TREAS NTS 4.875 DUE 02-15-2012 REG CUSIP: 9128277L0                            3,020,000.000     3,094,919.950     3,100,573.600
US TREAS 6.50 NT DUE 11-15-2026 REG CUSIP: 912810EY0                                200,000.000       258,765.630       249,937.600
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          216,510,403.43    216,426,098.22
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL U.S. GOVERNMENT SECURITIES                                                                   216,510,403.43    216,426,098.22

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 118 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Dept Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

ACCREDITED MTG LN TR SER 2005-1 CL A-2A FLT RT 04-15-2035 CUSIP: 004375CQ2           94,412.250        94,412.250        94,424.050
ACCREDITED MTG LN TR 2005-2 CL A-2A FLTGRATE 4.63% DUE 07- CUSIP: 004375DA6         180,439.170       180,439.170       180,419.320
ACCREDITED MTG LN TR 2005-3 ASSET-BKD NTCL A-2A VAR RATE 1 CUSIP: 004375DQ1         339,947.170       339,947.170       339,969.610
ACE SECS CORP HOME EQTY LN TR 2005-HE1 AST BKD CTF CL A-2 CUSIP: 004421KR3          114,067.120       114,111.670       114,091.760
AMER W AIRLS INC 2001-1 PASS THRU CTF CLG 7.1 DUE 10-02-20 CUSIP: 023650AH7         334,373.220       334,373.220       355,636.010
AMERICAN GEN FIN CORP MEDIUM TERM SR NTS-BOOK ENTRY MTN CUSIP: 02635PTB9            105,000.000       104,880.030       102,574.710
AMERICAN HOME PRODS CORP NT 6.95% DUE 03-15-2011/03-14-2 CUSIP: 026609AM9           320,000.000       349,863.750       345,204.160
AMERICREDIT AUTOMOBILE RECEIVABLES TR SER 2005-DA CL A2 CUSIP: 03061NJQ3            350,000.000       349,989.360       349,888.700
AMERIPRISE FINL INC SR NT 5.35% DUE 11-15-2010/11-23-2 CUSIP: 03076CAA4             290,000.000       289,991.300       291,987.080
AMERN EXPRESS CR CORP MEDIUM TERM NTS TRANCHE # TR 00047 CUSIP: 0258M0BY4           205,000.000       204,266.100       205,140.840
AT&T WIRELESS SVCS INC SR NT 7.35% DUE 03-01-2006 BEO CUSIP: 00209AAD8              900,000.000       922,194.000       903,789.900
AT&T WIRELESS SVCS INC SR NT 7.875% DUE 03-01-2011/02-28-2 CUSIP: 00209AAE6         340,000.000       390,629.400       381,499.040
AT&T WIRELESS SVCS INC SR NT 8.75 DUE 03-01-2031 BEO CUSIP: 00209AAF3               190,000.000       245,426.400       251,715.420
BANK ONE ISSUANCE TR 2002-3 NT 3.58999991417% DUE CUSIP: 06423RAE6                3,140,000.000     3,119,504.690     3,077,196.860
BANK ONE ISSUANCE TR 2003-7 NT CL A 3.35% DUE 03-15-20 CUSIP: 06423RBB1           2,200,000.000     2,121,109.380     2,125,301.200
BANKAMERICA CORP 7.125 DUE 10-15-2011 REG CUSIP: 066050CM5                           85,000.000        98,001.600        93,811.610
BEAR STEARNS ASSET BACKED SECS I TR 2005-HE4 I-A-1 04- CUSIP: 073879TJ7             184,883.330       184,883.330       184,916.420
BEAR STEARNS AST BACKED SECS I TR 2005-HE2 CL I-A-1 CUSIP: 073879QS0                115,011.310       115,011.310       115,032.130
BEAR STEARNS AST BACKED SECS I TR 2005-HE3 CL I-A-1 CUSIP: 073879RP5                 92,305.030        92,285.800        92,318.880
BEAR STEARNS COS INC GLOBAL NT 4.5 DUE 10-28-2010 REG CUSIP: 073902CE6              175,000.000       174,487.250       170,840.600
BEAR STEARNS COS INC GLOBAL NT 5.3% DUE 10-30-2015 BEO CUSIP: 073902KF4             135,000.000       134,545.050       134,699.760
BELLSOUTH CORP DEB 6.55 DUE 06-15-2034/06-29-2 CUSIP: 079860AE2                      90,000.000       100,058.400        95,864.580
BHP BILLITON FIN USA LTD SR NT 5.25% DUE12-15-2015 REG CUSIP: 055451AB4             135,000.000       133,953.750       135,535.280
BK NY INC SR NOTES 5.2 DUE 07-01-2007 BEO CUSIP: 064057BB7                           60,000.000        64,392.600        60,297.720
BK 1 CORP NT 6 DUE 08-01-2008 BEO CUSIP: 06423AAN3                                  195,000.000       207,460.500       200,102.180
BMW VEH OWNER TR BMW VEH OWNER TRUST2004A A3 2 2.670000076 CUSIP: 055959BD1               1.800             1.800             1.780
BOEING CAP CORP NT 7.375 DUE 09-27-2010/09-26-2 CUSIP: 097014AC8                    385,000.000       440,368.600       423,639.370
BOEING CO DEB 7.95% DUE 08-15-2024 REG CUSIP: 097023AH8                             135,000.000       155,282.790       176,099.940
BRASCAN CORP NT 7.125 DUE 06-15-2012 BEO CUSIP: 10549PAE1                           135,000.000       151,522.000       147,175.110
BRASCAN CORP NT 8.125 DUE 12-15-2008 BEO CUSIP: 10549PAC5                            30,000.000        32,308.800        32,425.230
BURL NORTHN & SANTA FE RY CO 2004- 2004-1 PASS THRU C CUSIP: 12200BAA6               87,653.150        87,653.150        84,882.350

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Dept Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

C-BASS TR SER 2005-CB7 CL AF1 FLT RT 11-25-2036 BEO CUSIP: 12489WPG3                499,521.760       488,577.000       498,505.730
C-BASS TR 2005-CB8 MTG LN AST BKD CTF CLAF-1B 5.4510002136 CUSIP: 12489WQC1         513,503.920       513,498.780       512,380.630
CA INFRASTRUCTURE & ECON DEV SCE-1 SER 1997-1 CTF CL A6 6 CUSIP: 130335AP7           73,224.090        76,127.310        73,820.430
CAPITAL ONE AUTO FIN TR 2005-C NT CL A-210-15-2008 BEO CUSIP: 14041GCJ3             325,000.000       324,978.490       324,293.780
CAPITAL ONE PRIME AUTO RECEIVABLES TR SER 2004-1 CL A3 1 CUSIP: 14041PAN6            32,964.470        32,961.710        32,757.190
CAPITAL ONE PRIME AUTO RECEIVABLES TR 2005-1 NT CL A-3 4 CUSIP: 14041PBD7           530,000.000       529,988.820       526,209.440
CATERPILLAR FINL SERVICES NT VAR RT DUE 08-20-2007 CUSIP: 14912L2E0                 220,000.000       220,000.000       220,376.860
CATERPILLAR FINL SVCS CORP MEDIUM TERM NMTN 3.1 DUE 05-15 CUSIP: 14912L2D2          220,000.000       219,846.000       215,239.200
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTS-BOOK ENTRY MTN CUSIP: 14912L2J9           45,000.000        44,994.150        44,010.630
CATERPILLAR FINL SVCS CORP NT 3.8 DUE 02-08-2008 BEO CUSIP: 14912L2L4             2,000,000.000     1,997,460.000     1,956,558.000
CENTEX HOME EQUITY LN TR 2005-D ASSET BKD CTF CL AV-1 08 CUSIP: 152314PK0           364,034.040       364,034.040       364,057.340
CHASE COML MTG SECS CORP SER 1997-1 CL E7.37 MTG PASSTHRU CUSIP: 161505BE1          325,000.000       351,867.180       334,437.680
CHASE CR CARD OWNER TR 2001-4 ASSET BKD NT CL A 5.5% DUE 1 CUSIP: 16151RAX1         460,000.000       459,926.790       461,812.860
CHASE MANHATTAN AUTO OWNER TR 2003-C ASSET BKD CTF 2.78 CUSIP: 161581DF7            314,430.970       314,361.980       308,657.070
CHASE MANHATTAN CORP NEW SUB NT DTD 02/23/1999 6 DUE 0 CUSIP: 16161ABU1             260,000.000       257,909.600       267,049.120
CHEC LN TR 2004-2 ASSET BKD CTF CL A-1 FLTG 01-25-2025 RE CUSIP: 162765AQ4          112,112.600       112,114.440       112,121.460
CHUBB CORP SR NT 4.934% DUE 11-16-2007 BEO CUSIP: 171232AG6                         980,000.000       986,283.000       979,357.120
CIT GROUP HOLDINGS 7.375 DUE 04-02-2007 BEO CUSIP: 125581AA6                         40,000.000        45,589.600        41,165.000
CIT GROUP INC NEW SR NT 2.875% DUE 09-29-2006 CUSIP: 125581AG3                      125,000.000       124,795.000       123,264.130
CIT GROUP INC NT 4.75% DUE 08-15-2008 BEO CUSIP: 125577AQ9                          350,000.000       349,681.500       348,667.550
CITIBANK CR CARD ISSUANCE TR SER 2004-A1CL A1 2.5499999523 CUSIP: 17305ECA1       1,240,000.000     1,208,544.540     1,211,074.520
CITICORP MEDIUM TERM SUB NTS- BOOK ENTRYTRANCHE # SB 00195 CUSIP: 17303MJC4         210,000.000       198,949.870       218,670.690
CITIGROUP INC GLOBAL SR NT DTD 05/10/2001 5.75 DU CUSIP: 172967BF7                  170,000.000       183,183.500       170,608.600
CITIGROUP INC NT GLOBAL 6 DUE 02-21-2012BEO CUSIP: 172967BJ9                         30,000.000        32,502.300        31,486.290
CITIGROUP INC 5.625 DUE 08-27-2012 BEO CUSIP: 172967BP5                             150,000.000       152,368.990       154,606.800
CLOROX CO SR NT FLTG RATE DUE 12-14-2007REG CUSIP: 189054AJ8                        195,000.000       195,221.600       195,350.420
CMO BANC AMER COML MTG INC SER 2005-2 CLA2 DUE 07-10-2043 CUSIP: 05947UL63          475,000.000       475,000.000       468,322.930
CMO BANC AMER COML MTG INC 2005-6 COML CL A-M 5.181985855 CUSIP: 05947U4E5          530,000.000       530,001.340       530,823.090
CMO CD 2005-CD1 COMMERICAL MTG TR SER 2005-C1 CL A2FX DU CUSIP: 12513EAD6           350,000.000       351,859.200       352,290.750
CMO CENTEX HOME EQUITY LN TR SERIES 2004-A CLASS-AV2 4 CUSIP: 152314JC5              60,550.490        60,550.490        60,560.360
CMO CHASE AUTO OWNER TR 2005-B ASSET BKDNT CL A-2 4.77% DU CUSIP: 161443AE6         375,000.000       374,968.640       374,967.000

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                  Shares/Par Value   Historical Cost   Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CMO CHASE COML MTG SECS CORP 1997-2 MTG PASSTHRU CTF CL C CUSIP: 161505BP6            125,000.000       139,804.680     128,306.630
CMO CITIGROUP MTG LN TR 2005-OPT3 ASSET BKD CTF CL 1-1A VA CUSIP: 17307GSE9           237,411.250       237,411.250     237,462.770
CMO CITIGROUP MTG LN TR 2005-WF2 MTG PASSTHRU CTF CL AF CUSIP: 17307GVG0              434,193.130       434,188.790     432,558.830
CMO CITIGROUP MTG LN TR 2005-WF2 MTG PASSTHRU CTF CL AF CUSIP: 17307GVN5              475,000.000       474,985.750     480,756.530
CMO CR SUISSE 1ST BSTN MTG SECS CORP 2005-C5 CTF A-4 5. CUSIP: 225470AP8              530,000.000       522,540.780     527,918.690
CMO CWALT INC 2005-J4 MTG PASSTHRU CTF CL 2-A-1B DUE 07-2 CUSIP: 12667GND1            210,497.330       210,497.330     210,364.720
CMO HOME EQUITY ASSET TR 2005-5 MTG PASSTHRU CTF CL 2- CUSIP: 437084MB9               456,797.280       456,797.280     456,828.340
CMO J P MORGAN CHASE COML MTG SECS CORP 2005-LDP5 CL A-2B CUSIP: 46625YXM0            370,000.000       371,848.150     371,406.740
CMO MERRILL LYNCH MTG TR SER 2005-CKI1 CL A-3 DUE 11-12-2 CUSIP: 59022HLC4            460,000.000       460,553.200     464,439.460
CMO MERRILL LYNCH MTG TR SER 2005-CKI1 CL A2 5.22363% DUE CUSIP: 59022HLB6            175,000.000       175,957.920     176,449.880
CMO MORGAN STANLEY CAP I INC 2005-IQ10 CL A-AB 5.17799997 CUSIP: 617451AE9            510,000.000       512,798.880     510,938.910
CMO MSDW CAP I TR SER 2001-PPM CL A2 6.4DUE 02-15-2031 BEO CUSIP: 61746WES5           230,698.240       235,285.150     237,793.600
CMO NOMURA ASSET ACCEP CORP SER 2005-AP2CL A5 4.976% DUE 0 CUSIP: 65535VLL0           275,000.000       274,989.000     266,155.450
CMO NOMURA ASSET ACCEP CORP SER 2005-WF1CL II-A-5 DUE 03-2 CUSIP: 65535VKX5           250,000.000       249,994.750     243,952.750
CMO OWNIT 2005-2 MTG LN ASSET BKD CTF CLA-2A 4.64% DUE 03- CUSIP: 691215AU1           256,579.270       256,579.270     256,625.710
CMO RESIDENTIAL ASSET MTG PRODS INC SER 2004-RS8 CL AI2 3. CUSIP: 76112BAB6           490,121.180       490,070.650     488,096.490
CMO STRUCTURED ADJ RATE MTG LN TR 2005-8XS CL A1 DUE CUSIP: 863579NW4                 231,711.460       231,746.680     231,185.470
CMO WAMU MTG PASS-THROUGH CTFS 2004-AR7 CL A-6 DUE 07-25-2 CUSIP: 92922FTB4           625,000.000       623,315.430     604,610.000
CMO WAMU MTG PASS-THROUGH CTFS 2004-AR9 CL A-7 VAR DUE 08- CUSIP: 92922FWL8           335,000.000       330,359.980     328,115.750
CMO WAMU MTG PASS-THRU CTFS SER 2003-AR10 CL A5 4. CUSIP: 92922FDZ8                   575,000.000       568,082.030     563,770.250
CMO WAMU MTG PASS-THRU CTFS 2005-AR4 CL A-4B 4.684 DUE 04- CUSIP: 92922FG69           550,000.000       548,710.940     538,384.000
CMO WELLS FARGO MTG BACKED SECS 2005-AR10 TR CL II CUSIP: 94983CAT4                   620,000.000       615,945.320     602,637.520
CONNECTICUT RRB SPL PURP TR CL&P-1 CTF CL A-3 5.73% DUE 0 CUSIP: 207678AC7            179,058.340       183,723.660     180,196.790
COOPER INDS INC GTD SR NT 5.25% DUE 07-01-2007 BEO CUSIP: 216669AE1                   145,000.000       144,840.000     145,616.110
COUNTRYWIDE FINL CORP FLT RT MTN VAR RT DUE 04-01-2011/04- CUSIP: 222372AH7                 0.000             0.000           0.000
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTS# TR 00313 4 DU CUSIP: 22237LPA4              150,000.000       146,422.580     141,140.700
COUNTRYWIDE HOME LNS INC MEDIUM TERM NTSTRANCHE TR 0030 CUSIP: 22237LNR9              225,000.000       224,804.250     216,061.430
CREDIT SUISSE FIRST BOSTON USA INC NT 4.875% DUE 08-15-2 CUSIP: 22541LBH5             465,000.000       468,213.150     461,432.990
CREDIT SUISSE FIRST BOSTON USA INC NT 5.125% DUE 08-15-2 CUSIP: 22541LBK8             500,000.000       496,110.000     495,166.500
CVS CORP NT 5.625 DUE 03-15-2006/03-14-2 CUSIP: 126650AD2                             390,000.000       388,252.800     390,452.400
CWABS INC 2005-1 ASSET BKD CTF CL 2-A-1 VAR RATE 08-25-203 CUSIP: 126673YY2           117,256.770       117,256.770     117,270.960

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 121 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                  Shares/Par Value   Historical Cost   Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOKENTRY MTN 4.4% DUE CUSIP: 24422EPT0           270,000.000       269,589.600     265,390.020
DEERE JOHN CAP CORP MEDIUM TERM NTS-BOOKENTRY MTN 4.5% DUE CUSIP: 24422EPV5           280,000.000       279,689.200     277,039.280
DEUTSCHE TELEKOM INTL FIN B V GTD NT STEP UP 06-15-2030 CUSIP: 25156PAC7              730,000.000       934,238.180     928,464.380
DONNELLEY R R & SONS CO SR NT 4.95% DUE 04-01-2014/09-07-2 CUSIP: 257867AM3           355,000.000       353,978.650     331,451.790
EQTY RESDNTL PPTY 5.125 3 15 16 5.125 DUE 03-15-2016 BEO CUSIP: 29476LAC1             165,000.000       164,813.550     158,922.060
EQUITABLE COS INC SR NT 6.5 DUE 04-01-2008 REG CUSIP: 29444GAH0                        90,000.000        92,331.220      93,259.080
ERP OPER LTD PARTNERSHIP ERP OPERATING LP 4.75% DUE 06-15 CUSIP: 26884AAR4             40,000.000        39,817.200      39,536.040
ERP OPER LTD PARTNERSHIP 7.57 NT DUE 08-15-2026/06 PUTT CUSIP: 26884AAD5              190,000.000       231,817.100     221,607.830
EXPT IMP BK KOREA DEB SECS 4.5 DUE 08-12-2009 CUSIP: 302154AK5                        215,000.000       213,821.800     211,159.890
FNANB CR CARD MASTER TR 2002-A ASSET BKDNT CL A FLTG RATE CUSIP: 302514AG9            150,000.000       150,843.750     150,597.750
FORD CR AUTO OWNER TR 2005-B NT CL B 4.64% DUE 04-15-20 CUSIP: 34527RKY8              320,000.000       319,991.260     316,758.720
FPL GROUP CAP INC FPL GROUP CAP INC 3.25DUE 4/11/06 3.25 D CUSIP: 302570AQ9           170,000.000       169,763.700     169,330.370
FRANCE TELECOM SA NT STEP UP 03-01-2031 02-28-2031 CUSIP: 35177PAL1                   165,000.000       220,719.450     220,152.900
FREMONT HOME LN TR 2005-1 II-A1 4.63% DUE 06-25-2035 REG CUSIP: 35729PHY9             110,799.730       110,799.730     110,831.860
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00528 CUSIP: 36962GXZ2              315,000.000       310,485.150     369,763.070
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.1 CUSIP: 36962GR48           1,550,000.000     1,509,452.000   1,508,886.250
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.2 CUSIP: 36962GE75              80,000.000        79,597.600      78,088.560
GOLDMAN SACHS GROUP INC FOR FUTURE EQTY USE 38143U NT 4.75 CUSIP: 38141GDK7           340,000.000       329,496.850     329,789.800
GOLDMAN SACHS GROUP INC FOR FUTURE EQTY USE 38143U 5.25 DU CUSIP: 38141GDQ4            95,000.000        95,459.300      94,977.110
GOLDMAN SACHS GROUP INC NT 6.875 DUE 01-15-2011 BEO CUSIP: 38141GAZ7                  425,000.000       465,195.750     457,840.600
GOLDMAN SACHS GROUP INC 4.5% DUE 06-15-2010 BEO CUSIP: 38143UBE0                    1,345,000.000     1,338,129.950   1,314,406.630
HARTFORD FINL SVCS GROUP INC NT 2.375 DUE 06-01-2006 BEO CUSIP: 416515AJ3              60,000.000        59,930.400      59,418.240
HEINZ H J CO DEALER REMARKETABLE SECS-DRS 144A DUE CUSIP: 423074AH6                   220,000.000       226,553.800     225,999.400
HOME EQUITY ASSET TR SER 2005-8 CL 2-A-110-01-2035 REG CUSIP: 437084PT7               264,742.180       264,742.180     264,787.450
HOUSEHOLD FIN CORP NT DTD 06/17/1998 6.4% DUE 06-17-200 CUSIP: 441812FY5              165,000.000       185,908.800     170,220.770
HOUSEHOLD FIN CORP NT 8% DUE 07-15-2010 BEO CUSIP: 441812GM0                           80,000.000        95,191.200      89,246.080
HOUSEHOLD FIN CORP SR NT DTD 02/05/1999 5.875% DUE 02-01-2 CUSIP: 441812GE8           115,000.000       123,843.850     117,526.670
HSBC FIN CORP MEDIUM TERM NTS BOOK ENTRYMTN 4.125% DUE 03- CUSIP: 40429JAA5           700,000.000       698,222.000     687,720.600
HSBC FIN CORP NT 4.625% DUE 09-15-2010 REG CUSIP: 40429CCV2                           360,000.000       358,966.800     352,595.160
HSBC FIN CORP NT 6.75% DUE 05-15-2011 REG CUSIP: 40429CAA0                             80,000.000        90,283.900      85,853.680
HSEHD FIN CORP NT 6.375 DUE 10-15-2011 BEO CUSIP: 441812JW5                            55,000.000        59,017.850      58,139.240

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 122 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                  Shares/Par Value   Historical Cost   Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

HSEHD HOME EQTY LN TR 2002-3 ASSETBKD NTCL A FLTG 07-20-20 CUSIP: 441917AT8         1,744,151.800     1,747,422.090   1,744,322.730
HYUNDAI AUTO RECEIVABLES TR 2004-A NT CLB 3.46% DUE 08-15- CUSIP: 449182BD5           450,000.000       449,963.370     438,152.850
INTL LEASE FIN CORP NT 3.75 DUE 08-01-2007 BEO CUSIP: 459745FJ9                       145,000.000       144,274.100     142,363.320
INTL LEASE FIN CORP 4.75 DUE 01-13-2012 BEO CUSIP: 459745FN0                          220,000.000       219,045.200     214,499.120
J P MORGAN CHASE & CO NT 6.75 DUE 02-01-2011 BEO CUSIP: 46625HAJ9                     370,000.000       410,140.310     396,298.490
J P MORGAN MTG ACQSTN CORP 2005-FRE1 AII-F-1 5.375 DUE CUSIP: 46626LBV1               498,788.210       498,785.370     498,337.800
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT DUE 09-01-2015 CUSIP: 46625HCY4          1,000,000.000     1,000,000.000     989,047.000
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 5.125 DUE 09-15 CUSIP: 46625HBV1           500,000.000       498,760.000     494,955.500
JPMORGAN CHASE & CO FORMERLY J P MORGAN 5.15 DUE 10-01-201 CUSIP: 46625HDF4           530,000.000       527,795.200     522,485.660
KEYCORP STUDENT LN TR 2000-B ASSET BKD NT CL A-2 FLTG RAT CUSIP: 493268AY2            484,714.720       487,592.710     487,878.940
LEHMAN BROS HLDGS INC MEDIUM TERM NTS BOOK ENTRY MTN 4.5 CUSIP: 52517PA35              55,000.000        54,923.000      53,846.870
LONG BEACH MTG LN TR 2004-1 ASSET BKD CTF CL A-3 VAR RAT CUSIP: 542514ER1             998,140.360       999,388.030     998,952.850
M & I MARSHALL & ILSLEY BK MILW WI TRANCHE # TR 00014 CUSIP: 5525V0AP1                295,000.000       294,615.600     289,431.580
M & I MARSHALL & ILSLEY BK MILW WI TRANCHE #00021 4.5 CUSIP: 5525V0AW6                300,000.000       299,925.000     297,085.800
MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTSTRANCHE # TR 00 CUSIP: 57629WAR1              175,000.000       174,767.250     169,624.350
MASTR ASSET BACKED SECS TR 2005-WMC1 MTGPASSTHRU CTF CL A- CUSIP: 57643LGT7            96,370.580        96,370.580      96,385.810
MBNA AMER BK NATL ASSN MEDIUM TERM SUB NTRANCHE # SB 0000 CUSIP: 5526E2AB5            155,000.000       168,404.400     167,934.440
MBNA CORP SR MEDIUM TERM NTS BEO TRANCHE# SR 00056 6.125 D CUSIP: 55263ECH6           645,000.000       682,236.600     683,970.260
MBNA CORP SR MEDIUM TERM NTS BOOK ENTRY FLT RT MTN DUE 05- CUSIP: 55263ECM5           210,000.000       210,000.000     211,523.970
MBNA CR CARD MASTER NT TR ABS MBNAS 4.2%DUE 09-15-2010 BEO CUSIP: 55264TCW9           260,000.000       259,932.610     256,826.180
MBNA CR CARD MASTER NT TR SER 2003-6 CL A6 2.75% DUE 10-15 CUSIP: 55264TBV2         1,030,000.000       988,800.000     983,311.130
MBNA CR CARD MASTER NT TR 2005-7 NT CL A4.3% DUE 02-15-201 CUSIP: 55264TDG3           330,000.000       329,986.640     325,979.940
MERRILL LYNCH & CO INC MEDIUM TERM NTS BOOK ENTRY MTN 4.1 CUSIP: 59018YUH2            190,000.000       189,363.500     184,355.480
MERRILL LYNCH & CO INC MEDIUM TERM NTS BOOK ENTRY MTN 4.7 CUSIP: 59018YVV0            380,000.000       380,000.000     375,725.760
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 0045 CUSIP: 59018YUZ2            100,000.000        98,690.000      97,272.400
MERRILL LYNCH MTG INVS INC SER 2005-WMC1CL A2A FLT RT 09-2 CUSIP: 59020UQS7            48,391.530        48,391.530      48,398.550
MERRILL LYNCH MTG INVS INC 2005-NC1 MTG PASSTHRU CTF A2A 1 CUSIP: 59020URL1            21,430.940        21,430.940      21,432.830
METLIFE INC METLIFE INC 6.125 DUE 12-01-2011 BEO CUSIP: 59156RAC2                     180,000.000       193,662.000     190,738.620
METLIFE INC NT 5% DUE 06-15-2015/06-23-2 CUSIP: 59156RAN8                             545,000.000       543,523.050     534,540.910
MORGAN ST CAP I INC SER 1998-HF1 CL E 7.6 MTG PASSTHRU C CUSIP: 61745MFM0             600,000.000       652,593.750     627,432.600
MORGAN ST CAP I INC SER 1998-HF1 CL C 6.75 COML MTG P-TH CUSIP: 61745MFK4             200,000.000       223,812.600     206,556.600

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                  Shares/Par Value   Historical Cost   Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MORGAN STANLEY ABS CAP I INC 2005-WMC2 MTG PASSTHRU CTF A CUSIP: 61744CNN2             95,194.120        95,194.120      95,207.160
MORGAN STANLEY ABS CAP I INC 2005-WMC6CLA-2A VAR 07-25-203 CUSIP: 61744CSS6           245,358.000       245,358.000     245,378.120
MORGAN STANLEY ABS CAP I INC 2005-2 MTG PASSTHRU CTF CL A- CUSIP: 61744CQG4           163,633.330       163,633.330     163,552.000
MORGAN STANLEY DEAN WITTER & CO GLOBAL NT 4/25/01 6.75 DU CUSIP: 617446GM5            370,000.000       397,502.100     398,314.990
MORGAN STANLEY DEAN WITTER CAP I TR 2001PPM COML MTG P CUSIP: 61746WET3               131,914.190       148,238.580     136,369.460
MORGAN STANLEY GLOBAL SUB NT 4.75 DUE 04-01-2014 BEO CUSIP: 61748AAE6                 425,000.000       421,298.250     407,603.480
MORGAN STANLEY MTN 5.375% DUE 10-15-2015 CUSIP: 61746SBR9                             395,000.000       393,067.860     395,382.760
MORGAN STANLEY NT 4% DUE 01-15-2010 BEO CUSIP: 61746SBC2                            1,690,000.000     1,684,068.100   1,625,665.080
NATIONWIDE BLDG SOC MEDIUM TERM SR NTS BOOK ENTRY 144A 4. CUSIP: 63859UAU7            610,000.000       603,139.570     594,405.960
NATL AUSTRALIA BK LTD TRANCHE #SB 2 6.6 SUB MTN DUE 12-10- CUSIP: 63252MAB0           420,000.000       477,141.000     432,513.060
NATL WESTMINSTER BK PLC 7.75 10-16-02 AFTER 6MO$US LIB + CUSIP: 638539AG1             765,000.000       750,604.020     799,081.520
NIAGARA MOHAWK PWR CORP SR NT SER G 7.75DUE 10-01-2008 REG CUSIP: 653522DJ8           195,000.000       226,868.850     208,200.530
NISSAN AUTO LEASE TR 2005-A ASSET BKD CTF CL A-3 4.7% DU CUSIP: 65473MAY8             559,999.990       559,964.660     558,967.350
NOVASTAR MTG FDG TR SER 2003-1 CL A1 FLTG RATE 05-25-20 CUSIP: 66987XCD5              334,640.010       334,953.740     335,316.650
OPTEUM MTG ACCEP CORP 2005-1 ASSET BKD PASSTHRU CTF CL A- CUSIP: 68383NAC7             79,048.150        79,048.150      78,688.480
OPTION ONE MTG ACCEP CORP 2003-3 ASSET BKD CTF CL A-2 06- CUSIP: 68400XBJ8            400,439.220       400,345.370     400,754.770
OPTION ONE MTG LN TR 2003-4 ASSET BACKEDCTF CL A-2 VAR RAT CUSIP: 68389FDT8           750,345.960       751,283.170     751,310.150
OPTION ONE MTG LN TR 2005-1 ASSET BKD CTF CL A-3 02-25-2 CUSIP: 68389FGH1           1,931,979.040     1,933,790.270   1,933,982.500
ORIGEN MANUFACTURED HSG CONT TR 2005-B MTG PASSTHRU CTF C CUSIP: 68619ABP1            475,000.000       474,966.750     475,013.300
ORIGEN MANUFACTURED HSG CONTRACT TR SER 2005-A CL A1 4.06% CUSIP: 68619ABG1           357,723.720       357,692.110     355,761.250
PAC G & E SER 1A8 6.48 CMO CTF DUE 12-26-2009 SCHEDUL CUSIP: 130335AH5                455,000.000       464,492.640     466,237.590
PECO ENERGY TRANSITION TR SER 1999-A CL A-6 6.05 DUE 03 CUSIP: 705220AF8              291,396.950       306,724.140     293,813.500
PECO ENERGY TRANSITION TR SER 2000-A CL A-4 7.65% DUE 03-0 CUSIP: 705220AL5           785,000.000       886,007.420     856,982.150
PG&E ENERGY RECOVERY FDG LLC SER 2005-2 CL A1 4.8499999046 CUSIP: 693401AF8           220,000.000       219,987.020     220,100.760
PNC FDG CORP NT 4.2% DUE 03-10-2008 REG CUSIP: 693476AU7                              335,000.000       334,488.490     330,028.940
POPULAR ABS INC SER 2005-5 CL AF-6 FLT RT 11-25-2035 REG CUSIP: 73316PGK0             225,000.000       224,992.350     223,097.180
POPULAR ABS INC 2005-D MTG PASSTHRU CTF A-1 5.36100006104% CUSIP: 73316PHK9           523,532.620       523,532.620     523,198.080
PROCTER & GAMBLE CO DEB 8% DUE 09-01-2024 BEO CUSIP: 742718BG3                        515,000.000       605,200.050     685,074.630
PRUDENTIAL FINL INC DEB 4.104% DUE 11-15-2006 REG CUSIP: 744320AA0                    590,000.000       599,548.510     586,124.880
PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKTRANCHE #00008 CUSIP: 74432QAH8               140,000.000       133,554.400     134,034.600
PUB SERVICE CORP COL 1ST COLL TR BD SER 14 4.375 10-1-08/9 CUSIP: 744448BW0           305,000.000       304,634.000     301,175.300

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                  Shares/Par Value   Historical Cost   Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

PUB SVC ELEC GAS CO SECD MEDIUM TERM NTSBOOK ENTRY TR#0001 CUSIP: 74456QAK2           120,000.000       120,000.000     118,635.360
PVTPL AIG SUNAMERICA GLOBAL FING VI SR NT 144A 6.3 DUE 05 CUSIP: 00138QAA5            400,000.000       399,412.000     424,942.800
PVTPL AMERICAN INTL GROUP INC NT 144A 5.05% DUE 10-01-20 CUSIP: 026874AW7             140,000.000       136,260.600     137,400.200
PVTPL BAXTER FINCO B V NT 144A 4.75 DUE 10-15-2010 BEO CUSIP: 07181XAA1               185,000.000       184,433.900     182,448.300
PVTPL CIT GROUP CDA NT 144A 4.65 DUE 07-01-2010 BEO CUSIP: 125568AA3                  170,000.000       169,496.800     166,428.640
PVTPL CMO CALWEST INDL TR 2002-CALW COMLMTG PASS THRU CUSIP: 131700AC0                500,000.000       540,820.310     526,238.000
PVTPL CMO MACH ONE 2004-1 LLC CL A-1 144A 3.8900001049% CUSIP: 55445RAA5              304,964.990       304,906.160     298,813.850
PVTPL ERAC USA FIN CO NT 7.95 DUE 12-15-2009 BEO CUSIP: 26882PAK8                     230,000.000       276,598.000     252,766.090
PVTPL GTD SR NT 144A 5.25% DUE 11-15-2012/11-14-2 CUSIP: 216871AA1                     95,000.000        94,619.050      95,548.530
PVTPL HANCOCK JOHN GLOBAL FDG II BOOK ENTRY 144A 7.9 DUE CUSIP: 41011WAA8             345,000.000       344,175.450     387,963.540
PVTPL HSBC FIN CORP MT 5.25% DUE 01-14-2011 BEO CUSIP: 40429CCX8                      985,000.000       985,725.350     985,504.320
PVTPL HUTCHISON WHAMPOA INTL 03/33 LTD GTD NT 144A 5.45 D CUSIP: 44841SAA7            680,000.000       702,013.800     685,548.800
PVTPL MANTIS REEF LTD ABC SECS 144A 3C7 4.692 DUE 11-14-20 CUSIP: 56460EAA2           250,000.000       250,000.000     245,632.000
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS NT 144A 2 CUSIP: 57629WAJ9             225,000.000       224,730.000     212,437.130
PVTPL METLIFE GLOBAL FUNDING I SR NT 144A 4.625% DUE 08 CUSIP: 59217EAU8              180,000.000       179,073.000     177,057.180
PVTPL PETRONAS CAP LTD EURO GTD NT 144A 7.875% DUE 05-22-2 CUSIP: 716743AB5           120,000.000       148,519.200     149,812.920
PVTPL RABOBANK CAP FDG III GTD TR NT 144A 5.254 DUE 12- CUSIP: 749769AA3            1,320,000.000     1,318,234.200   1,294,295.640
PVTPL RAS LAFFAN LIQUEFIED NAT GAS CO LTD II BD SER A 14 CUSIP: 75405TAA7             175,000.000       175,000.000     173,556.250
PVTPL RAS LAFFAN LIQUEFIED NAT GAS CO LTD 8.294 DUE 03-1 CUSIP: 754052AC2             165,000.000       186,821.800     190,268.600
PVTPL ST GEORGE BK LTD SUB NT 144A 5.3 DUE 10-15-2015 BEO CUSIP: 789547AD8            260,000.000       259,451.400     261,159.860
PVTPL SYSTEMS 2001 A T LLC SERIES-2001 CLASS-G 144A 6.664 CUSIP: 87203RAA0            251,503.650       254,916.810     267,637.610
PVTPL TIAA GLOBAL MKTS INC TIAA GLOBAL MARKETS 4.125 DUE CUSIP: 87244HAB1             410,000.000       420,028.600     404,410.880
PVTPL WORLD FINL PPTYS TOWER D FIN CORP SER 1996 WFP-D PAS CUSIP: 981469AA7           395,898.210       386,444.400     415,832.870
PVTPL XLLIAC GLOBAL FDG SR SECD MEDIUM TERM NT 144A 4.8 D CUSIP: 98374PAZ9            250,000.000       249,155.000     246,848.250
RASC SER 2005-EMX3 TR MTG ASSET BKD PASSTHRU CTF CL A- CUSIP: 75405MAA2               324,592.860       324,592.860     324,641.550
RBS CAP TR I TR PFD SECS STEP UP 12-29-2049 12-30-2 CUSIP: 749274AA4                  460,000.000       468,705.540     437,201.480
REGIONS FINL CORP NEW BD 4.5% DUE 08-08-2008 BEO CUSIP: 7591EPAA8                     320,000.000       319,644.800     316,296.960
RESDNTL AST SEC CORP MTG PA SER 2002-KS1CL A-I-4 5.864 11- CUSIP: 76110WMV5             3,284.170         3,427.720       3,274.490
RESDNTL AST SEC CORP MTG PA 2004-KS6 HOME EQTY MTG AST CUSIP: 76110WZS8             1,310,514.880     1,310,514.880   1,312,668.060
RESDNTL AST SEC CORP MTG PA 2005-AHL2 MTG AST BKD PASSTH CUSIP: 76110W5E2             406,628.730       406,628.730     406,643.780
RESDNTL AST SEC CORP MTG PA 2005-EMX1 HOME EQTY MTG AST CUSIP: 76110WP83              157,364.230       157,364.230     157,395.070

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 125 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                  Shares/Par Value   Historical Cost   Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

RESDNTL AST SEC CORP MTG PASS THRU CTF 2004-KS10 A-I-1 4. CUSIP: 76110WF68             83,217.320        83,217.320      83,227.720
RESIDENTIAL ASSET MTG PRODS INC SER 2005-EFC5 CL A1 FL CUSIP: 76112BG95               440,114.320       440,114.320     440,130.160
RESIDENTIAL ASSET MTG PRODS INC 2005-RZ1MTG PASSTHRU CTF A CUSIP: 76112BLV0           201,962.690       201,962.690     202,004.900
RESIDENTIAL ASSET SEC CORP MTG PASS THRUCTF SER 2003-KS6 C CUSIP: 76110WSP2           227,356.970       227,356.970     227,529.530
RESIDENTIAL AST MTG PRODS INC 2003-RS9CLM-I-1 5.8000001907 CUSIP: 760985A84           230,000.000       235,678.130     229,149.690
RESIDENTIAL AST MTG PRODS INC 2004-RS12 MTG PASSTHRU CTF A CUSIP: 76112BFZ8           521,316.840       521,316.840     521,473.760
RESIDENTIAL FDG MTG SECS II INC 2005-HI3MTG PASSTHRU CTF C CUSIP: 76110VSB5           150,000.000       149,992.670     149,298.000
S.W AIRLS 2001-1 PASS THRU TRS S.W AIR5.496 DUE 11-01 CUSIP: 84474QAB9                100,000.000       100,000.000     100,413.600
SAXON ASSET SECS TR 2005-3 ASSET BKD CTFCL 1-2A 11-25-2035 CUSIP: 805564SN2           288,428.070       288,428.070     288,448.840
SBC COMMUNICATIONS INC NT 5.3% DUE 11-15-2010/11-14-2 CUSIP: 78387GAS2                430,000.000       428,741.200     431,302.900
SBC COMMUNICATIONS INC NT 5.625% DUE 06-15-2016/08-16-2 CUSIP: 78387GAL7              170,000.000       169,840.200     171,047.540
SBC COMMUNICATIONS INC NT 6.15% DUE 09-15-2034/09-14-2 CUSIP: 78387GAQ6               115,000.000       111,962.850     115,513.130
SLM CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.5% DUE 07-26-201 CUSIP: 78442FDP0           610,000.000       608,285.900     597,202.200
SLM CORP MEDIUM TERM NTS BOOK ENTRY MTN 4% DUE 01-15-2010 CUSIP: 78442FDE5            160,000.000       159,102.400     153,870.080
SLM CORP MEDIUM TERM NTS BOOK ENTRY 5 DUE 10-01-2013 BEO CUSIP: 78442FBG2             200,000.000       199,039.400     197,674.400
SLM STUDENT LN TR SER 2005-7 CL A3 4.40999984741% DUE CUSIP: 78442GQH2                320,000.000       316,962.500     317,462.400
SOUNDVIEW HOME LN TR 2005-B ASSET BKD CTF CL M-3 05-25-2 CUSIP: 83611MHN1             500,000.000       500,000.000     498,030.000
SPECIALTY UNDERWRITING & RESIDENTIAL FINSER 2004-BC4 CL A2 CUSIP: 84751PEM7           149,357.740       149,357.740     149,383.880
SPRINT CAP CORP NT 7.125 DUE 01-30-2006 BEO CUSIP: 852060AH5                          900,000.000       916,902.000     901,440.000
SPRINT CAP CORP NT 7.625 DUE 01-30-2011 BEO CUSIP: 852060AJ1                          145,000.000       163,519.400     159,895.850
SPRINT CAP CORP NT 8.375 DUE 03-15-2012 BEO CUSIP: 852060AS1                          130,000.000       154,706.500     150,665.190
SPRINT CAP CORP NT 8.75 DUE 03-15-2032 BEO CUSIP: 852060AT9                           480,000.000       580,099.010     636,998.400
SUPERIOR WHSL INVENTORY FING TR XII 2005-A CL A FLTG 0 CUSIP: 86837YAA1               500,000.000       500,000.000     499,934.500
UFJ FIN ARUBA A E C GTD NT 6.75 DUE 07-15-2013 REG CUSIP: 902671AA4                   330,000.000       363,579.560     360,315.450
USAA AUTO OWNER TR 2005-4 ASSET BKD NT CL A-4 4.89% DUE 0 CUSIP: 903278CL1            370,000.000       369,913.490     370,869.130
VERIZON GLOBAL FDG CORP BD 5.85% DUE 09-15-2035 BEO CUSIP: 92344GAX4                  260,000.000       258,143.600     250,554.720
VERIZON NEW ENG INC VERIZON NEW ENG INC 6.5 DUE 09-15-2011 CUSIP: 92344RAA0           125,000.000       138,413.180     128,223.250
VOLKSWAGEN AUTO LEASE TR SER 2004-A CL A3 2.83999991417% CUSIP: 928665AG3             360,000.000       359,993.460     356,652.000
VOLKSWAGEN AUTO LEASE TR SER 2005-A CL A-3 FLT RT 05-20-2 CUSIP: 928665AM0            265,000.000       264,984.650     262,336.750
WA MUT BK FA CHATSWORTH CAL GL NT 5.65 DUE 08-15-2014 BEO CUSIP: 93933WAB2            135,000.000       138,483.000     136,711.670
WACHOVIA CORP NEW BD 5.5% DUE 08-01-2035BEO CUSIP: 929903AM4                          150,000.000       148,359.250     146,146.500

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

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5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 126 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                  Shares/Par Value   Historical Cost   Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

WACHOVIA CORP NEW GLOBAL NT 4.95% DUE 11-01-2006 REG CUSIP: 929903AA0                 165,000.000       176,140.800     165,012.710
WAL-MART STORES INC NT 4.125% DUE 07-01-2010 BEO CUSIP: 931142BZ5                     160,000.000       155,868.800     155,088.960
WASHINGTON REAL ESTATE INVT TR SR NT 5.35% DUE 05-01-20 CUSIP: 939653AG6              390,000.000       386,647.300     385,651.890
WELLS FARGO & CO NEW MTN 4.2% DUE 01-15-2010 CUSIP: 949746JJ1                         220,000.000       213,712.400     214,176.820
WELLS FARGO & CO NEW NT 4.625% DUE 08-09-2010 CUSIP: 949746MZ1                        445,000.000       444,154.500     439,457.530
WELLS FARGO & CO NEW SUB GLOBAL NT 6.375DUE 08-01-2011 BEO CUSIP: 949746CE9           235,000.000       268,966.900     251,884.280
WELLS FARGO & CO NEW SUB NT 5 DUE 11-15-2014 BEO CUSIP: 949746CR0                     155,000.000       152,251.850     153,637.090
WFS FINL 2003-4 OWNER TR AUTO RECEIVABLEBKD NT CL A-4 2.98 CUSIP: 92927CAD2         3,000,000.000     2,999,614.500   2,943,606.000
WFS FINL 2004-3 OWNER TR 2004-3 B 3.51% DUE 02-17-2012 BEO CUSIP: 929257AE3           169,524.220       169,504.220     165,964.210
WFS FINL 2004-4 OWNER TR CL A-2 2.5% DUE12-17-2007 REG CUSIP: 92927TAB9                86,248.250        86,243.280      85,938.960
WFS FINL 2004-4 OWNER TR CL C 3.21% DUE 05-17-2012 REG CUSIP: 92927TAF0               337,011.590       336,989.390     330,215.410
WFS FINL 2005-2 OWNER TR AUTO RECEIVABLEBKD NT C CUSIP: 92927WAE6                     525,000.000       524,975.380     521,159.630
WHOLE AUTO LN TR SER 2003-1 CL C 3.13% DUE 03-15-2010 REG CUSIP: 96683MAN3            164,059.230       164,046.810     162,754.300
WI ELEC PWR CO NT 5.625 DUE 05-15-2033 BEO CUSIP: 976656BW7                           185,000.000       184,463.500     187,031.120
WYETH WYE 5.50 02/01/2014 5.5 DUE 02-01-2014/12-16-2 CUSIP: 983024AE0                 145,000.000       148,045.000     146,878.190
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                             98,303,989.26   97,608,518.69
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - PREFERRED                                                          98,303,989.26   97,608,518.69

Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

#REORG/US AIR INC ENHANCED FINAL LIQ PMTEFF 01-05-04 CUSIP: 911546WA3                 558,963.960       555,404.030           0.000
AEGON NV BD 5.75% DUE 12-15-2020/12-15-2 CUSIP: 007634AA6                             285,000.000       284,743.500     289,310.340
ALTRIA GROUP INC NT 7 DUE 11-04-2013 BEO CUSIP: 02209SAA1                             255,000.000       254,064.380     279,031.970
AMEREN CORP SR NT 4.263% DUE 05-15-2007 BEO CUSIP: 023608AD4                          160,000.000       158,535.200     157,708.000
AMERICA MOVIL S A DE C V SR NT DTD 11/03/2004 5.75% D CUSIP: 02364WAH8                150,000.000       152,678.650     150,510.000
AMERICAN ELEC PWR INC SR NT SER A 6.125%DUE 05-15-2006 BEO CUSIP: 025537AA9           500,000.000       502,635.000     502,261.000
AMERN GEN FIN CORP MEDIUM TERM SR NTS TRANCHE # TR 00367 CUSIP: 02635PRG0             140,000.000       139,727.000     140,829.640
AMERN STD INC 7.625 DUE 02-15-2010 REG CUSIP: 029717AM7                               215,000.000       236,446.250     231,098.560
AMVESCAP PLC SR NT 5.375 DUE 02-27-2013 BEO CUSIP: 03235EAK6                          275,000.000       275,153.300     271,007.550
ANTHEM INC NT 2009 6.8% DUE 08-01-2012 BEO CUSIP: 03674BAC8                            70,000.000        77,430.200      76,370.560

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

AOL TIME WARNER INC 6.75 DUE 04-15-2011/04-19-2 CUSIP: 00184AAB1                     300,000.000       332,298.310      315,026.700
APPALACHIAN PWR CO BD 5.95 DUE 05-15-2033/05-14-2 CUSIP: 037735BZ9                   125,000.000       124,736.250      125,561.750
ARAMARK SVCS INC NT DTD 08/23/2002 6.375DUE 02-15-2008 BEO CUSIP: 038522AG3          165,000.000       178,119.150      168,759.860
ARAMARK SVCS INC 7.0 BD DUE 07-15-2006 BEO CUSIP: 038522AC2                          100,000.000       106,317.000      100,918.000
ARAMARK SVCS INC 7.00000 00/00/00 05/01/07 7 DUE 05- CUSIP: 038522AF5                 55,000.000        59,211.900       56,229.640
ARCHSTONE-SMITH OPER TR NT 5.25% DUE 05-01-2015/05-11-2 CUSIP: 03958QAD0             100,000.000        99,911.500       98,616.900
ARCHSTONE-SMITH TR CORP BDS 5 DUE 08-15-2007/08-14-2 CUSIP: 039583AA7                160,000.000       164,479.450      159,912.000
ARDEN RLTY LTD PARTNERSHIP NT 5.25% DUE 03-01-2015/02-28-2 CUSIP: 03979GAL9          100,000.000        99,692.000      101,043.100
ASSURANT INC SR NT DTD 02/18/2004 6.75% DUE 02-15-2034 REG CUSIP: 04621XAD0          355,000.000       393,573.700      385,810.810
AZ PUB SVC CO NT 5.8 DUE 06-30-2014/06-29-2 CUSIP: 040555CG7                         165,000.000       165,301.700      170,055.440
AZ PUB SVC CO SR NT DTD 11/15/1996 6.75 DUE 11-15-2006 REG CUSIP: 040555BX1           55,000.000        57,684.000       55,722.700
B.STEARNS MTG SECS INC SER 1998-2 CL B 6.75 PASSTHRU CTF CUSIP: 073914C27              1,170.400         1,142.710        1,163.610
BOARDWALK PIPELINES LLC NT 5.5% DUE 02-01-2017/09-12-2 CUSIP: 096629AA8              130,000.000       131,079.000      128,931.920
BRIT SKY BROADCASTING GROUP PLC GTD NT 6.875 DUE 02-23-20 CUSIP: 111013AB4           255,000.000       279,630.450      267,129.840
BSTN PPTYS LTD PARTNERSHIP NT 5 DUE 06-01-2015/05-31-2 CUSIP: 10112RAE4               20,000.000        19,369.400       19,261.380
BSTN PPTYS LTD PARTNERSHIP SR NT 5.625 DUE 04-15-2015/04- CUSIP: 10112RAF1            90,000.000        89,908.200       90,956.520
BSTN PPTYS LTD PARTNERSHIP SR NT 6.25 DUE 01-15-2013/01- CUSIP: 10112RAB0            220,000.000       219,230.000      230,791.220
BUNGE LTD FIN CORP GTD SR NT 5.35% DUE 04-15-2014/11-04-2 CUSIP: 120568AM2            70,000.000        70,186.190       69,236.580
BURL NORTHN SANTA FE CORP NT DTD 03/10/1999 6.125 D CUSIP: 12189TAM6                 130,000.000       134,048.200      134,455.490
CAP 1 MULTI-ASSET EXECUTION TR SER2003-2CL C2 4.3200001716 CUSIP: 14041NAQ4          625,000.000       635,351.560      623,500.000
CAP 1 MULTI-AST EXECUTION TR SER 2004-C1 CL C1 3.4 CUSIP: 14041NBE0                  500,000.000       499,891.050      491,750.500
CAPCO AMER SECURITIZATION CORP PASSTHRU CTF 1998-D7 A-1B 6 CUSIP: 12476VAT8          920,000.000       980,884.370      947,691.080
CAPITAL ONE FINL CORP NT 5.5% DUE 06-01-2015 BEO CUSIP: 14040HAM7                     60,000.000        60,277.800       59,648.940
CAROLINA PWR & LT CO 1ST MORTGAGE BD 5.25% DUE 12-15-20 CUSIP: 144141CX4             365,000.000       362,745.450      364,540.100
CAROLINA PWR & LT CO 1ST MTG BD 5.125 DUE 09-15-2013/09- CUSIP: 144141CT3            180,000.000       178,070.400      179,522.280
CC FDG TR I SR NT 6.9% DUE 02-16-2007 BEO CUSIP: 124881AA1                           185,000.000       191,580.150      188,558.480
CELULOSA ARAUCO Y CONSTITUCION S A NT 5.625% DUE 04-20-2 CUSIP: 151191AN3            195,000.000       194,073.750      193,577.280
CENTEX CORP MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00026 CUSIP: 15231EBB3           150,000.000       151,612.500      150,655.950
CHEVRON PHILLIPS CHEM CO LLC /CHEVRON PHILLIPS CHEM CO L CUSIP: 166754AC5            320,000.000       357,880.550      343,817.280
CIN GAS & ELEC CO DEB 5.7 DUE 09-15-2012BEO CUSIP: 172070CN2                          95,000.000        93,832.850       97,508.000
CITIBANK CR CARD ISSUANCE TR NT CL 2001-C3 6.65000009 CUSIP: 17305EAM7               525,000.000       568,430.270      528,411.450

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

CMO BEAR STEARNS COML MTG SECS INC 2003-TOP12 CL A3 4 CUSIP: 07383FXM5               290,000.000       291,588.620      279,727.910
CMO BEAR STEARNS COML MTG SECS INC 2005-T20 CL A2 5.1 CUSIP: 07387BCH4               575,000.000       578,140.650      576,014.300
CMO BEAR STEARNS COML MTG SECS INC SER 2005-T20 CL A-AB D CUSIP: 07387BCK7           980,000.000       985,379.220      983,789.660
CMO DLJ COML MTG CORP COML MTG PASSTHRU CTF 1998-CF2 B-1 V CUSIP: 23322BDC9          515,000.000       567,230.450      541,096.080
CMO FHLMC PREASSIGN 00296 5% DUE 10-15-2025 REG CUSIP: 31395PNH1                     301,811.710       305,277.840      301,224.380
CMO J P MORGAN CHASE COML MTG SECS CORP SER 2005-LDP4 CL A CUSIP: 46625YTY9          250,000.000       251,243.000      246,661.500
CMO LB COML CONDUIT MTG TR 1999-C1 MTG P/T CTF CL B 6.93 CUSIP: 501773CT0            290,000.000       322,584.370      307,072.010
CMO MERRILL LYNCH MTG TR SER 2005-CIP1 CL A2 FLT RT 4.96% CUSIP: 59022HJH6           260,000.000       261,427.220      258,515.140
COMCAST CABLE COMMUNICATIONS INC COMCASTCABLE COMM 6.75 DU CUSIP: 20029PAL3          195,000.000       212,589.700      206,467.170
COMCAST CABLE COMMUNICATIONS INC NT DTD 01/16/2001 6.375 D CUSIP: 20029PAK5        1,000,000.000     1,010,080.000    1,001,230.000
COMCAST CORP NEW BD 5.85% DUE 11-15-2015/11-14-2 CUSIP: 20030NAJ0                    130,000.000       129,989.600      131,679.730
COMCAST CORP NEW NT DTD 06/09/2005 5.65%DUE 06-15-2035/06- CUSIP: 20030NAF8          240,000.000       239,445.600      220,832.880
COMCAST CORP NEW NT 5.5 DUE 03-15-2011/03-14-2 CUSIP: 20030NAD3                      250,000.000       263,037.000      251,356.000
COML NET LEASE RLTY INC COML NET LEASE RLT LONG 1ST CPN 6 CUSIP: 202218AH6           105,000.000       104,727.000      106,565.130
COMM GROUP INC MASS SR NT 5.95 DUE 12-09-2013 REG CUSIP: 200641AA6                   255,000.000       261,810.900      258,225.500
CONAGRA INC CONAGRA INC BONDS 7.000 OCT 01 2028 7 DUE 10-0 CUSIP: 205887AR3           35,000.000        37,178.050       38,024.460
CONAGRA INC NT 8.25 DUE 09-15-2030 BEO CUSIP: 205887AX0                               45,000.000        55,173.750       55,581.840
CONAGRA INC 7.125 SR NT DUE 10-1-2026/ 06 BEO PUTTABLE 10 CUSIP: 205887AF9            45,000.000        54,051.750       49,668.710
CONS NAT GAS CO SR NT SER C 6.25 DUE 11-01-2011 BEO CUSIP: 209615BX0                 140,000.000       143,750.860      146,603.940
CONSOLIDATED NAT GAS CO SR NT 5% DUE 12-01-2014/11-18-2 CUSIP: 209615CA9              90,000.000        90,293.650       87,315.840
CONSTELLATION ENERGY GROUP INC 7.6 DUE 04-01-2032 BEO CUSIP: 210371AF7                80,000.000        89,944.560       96,242.640
CONSUMERS ENERGY CO 1ST MTG BD SER H 4.8DUE 02-17-2009 REG CUSIP: 210518BX3          110,000.000       112,558.600      108,565.930
COORS BREWING CO SR NT 6.375 DUE 05-15-2012 BEO CUSIP: 21701RAB4                     255,000.000       261,037.300      270,218.400
COX COMMUNICATIONS INC NEW NT 4.625% DUE01-15-2010/05-17-2 CUSIP: 224044BP1          130,000.000       129,864.800      125,846.890
CY NATL BK CAL 6.375 DUE 01-15-2008 REG CUSIP: 177902AB9                             250,000.000       232,390.000      256,800.000
CY NATL CORP SR NT 5.125 DUE 02-15-2013 BEO CUSIP: 178566AB1                         295,000.000       308,130.450      293,274.840
DAIMLERCHRYSLER NORTH AMER HLDG CORP 8.5% DUE 01-18-203 CUSIP: 233835AQ0             185,000.000       225,809.900      223,853.150
DARDEN RESTAURANTS INC SR NT 6% DUE 08-15-2035/08-12-2 CUSIP: 237194AE5              165,000.000       163,209.750      156,270.180
DET EDISON CO 6.125 DUE 10-01-2010 BEO CUSIP: 250847DS6                               20,000.000        21,888.000       20,862.600
DETROIT EDISON CO 5.7% DUE 10-01-2037/09-30-2 CUSIP: 250847EA4                        95,000.000        94,130.750       93,537.950
DEVON FING CORP U L C DEB 7.875% DUE 09-30-2031/09-29-2 CUSIP: 25179SAD2              35,000.000        44,541.700       44,474.470

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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
Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

DLJ COML MTG CORP MTG PASSTHRU CTF 1998-CF2 CL A-1B 6 CUSIP: 23322BCZ9               366,000.000       395,737.500      377,220.830
DOMINION RES INC DEL REMARKETABLE NT SERE 7.195% DUE 09-15 CUSIP: 257469AC0          245,000.000       287,375.200      272,186.920
DOMINION RES INC DEL SR NT SER D 5.125% DUE 12-15-2009/12- CUSIP: 257469AH9          800,000.000       823,239.800      797,661.600
DOMINION RES INC VA NEW BD 5.15% DUE 07-15-2015/07-14-2 CUSIP: 25746UAW9             115,000.000       114,863.050      111,414.530
DOMINION RES INC VA NEW FLT RT SR NT VARRT DUE 09-28-2007/ CUSIP: 25746UAX7          270,000.000       270,000.000      270,119.340
DOMINION RES INC VA NEW FLTG RT 3.66% DUE 11-15-2006 CUSIP: 25746UAD1                 35,000.000        35,087.500       34,589.140
DTE ENERGY CO DTE ENERGY CO SR UNS 5.63%DUE 08-16-2007 BEO CUSIP: 233331AL1          340,000.000       345,514.800      342,556.800
DUKE ENERGY CORP 1ST & REF MTG BD 3.75 DUE 03-05-2008/03- CUSIP: 264399EK8           200,000.000       199,418.000      195,328.000
DUKE RLTY LTD PARTNERSHIP NEW FORMERLY DUKE RLTY LTD PART CUSIP: 26441YAF4           285,000.000       283,783.050      277,278.210
DUKE-WEEKS RLTY LTD PARTNERSHIP 7.75 DUE11-15-2009 BEO CUSIP: 26441YAC1              260,000.000       307,039.200      282,170.200
ENBRIDGE ENERGY PARTNERS L P NT 6.3% DUE12-15-2034/12-03-2 CUSIP: 29250RAG1          145,000.000       144,625.900      147,010.860
ENTERGY GULF STS INC 1ST MTG BD FLTG RATE DUE 12-01-200 CUSIP: 29364LAR3             100,000.000        99,762.000       97,554.000
ENTERGY GULF STS INC 1ST MTG BD 3.6% DUE06-01-2008/06-01-2 CUSIP: 29364LAH5           75,000.000        73,632.450       72,121.430
EOP OPER LTD PARTNERSHIP EOP OPER 4.75 DUE 03-15-2014 BEO CUSIP: 268766BZ4            25,000.000        23,538.750       23,624.750
EOP OPER LTD PARTNERSHIP GTD NT 7 DUE 07-15-2011/07-14-2 CUSIP: 268766BU5            250,000.000       292,527.500      267,585.750
EOP OPER LTD PARTNERSHIP NT 6.763 DUE 06-15-2007/06-14-2 CUSIP: 268766AV4            110,000.000       125,250.400      112,286.240
EXELON CORP 6.75 DUE 05-01-2011 BEO CUSIP: 30161NAA9                                 175,000.000       186,214.940      186,308.680
FALCONBRIDGE LTD NEW BD 5.375% DUE 06-01-2015/05-31-2 CUSIP: 305915AD2                35,000.000        34,894.300       33,744.590
FEDERAL RLTY INVT TR BD 5.65% DUE 06-01-2016/12-02-2 CUSIP: 313747AL1                155,000.000       155,000.000      155,877.920
FEDEX CORP NT 2.65 DUE 04-01-2007 REG CUSIP: 31428XAL0                               310,000.000       309,767.500      301,542.280
FIRST FRANKLIN MTG LN TR 2005-FFH3 MTG PASSTHRU CTF CL II CUSIP: 32027NUZ2           342,930.060       342,930.060      342,971.900
FORD MTR CR CO NT 5.8% DUE 01-12-2009 BEO CUSIP: 345397SG9                           155,000.000       140,936.850      135,212.550
GE GLOBAL INS HLDG CORP NT 7 DUE 02-15-2026 BEO CUSIP: 36158FAA8                      50,000.000        52,574.460       56,207.600
GEN MLS INC BD DTD 11/20/2002 3.875 DUE 11-30-2007/11-29-2 CUSIP: 370334AW4           80,000.000        82,460.800       78,432.240
GENENTECH INC SR NT 4.75% DUE 07-15-2015/11-21-2 CUSIP: 368710AG4                    345,000.000       344,782.650      335,717.780
HARRAHS OPER INC GTD SR NT DTD 05/27/2005 5.625 D CUSIP: 413627AU4                   225,000.000       219,285.200      221,044.950
HARRAHS OPER INC GTD SR NT 8 DUE 02-01-2011 BEO CUSIP: 413627AH3                     185,000.000       209,795.550      204,452.010
HEALTHCARE RLTY TR INC HEALTHCARE RLTY 8.125 DUE 05-01-20 CUSIP: 421946AE4           225,000.000       272,772.000      249,211.350
HERITAGE PPTY INVT TR INC NT 4.5% DUE 10-15-2009/10-14-2 CUSIP: 42725MAD9            265,000.000       265,108.650      256,212.070
HONDA AUTO RECEIVABLES 2005-5 TR CL A1 FLT RT 11-15-2006 CUSIP: 43812MAA7            655,884.930       655,884.930      655,309.060
HRPT PPTYS TR SR NT 5.75% DUE 11-01-2015/10-31-2 CUSIP: 40426WAS0                    240,000.000       239,277.600      239,171.040

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 130 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

HRPT PPTYS TR SR NT 6.25% DUE 08-15-2016/08-15-2 CUSIP: 40426WAR2                    155,000.000       159,383.610      157,950.740
IBP INC NT 7.95 DUE 02-01-2010/01-31-2 CUSIP: 449223AD8                              150,000.000       171,876.000      161,636.100
ICI WILMINGTON INC GTD NT 4.375% DUE 12-01-2008/11-30-2 CUSIP: 449909AK6             170,000.000       169,467.590      165,656.840
ICI WILMINGTON INC GTD NT 5.625% DUE 12-01-2013 REG CUSIP: 449909AL4                 345,000.000       357,602.700      343,402.310
ISTAR FINL INC ISTAR FINANCIAL 5.15% DUE03-01-2012 BEO CUSIP: 45031UAR2              160,000.000       159,739.200      154,952.480
JEFFERIES GROUP INC NEW SR NT 5.5 DUE 03-15-2016/03-14-2 CUSIP: 472319AB8             75,000.000        74,530.500       74,085.000
JEFFERIES GROUP INC 7.5 BD DUE 08-15-2007 SR NT S CUSIP: 472318AG9                   260,000.000       284,307.400      269,614.540
KINDER MORGAN ENERGY PARTNERS L P SR NT 7.5 DUE 11-01-2010 CUSIP: 494550AG1          600,000.000       687,468.000      657,862.200
KNIGHT RIDDER INC 5.75% DUE 09-01-2017/08-31-2 CUSIP: 499040AP8                      115,000.000       115,092.200       97,539.550
KRAFT FOODS INC GLOBAL NT DTD 11/02/20015.625 DUE 11-01-20 CUSIP: 50075NAB0          140,000.000       146,274.800      143,639.580
KRAFT FOODS INC NT 5.25% DUE 06-01-2007 BEO CUSIP: 50075NAG9                         110,000.000       118,816.500      110,446.600
KROGER CO NT 7.5 DUE 04-01-2031 BEO CUSIP: 501044BZ3                                 285,000.000       312,893.900      318,166.880
LENFEST COMMUNICATIONS INC SR NT 7.625 DUE 02-15-2008/02- CUSIP: 526055AG3            30,000.000        33,692.100       31,411.800
LTD BRANDS INC DEB 6.95 DUE 03-01-2033 BEO CUSIP: 532716AK3                          100,000.000       103,056.000      101,212.900
MACK-CALI RLTY L P MACK-CALI NTS 5.125% DUE 01-15-2015 BEO CUSIP: 55448QAK2          125,000.000       124,231.250      121,753.880
MACK-CALI RLTY L P NT 5.05% DUE 04-15-2010/04-15-2 CUSIP: 55448QAL0                   85,000.000        84,844.450       84,033.550
MARSH & MCLENNAN COS INC NT 5.375% DUE 07-15-2014/07-14-2 CUSIP: 571748AM4           285,000.000       277,781.100      280,503.840
MAY DEPT STORES CO SR NT 6.65% DUE 07-15-2024/01-15-2 CUSIP: 577778CB7               280,000.000       280,368.400      294,392.280
MBNA CR CARD MASTER NT TR 2001-3 NT CL C6.55000019073% DUE CUSIP: 55264TAF8          365,000.000       395,525.970      368,329.900
MERITA BK LTD N Y BRH SUB NT STEP UP PERP 144A DUE 12-2 CUSIP: 589969AB0             460,000.000       474,140.400      471,517.020
MOHAWK INDS INC NT 7.2 DUE 04-15-2012/04-14-2 CUSIP: 608190AF1                       105,000.000       109,581.730      115,725.440
NATL CY BK CLEV OH MEDIUM TERM BK NTS BOOK ENTRY MTN 3.3 CUSIP: 634902LC2          1,500,000.000     1,498,635.000    1,460,734.500
NEW AMER HLDGS INC 7.7 DEB DUE 10-30-2025 CUSIP: 652478AZ1                           360,000.000       436,579.200      413,053.560
NISOURCE FIN CORP GTD NT DTD 11/14/2000 7.875 DUE 11-15-20 CUSIP: 65473QAJ2          660,000.000       759,801.700      731,260.200
NISOURCE FIN CORP NISOURCE FINANCE 5.25%DUE 09-15-2017/09- CUSIP: 65473QAQ6          185,000.000       184,326.600      179,946.540
NISOURCE FIN CORP NT DUE 11-23-2009/11-23-2 CUSIP: 65473QAP8                         115,000.000       115,000.000      115,360.530
NORANDA INC BD 6.2% DUE 06-15-2035 BEO CUSIP: 655422AV5                               60,000.000        60,589.800       58,291.800
NORANDA INC BONDS 5.5% DUE 06-15-2017 BEO CUSIP: 655422AU7                            80,000.000        79,476.800       76,872.640
NORANDA INC SR NT 6% DUE 10-15-2015/10-14-2 CUSIP: 655422AT0                          95,000.000        98,357.850       95,926.920
NORFOLK SOUTHN CORP NT DTD 02/06/2001 6.75 DUE 02-15-201 CUSIP: 655844AP3             90,000.000       100,885.500       97,089.390
NORFOLK SOUTHN CORP 7.35 NT DUE 05-15-2007 CUSIP: 655844AH1                          110,000.000       118,563.800      113,514.720

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 131 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                 Shares/Par Value   Historical Cost    Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

NORTHN ROCK PLC MEDIUM TERM SR NTS BOO TRANCHE # SR 00021 CUSIP: 66567EAW5           165,000.000       164,836.650      165,921.690
NORTHROP GRUMMAN CORP SR NT 4.079 DUE 11-16-2006 REG CUSIP: 666807AZ5                120,000.000       121,756.800      119,073.000
NUVEEN INVTS INC SR NT 5% DUE 09-15-2010/09-12-2 CUSIP: 67090FAA4                    145,000.000       144,599.800      142,669.710
ONCOR ELEC DELIVERY CO SR NT 7.25 DUE 01-15-2033/01-14-2 CUSIP: 68233DAP2            130,000.000       159,597.100      152,263.020
ONEOK INC NEW NT 5.2% DUE 06-15-2015/06-17-2 CUSIP: 682680AM5                        225,000.000       224,878.500      220,947.530
PACIFIC GAS & ELEC CO 1ST MTG BD 3.6% DUE 03-01-2009 REG CUSIP: 694308GB7             95,000.000        94,907.850       91,165.040
PACIFIC GAS & ELEC CO 1ST MTG BD 6.05% DUE 03-01-2034/03- CUSIP: 694308GE1            75,000.000        74,234.910       77,621.930
PANHANDLE EASTN PIPE LINE CO SR NT SER B2.75 DUE 03-15-200 CUSIP: 698465BL4           35,000.000        34,966.750       34,033.480
PEMEX PROJ FDG MASTER TR GTD NT STEP UP 11-15-2011 CUSIP: 706451AF8                  180,000.000       202,950.000      201,780.000
PEMEX PROJ FDG MASTER TR MTN GTD NT 8.625% DUE 02-01-2 CUSIP: 706451AG6              285,000.000       317,672.170      351,262.500
PEMEX PROJ FDG MASTER TR NT 9.125% DUE 10-13-2010 BEO CUSIP: 706451AB7                65,000.000        72,637.500       74,815.000
PEPCO HLDGS INC NT 5.5 DUE 08-15-2007/08-14-2 CUSIP: 713291AF9                       215,000.000       226,861.550      216,301.180
PETRO-CDA SR NT 5.95% DUE 05-15-2035 REG CUSIP: 71644EAG7                            295,000.000       299,085.500      299,256.260
PLATINUM UNDERWRITERS FIN INC GTD NT SERB 7.50 DUE 06-01-2 CUSIP: 72766CAD8          130,000.000       129,993.500      132,479.880
PLATINUM UNDERWRITERS FIN INC SR GTD NT SER B 6.371% DUE 1 CUSIP: 72766CAE6          130,000.000       131,389.520      130,424.580
PNC FDG CORP 6.875 DUE 07-15-2007 REG CUSIP: 693476AJ2                               880,000.000       926,279.200      904,946.240
POPULAR NORTH AMER INC MEDIUM TERM NTS BOOK ENTRY MTN 5.2 CUSIP: 73318EAN3           310,000.000       309,814.000      309,700.230
POTASH CORP SASK INC PCT 20130301 4.875 DUE 03-01-2013/02- CUSIP: 73755LAC1          295,000.000       287,108.750      287,662.170
PSEG PWR LLC SR NT 6.875% DUE 04-15-2006/04-14-2 CUSIP: 69362BAC6                    900,000.000       921,294.000      904,661.100
PVTPL ACLC FRANCHISE LN RECEIVABLES TR 1997-A CL A-1 144A CUSIP: 00086RAA5            93,097.640        93,157.940       96,958.310
PVTPL AIFUL CORP SR NT 144A 5% DUE 08-10-2010 BEO CUSIP: 00873NAC7                   100,000.000        99,812.000       98,716.900
PVTPL BAE SYS HLDGS INC GTD NT 144A 4.75% DUE 08-15-20 CUSIP: 05523UAE0              730,000.000       726,233.910      716,927.890
PVTPL CABOT FIN B V NT 144A 5.25 DUE 09-01-2013/08-31-2 CUSIP: 12707PAA3             285,000.000       283,355.550      277,220.640
PVTPL CHUO MITSUI TR & BKG COMPANT LTD SUB NT PERP 144A 5 CUSIP: 17133PAA6           285,000.000       275,667.250      276,168.420
PVTPL CMO BAYVIEW COML AST TR SER 2005-4CL B2 144A VAR RT CUSIP: 07324SDA7           175,000.000       175,000.000      175,000.000
PVTPL CMO CROWN CASTLE TOWERS LLC / SER 2005-1 CL D 144A V CUSIP: 22822RAD2           75,000.000        75,000.000       73,050.150
PVTPL FARMERS EXCHANGE CAP TR SURP NT SECS 144A 7.05 DUE CUSIP: 309588AC5            440,000.000       443,143.230      465,390.640
PVTPL FBG FIN LTD GTD NT 144A 5.125% DUE06-15-2015 BEO CUSIP: 30239XAC1              175,000.000       174,167.000      170,259.950
PVTPL GLENCORE FDG LLC GLENCORE FDG LLC NT 144A \ 6% DUE 0 CUSIP: 378272AA6          340,000.000       335,822.800      319,784.280
PVTPL HYATT EQUITIES L L C NT 144A 6.875DUE 06-15-2007/06- CUSIP: 448574AA1          180,000.000       180,106.900      183,649.320
PVTPL KINDER MORGAN FIN CORP ULC GTD NT 144A 5.7% DUE 01-0 CUSIP: 49455WAC0          545,000.000       544,471.350      549,711.530

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

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o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

PVTPL LG ELECTRONICS INC NEW NT 144A 5% DUE 06-17-2010 BEO CUSIP: 50186QAA1          90,000.000        89,544.600        88,113.960
PVTPL MILLER BREWING CO GTD NT 144A 4.25DUE 08-15-2008 BEO CUSIP: 600388AA0         170,000.000       172,105.700       166,836.470
PVTPL NEWS AMER INC NEWS AMER INC 6.4 12-15-2035 6.4% DU CUSIP: 652482BK5           150,000.000       149,745.000       151,190.550
PVTPL PEARSON DLR FIN PLC GTD SR NT 144A4.7 DUE 06-01- CUSIP: 705006AA2             370,000.000       369,929.700       363,971.220
PVTPL PHOENIX LIFE INS CO SURPLUS NT 144A 7.15% DUE 12- CUSIP: 71909VAA2            190,000.000       190,626.670       198,356.580
PVTPL QUEST DIAGNOSTICS INC 144A 5.125% DUE 11-01-2010/10- CUSIP: 74834LAG5         110,000.000       109,793.200       109,968.650
PVTPL SAPPI PAPIER HLDG AG HLDG 144A 6.75 DUE 06-15-201 CUSIP: 803070AA9            100,000.000       104,423.500        95,500.700
PVTPL SEALED AIR CORP NEW 144A 5.625 DUE07-15-2013 BEO CUSIP: 81211KAJ9             365,000.000       368,242.100       362,319.440
PVTPL SOVEREIGN BANCORP INC SOVEREIGN BANC 144A 4.8% DUE CUSIP: 845905AT5           290,000.000       286,665.950       284,219.140
PVTPL TATE & LYLE INTL FIN PLC 144A 5% DUE 11-15-2014/11- CUSIP: 87656XAA9          125,000.000       123,684.370       119,841.880
RAYTHEON CO NT DTD 11/15/2002 5.5 DUE 11-15-2012/11-14-2 CUSIP: 755111BL4            60,000.000        61,273.800        61,365.060
RAYTHEON CO NT 8.3 DUE 03-01-2010 BEO CUSIP: 755111BH3                               95,000.000       107,853.970       106,408.360
REGENCY CTRS L P 5.25% DUE 08-01-2015/07-31-2 CUSIP: 75884RAP8                       95,000.000        95,064.600        93,262.740
REPUBLIC SVCS INC NT 6.086% DUE 03-15-2035 REG CUSIP: 760759AF7                     325,000.000       336,130.600       331,507.480
RESIDENTIAL ASSET MTG PRODS INC 2005-RS2MTG PASSTHRU CTF A CUSIP: 76112BJY7         148,217.480       148,217.480       148,268.760
RESIDENTIAL CAP CORP NT 6.125% DUE 11-21-2008/11-21-2 CUSIP: 76113BAK5              140,000.000       139,806.800       140,340.480
RESIDENTIAL CAP CORP NT 6.375% DUE 06-30-2010 REG CUSIP: 76113BAF6                  615,000.000       617,360.650       624,910.730
RESONA BK FLT RT NT 144A DUE 09-29-2049/04-15-2 CUSIP: 76117JAB4                    240,000.000       239,832.000       238,985.760
ROYAL KPN NV FORMERLY ROYAL PTT NEDERLAND NV TO 07 CUSIP: 780641AH9                 510,000.000       617,524.800       604,339.290
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE #00200 5% CUSIP: 78355HJH3          200,000.000       199,022.000       190,389.600
S AFRICA REP CORP NT 9.125 DUE 05-19-2009 BEO CUSIP: 836205AE4                      360,000.000       424,260.000       403,650.000
SAFEWAY INC NT 4.95 DUE 08-16-2010/08-12-2 CUSIP: 786514BL2                          75,000.000        74,817.000        73,040.780
SAFEWAY INC 7.25 DUE 02-01-2031/01-31-2 CUSIP: 786514BA6                            255,000.000       281,283.700       275,164.890
SCOTTISH PWR PLC SCOTTISH POWER PLC 5.375% DUE 03-15-2 CUSIP: 81013TAB7             200,000.000       199,995.970       200,112.400
SEMPRA ENERGY SR NT 4.621% DUE 05-17-2007 BEO CUSIP: 816851AE9                      115,000.000       115,723.250       114,185.000
SIMON PPTY GROUP L P NT 4.875% DUE 08-15-2010/08-14-2 CUSIP: 828807BE6              210,000.000       209,206.200       207,087.090
SIMON PPTY GROUP L P NT 5.1% DUE 06-15-2015/06-14-2 CUSIP: 828807BM8                135,000.000       134,955.450       130,565.930
SOUTHN CAL EDISON CO 1ST & REF MTG BD SER 2004-F 4.65 DU CUSIP: 842400EU3           130,000.000       129,555.400       125,760.180
SOUTHN PWR CO SR NT 4.875 DUE 07-15-2015/07-14-2 CUSIP: 843646AF7                   240,000.000       230,556.480       229,913.520
ST PAUL TRAVELERS COS INC FORMERLY ST P SR NT 5.01 DUE 08- CUSIP: 792860AG3         185,000.000       187,386.130       184,912.310
SUMITOMO MITSUI BK CORP FLT RT NT 144A DUE 07-29-2049 BEO CUSIP: 865622AB0          160,000.000       159,156.800       159,400.960

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 133 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

TCI COMMUNICATIONS INC 7.875 DUE 02-15-2026 REG CUSIP: 872287AF4                    100,000.000       102,932.810       115,422.700
TELECOM ITALIA CAP ***TELECOM ITALIA CAPITAL SA NOTES 5 CUSIP: 87927VAQ1            135,000.000       133,840.350       131,122.940
TELECOM ITALIA CAP GTD SR NT SER A 4 DUE11-15-2008 REG CUSIP: 87927VAD0              65,000.000        65,805.350        63,036.550
TELECOM ITALIA CAP GTD SR NT 4% DUE 01-15-2010/07-15-2 CUSIP: 87927VAK4             175,000.000       169,638.850       166,678.400
TELECOM ITALIA CAP TELECOM ITALIA 4.875 10 01 10 4.875% DU CUSIP: 87927VAN8         715,000.000       714,270.700       700,978.140
TELEFONOS DE MEX S A SR NT 4.5 DUE 11-19-2008 REG CUSIP: 879403AL7                  385,000.000       384,609.080       378,031.500
TELEFONOS DE MEXICO S A SR NT 4.75% DUE 01-27-2010/08-16-2 CUSIP: 879403AP8         620,000.000       621,419.220       609,088.000
TEMPLE-INLAND INC SR NT 6.625% DUE 01-15-2018 REG CUSIP: 879868AL1                  100,000.000        99,379.000       103,025.800
TIME WARNER ENTMT CO L P SR SUB DEB 8.375 DUE 07-15-20 CUSIP: 88731EAJ9             105,000.000       136,192.350       124,032.090
TRICON GLOBAL RESTAURANTS INC 8.5 DUE 04-15-2006 BEO CUSIP: 895953AC1               250,000.000       253,992.500       252,442.500
TURNER BROADCASTING SYS INC SR NT 8.375 DUE 07-01-2013 REG CUSIP: 900262AR7          95,000.000       113,589.600       109,402.670
TX EASTN TRANSM CORP SR NT 2032 7 DUE 07-15-2032/07-14-2 CUSIP: 882389CC1            90,000.000        99,438.700       104,940.540
TYCO INTL GROUP S A CB 6.375 DUE 02-15-2006 BEO CUSIP: 902118AX6                  1,000,000.000     1,013,790.000     1,001,633.000
TYSON FOODS INC NT 8.25 DUE 10-01-2011 BEO CUSIP: 902494AM5                          65,000.000        77,129.450        73,388.840
U S BK NATL ASSN CIN OH MEDIUM TRANCHE #TR 00234 VAR RATE CUSIP: 90331HKT9          600,000.000       599,580.000       600,096.600
UN PAC CORP MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00164 CUSIP: 90782EGV0          105,000.000       122,596.950       108,378.380
UN PAC CORP UN PAC CORP NT 3.625 DUE 06-01-2010/05-31-2 CUSIP: 907818CR7            105,000.000       104,475.000        99,043.250
USA WASTE SVCS INC 7 DUE 07-15-2028 REG CUSIP: 902917AH6                             70,000.000        71,699.600        78,865.780
VA ELEC & PWR CO 2001 SR NT SER A 5.75 DUE 03-31-2006/03- CUSIP: 927804EN0          685,000.000       688,075.650       686,549.470
VA ELEC & PWR CO 2002 SR NT SER A 5.375 DUE 02-01-2007 BEO CUSIP: 927804ES9          70,000.000        69,691.300        70,260.610
VALERO ENERGY CORP NEW VALERO NEW DEAL 30 YR 7.5 DUE 04-1 CUSIP: 91913YAE0           90,000.000       112,930.200       109,376.190
WA MUT INC SUB NT 8.25 DUE 04-01-2010 BEO CUSIP: 939322AE3                          225,000.000       240,953.030       250,529.180
WASTE MGMT INC DEL SR NT 6.875% DUE 05-15-2009 BEO CUSIP: 94106LAE9                 530,000.000       583,830.300       558,807.620
WASTE MGMT INC DEL WMI 7.375 DUE 08-01-2010 BEO CUSIP: 94106LAK5                     35,000.000        39,398.800        38,090.260
WELLPOINT HLTH NETWORKS INC NEW NT DTD 06/15/2001 6.375 D CUSIP: 94973HAB4          140,000.000       139,928.600       140,928.060
WESTVACO CORP DEL WESTVACO CORP 7.95 02-15-2031 7.95 DU CUSIP: 961548AY0            290,000.000       352,862.150       333,731.420
WEYERHAEUSER CO DEB 7.375 DUE 03-15-2032 BEO CUSIP: 962166BR4                       130,000.000       153,353.200       144,522.170
WEYERHAEUSER CO NT 6.125% DUE 03-15-2007/09-15-2 CUSIP: 962166BM5                    18,000.000        19,943.820        18,262.800
WILLIS GROUP NORTH AMER BD 5.625 DUE 07-15-2015 BEO CUSIP: 970648AB7                260,000.000       259,105.600       259,898.860
WPP FIN UK NT 5.875% DUE 06-15-2014/06-14-2 CUSIP: 92931NAB6                        120,000.000       119,630.890       121,788.720

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 134 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Instruments - Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

XTO ENERGY INC SR NT 7.5 DUE 04-15-2012/04-14-2 CUSIP: 98385XAA4                    250,000.000       288,062.500       279,642.250
ZIONS BANCORPORATION SUB NT 6 DUE 09-15-2015 BEO CUSIP: 989701AJ6                   280,000.000       279,451.200       292,610.640
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                           56,067,985.60     54,610,818.91
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE DEBT INSTRUMENTS - OTHER                                                            56,067,985.60     54,610,818.91

Corporate Stock - Preferred
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

US AIRWAYS GROUP INC PFD SER A NEW CUSIP: 911905701                                     166.000             0.000           166.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                    0.00            166.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - PREFERRED                                                                            0.00            166.00

Corporate Stock - Common
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

U.S AIR WT SER A EXP 4-1-10 CUSIP: 99V013U08                                            166.000             0.000           166.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                    0.00            166.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CORPORATE STOCK - COMMON                                                                               0.00            166.00

Value of Interest in Common/Collective Trusts
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

COLTV STIF CUSIP: 195997KR1                                                       3,671,948.120     3,671,948.120     3,671,948.120
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                            3,671,948.12      3,671,948.12
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN COMMON/COLLECTIVE TRUSTS                                                  3,671,948.12      3,671,948.12

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 135 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Value of Interest in Registered Investment Companies
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

MFO FFTW FDS INC U S SHORT-TERM PORTFOLIO ADV CL CUSIP: 30242R105                   153,579.210     1,428,286.650     1,428,286.650
MFO FFTW MTG-BACKED PORTFOLIO FD CUSIP: 30242R865                                 3,777,516.220    38,567,484.200    37,812,937.360
MFO MORGAN STANLEY INSTL FD ADVISORY FGNFXD INC CUSIP: 617440748                     10,130.540       117,018.400       120,958.650
MFO MORGAN STANLEY INSTL FD TR ADVISORY MTG PORTFOLIO INST CUSIP: 617440763       6,479,627.540    67,238,603.220    62,917,183.410
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                          107,351,392.47    102,279,366.07
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL VALUE OF INTEREST IN REGISTERED INVESTMENT COM                                               107,351,392.47    102,279,366.07

Other
-----------------------------------------------------------------------------------------------------------------------------------

USD - United States dollar                                                                0.000    -8,900,296.880    -8,900,296.880
USD - United States dollar                                                                0.000         2,812.500         2,812.500
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                              -8,897,484.38     -8,897,484.38

UNITED STATES - USD

&&&BOND FUTURES OFFSET - LONG CUSIP: 999959927                                          -47.000    -1,511,078.130    -1,531,656.250
##VODAFONE GROUP PLC NEW FLTG RT 4.61063DUE 12-28-2007 DO CUSIP: 92857WAJ9          170,000.000       170,000.000       169,959.540
A - CENTURY TEL BUY @ 119 CITI EXPIRES 09/20/15 CUSIP: 777999004                    545,000.000             0.000             0.010
A - CON NAT GAS CDS SELL @20 GOLDMAN EXP 03/20/06 99CO CUSIP: 777999004           2,100,000.000             0.000             0.020
A-CDX IG4 7-10% TRANCHE BUY 6/20/10 CITI9CDXIG4C5 CUSIP: 777999004                  360,000.000             0.000         6,010.850
A-MBIA AA CDS SELL @ 78 MORGAN STANLEY 99MBIAMS8 CUSIP: 777999004                   525,000.000             0.000         8,151.890
A-WASHINGOTN MUTUAL 10YR CDS SELL @.53 EXP 03/20/15 9 CUSIP: 777999004              560,000.000             0.000         2,878.960
ARAB REP EGYPT GTD NT 4.45% DUE 09-15-2015 REG CUSIP: 038461AC3                   1,310,000.000     1,301,882.650     1,283,655.900
BADGER TOB AST SECURITIZATION CORP WIS AST-BKD 6.125 DUE CUSIP: 056559AK3           250,000.000       229,457.500       263,867.500
ERIE CNTY N Y TOB AST SECURITIZATION C TAXABLE-AST BKD-SE CUSIP: 295095BF9          200,000.000       195,102.000       195,826.000
FUT CALL MAR 06 T-NOTE OPTION 111 CUSIP: 999999OA8                                      -30.000        -6,456.900        -7,500.000
FUT CALL MAR 06 U.S. T-BONDS 117 CUSIP: 999999OA8                                        45.000        43,752.150         1,687.500
FUT CALL MAR 06 U.S. T-BONDS 120 CUSIP: 999999OA8                                      -150.000       -58,066.500          -937.500
FUT MAR 06 US 2YR T-NOTE CUSIP: 999599GH0                                               -36.000    -7,391,437.490    -7,386,750.000
FUT MAR 06 10 YR T-NOTES CUSIP: 999599GH0                                                30.000     3,270,640.620     3,282,187.500
FUT MAR 06 5 YR T NOTE CUSIP: 999599GH0                                                  53.000     5,631,875.000     5,636,218.750

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 136 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FUT PUT MAR 06 T-NOTE OPTION 109 CUSIP: 999999OA8                                       -30.000       -31,300.800       -19,218.900
FUT PUT MAR 06 U.S. T-BONDS 106 CUSIP: 999999OA8                                        -15.000        -7,681.650          -468.750
FUT PUT MAR 06 U.S. T-BONDS 107 CUSIP: 999999OA8                                        -15.000        -3,931.650          -703.200
IL ST TAXABLE-PENSION 5.1 DUE 06-01-2033BEO TAXABLE SINKIN CUSIP: 452151LF8         200,000.000       187,724.000       196,584.000
L - BERKSHIRE CDS SELL @ .28 6/20/10 DEU99BERKDB9 CUSIP: 777999004                 -437,000.000             0.000           -17.880
L - CON NAT GAS CDS SELL @20 GOLDMAN EXP 03/20/06 99CO CUSIP: 777999004          -2,100,000.000             0.000            -0.020
L- CENTURY TEL BUY @ 119 CITI EXPIRES 09/20/15 CUSIP: 777999004                    -545,000.000             0.000            -0.010
L-CDX IG4 7-10% TRANCHE BUY 6/20/10 CITI9CDXIG4C5 CUSIP: 777999004                 -360,000.000             0.000        -6,010.850
L-MBIA AA CDS SELL @ 78 MORGAN STANLEY 99MBIAMS8 CUSIP: 777999004                  -525,000.000             0.000        -8,151.890
L-WASHINGTON MUTUAL 10YR CDS SELL @.53 EXP 03/20/15 CUSIP: 777999004               -560,000.000             0.000        -2,878.960
NY N Y PRERFD-TAXABLE-SER C 7.55 DUE 11-15-2020 BEO TAX CUSIP: 64966AKR5            790,000.000       885,795.400       836,594.200
OTC 982USD25 USTN 4.25% 8/15 E-PUT OPT EXP 02/06/06 W/STR CUSIP: 8889990BB        1,070,000.000        13,375.000         2,782.000
OTC 982USD33 USTN 4.5% 11/15 E-CALL OPT EXP 01/27/06 W/STR CUSIP: 8889990BB      -2,140,000.000        -3,510.940        -2,006.250
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00056 CUSIP: 74815HCH3            75,000.000       107,687.250       107,413.130
SAC CNTY CAL PENSION FDG CARS-TAXABLE-SER C CUSIP: 78612PAA8                        400,000.000       373,432.000       389,500.000
TOB SETTLEMENT AUTH IA TOB SETTLEMENT REV 6.5 06-01-2023 CUSIP: 888805AP3           110,000.000       110,000.000       110,298.100
UTD MEXICAN STS MEDIUM TERM NTS BOOK #TR 00006 8.375 01 CUSIP: 91086QAF5             80,000.000        94,600.000        91,200.000
UTD MEXICAN STS MEDIUM TERM NTS BOOK TRANCHE # TR 00009 CUSIP: 91086QAJ7             85,000.000        84,411.950       104,868.750
UTD MEXICAN STS MEDIUM TERM NTS BOOK 8.3DUE 08-15-2031 CUSIP: 91086QAG3             210,000.000       234,064.780       269,850.000
UTD MEXICAN STS MTN BEO TRANCHE # TR 00011 6.625 03-03- CUSIP: 91086QAL2            250,000.000       266,300.000       273,750.000
UTD MEXICAN STS MTN BOOK ENTRY US91086QAD07 9.875 CUSIP: 91086QAD0                  110,000.000       134,035.000       129,030.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                            4,320,671.24      4,396,014.14
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                                         -4,576,813.14     -4,501,470.24

Other Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

LIAB: WRAPPER FOR SYNTHETIC CONTRACTS                                                     1.000             0.000    -9,119,469.870
OTC 982USD26 USTN 4.25% 8/15 E-PUT OPT EXP 02/06/06 W/STRK @95-19+               -2,140,000.000       -13,375.000        -1,091.400
REV REPO W/ LEHMAN 912828DV9 PAR 1,400,000.00                                    -1,370,250.000    -1,370,250.000    -1,370,250.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                           -1,383,625.00    -10,490,811.27

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7870
31 DEC 05                             ACCOUNT NAME MONSANTO WRAPPED CONSOLIDATED
--------------------------------------------------------------------------------

                                                                 Page 137 of 145

o     Schedule of Assets Held for Investment Purposes

Security Description / Asset ID                                                Shares/Par Value   Historical Cost     Current Value
-----------------------------------------------------------------------------------------------------------------------------------
Other Liabilities
-----------------------------------------------------------------------------------------------------------------------------------

Pending trade purchases: United States dollar                                             0.000   -30,283,200.110   -30,283,200.110
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL - ALL CURRENCIES                                                                             -30,283,200.11    -30,283,200.11
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER LIABILITIES                                                                            -31,666,825.11    -40,774,011.38

Payable Other
-----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES - USD

FEE FOR SECURITIES LENDING ACTIVITY FOR CUSIP: 999766066                                  4.000             0.000             0.000
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL UNITED STATES - USD                                                                                    0.00              0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL PAYABLE OTHER                                                                                          0.00              0.00
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                              449,293,778.27    432,953,299.97
-----------------------------------------------------------------------------------------------------------------------------------

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

MONSANTO SAVINGS AND INVESTMENT PLAN

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DEC. 31, 2005
(DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------


                                                                             ------------------------------------------
Identity of issue, borrower, lessor or similar party                                COST             CURRENT VALUE
Total Assets Held per page 31 of attached detail                             $      1,312,848     $       1,853,101

Reconciling Items:
------------------
         Pending Trade Sales listed on Detail                                          (9,938)               (9,938)
         Pending Trade Purchases listed on Detail                                       8,288                 8,288
         ESOP Loan Balance*                                                            14,907                14,907
         Non-interest bearing cash                                                     (2,800)               (2,800)
                                                                             ------------------------------------------
                  Total investments                                                 1,323,305             1,863,558
                                                                             ==========================================


* Represents party-in-interest to the Plan.




                                                                             ------------------------------------------
Identity of issue, borrower, lessor or similar party                                COST             CURRENT VALUE
Total Investment Contract Assets per page 58 of attached detail              $        449,294     $         432,953

Reconciling Items:
------------------
         Accrued interest income                                                        3,347                 3,347
                                                                             ------------------------------------------
                  Total investment contracts                                          452,641               436,300
                                                                             ==========================================

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 2
------------------------------------------------------------------------------



        Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets
                   (Acquired and Disposed of Within Year)


                                DEC. 31, 2005

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 47 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C904311107   / ARMOUR INC CL A
                                                                    Acquisitions           957.00       -12,441.00
                                                                    Dispositions          -957.00                         25,319.53
C02343R102   #REORG/AMEGY BANCORP INC STK MERGER TO ZIONS BANCORP
             SEC # 2950645 EFF 12/5/05
                                                                    Dispositions        -5,900.00                        126,676.33
                                                                    Free Receipt         5,900.00
C045174109   #REORG/ASK JEEVES INC MERGER TO IAC/INTERACTIVE CORP
             2006752 EFF 7/20/5
                                                                    Acquisitions           850.00       -24,700.74
                                                                    Dispositions        -3,850.00                         88,987.51
C05538P104   #REORG/BEI TECHNOLOGIES INC CASH MERGER EFF 10/5/05
                                                                    Acquisitions         2,400.00       -62,818.34
                                                                    Dispositions        -6,400.00                        221,521.61
C159852102   #REORG/CHARLES RIV ASSOC INC NAME CHANGETO CRA INTL
             SEC # 2013837 EFF 5/6/05
                                                                    Acquisitions           600.00       -26,142.00
                                                                    Free Delivery       -3,500.00
C204912109   #REORG/COMPUTER ASSOC INTL INC NAME CHANGE TO CA INC
             2020021
                                                                    Acquisitions        54,000.00    -1,567,410.16
                                                                    Free Delivery      -50,700.00
                                                                    Free Receipt        50,700.00
C375766102   #REORG/GILLETTE CO STK MERGER TO PROCTER& GAMBLE CU
             742718109 EFF 10/01/05
                                                                    Acquisitions        17,400.00      -903,650.58
                                                                    Free Delivery      -17,400.00
C45881X106   #REORG/INTERMIX MEDIA INC CASH MERGER EFF 9/30/05
                                                                    Acquisitions        10,700.00       -94,034.58
                                                                    Dispositions       -10,700.00                        125,431.91
C556100105   #REORG/MACROMEDIA INC STK MRGR TO ADOBE SYSTEMS INC
             CU 00724F101 EFF 12/5/05
                                                                    Acquisitions           150.00        -4,113.75
                                                                    Dispositions        -7,000.00                        264,131.83
C55262L100   #REORG/MBNA CORP CASH & STK MERGER EFFECTIVE 01-01-06
                                                                    Acquisitions        19,300.00      -435,965.39
                                                                    Dispositions      -151,400.00                      3,837,734.71
                                                                    Free Delivery      -18,500.00
                                                                    Free Receipt        18,500.00
C780257804   #REORG/ROYAL DUTCH PETE CASH MERGER EFF 12/21/05
                                                                    Acquisitions         3,300.00      -193,554.90
                                                                    Free Delivery      -35,000.00
C84855W109   #REORG/SPINNAKER EXPL CASH MERGER EFF 12/13/05
                                                                    Acquisitions         4,470.00      -197,617.74

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 48 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions        -4,470.00                        288,911.72
C91529B106   #REORG/UNOVA INC.N/C TO TNT#2018485
                                                                    Acquisitions         5,500.00      -185,242.17
                                                                    Dispositions        -4,000.00                        86,348.15
C925524308   #REORG/VIACOM INC CL B STK MRGR 2018449 & 2018446
             EFF 1/3/06
                                                                    Acquisitions        23,700.00      -815,724.76
                                                                    Dispositions       -29,700.00                        972,130.91
                                                                    Free Delivery      -22,600.00
                                                                    Free Receipt        22,600.00
CG6797E106   #REORG/02 MICRO INTL LTD MAND EXCH TO 02MICRO INTL
             LTD NEW # 2018229 11/28/05
                                                                    Acquisitions         2,700.00       -37,135.26
                                                                    Dispositions       -12,700.00                        151,782.00
C002824100   ABBOTT LAB COM
                                                                    Acquisitions        17,425.00      -784,845.32
                                                                    Dispositions       -31,525.00                      1,459,721.41
C00437P107   ACCREDITED HOME LENDERS HLDG CO COM STK
                                                                    Acquisitions         2,920.00      -136,339.89
                                                                    Dispositions        -2,920.00                        117,748.62
CG0070K103   ACE LTD ORD STK USD0.0416
                                                                    Acquisitions        16,500.00      -754,628.14
                                                                    Dispositions          -300.00                        12,400.15
C004930202   ACTIVISION INC NEW COM NEW
                                                                    Acquisitions        25,150.00      -526,451.59
                                                                    Dispositions       -33,116.67                        461,419.01
C007924103   ADR AEGON N V ORD AMER REG SHS
                                                                    Acquisitions        96,800.00    -1,307,305.14
                                                                    Dispositions            -1.85                             23.72
C055622104   ADR BP P L C SPONSORED ADR
                                                                    Acquisitions        16,000.00      -967,709.60
                                                                    Dispositions       -14,200.00                        908,419.21
                                                                    Free Delivery       -4,400.00
                                                                    Free Receipt         4,400.00
C127209302   ADR CADBURY SCHWEPPES P L C ADR 4 ORD
                                                                    Acquisitions         3,800.00      -158,693.87
                                                                    Dispositions       -11,900.00                        457,953.36
C284131208   ADR ELAN CORP PLC ADR REPSTG SHS
                                                                    Acquisitions        15,000.00      -416,747.44
                                                                    Dispositions       -40,100.00                        359,569.82

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 49 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C37733W105   ADR GLAXOSMITHKLINE PLC SPONSORED ADR
                                                                    Acquisitions         7,900.00      -374,275.97
                                                                    Dispositions       -35,500.00                      1,847,573.23
                                                                    Free Delivery      -12,400.00
                                                                    Free Receipt        12,400.00
C38911N107   ADR GRAVITY CO LTD SPONSORED ADR
                                                                    Acquisitions        11,200.00      -102,905.16
                                                                    Dispositions       -11,200.00                        104,630.49
C456788108   ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG
             1 EQUITY SH
                                                                    Acquisitions         7,000.00      -469,000.00
                                                                    Dispositions        -7,000.00                        492,947.72
C50186V102   ADR LG PHILIPS LCD CO LTD SPONSORED ADR REPSTG COM
                                                                    Acquisitions         2,000.00       -42,640.00
                                                                    Dispositions        -2,000.00                         44,939.11
C66987V109   ADR NOVARTIS AG SPONSORED ADR ISIN #US66987V1098
                                                                    Acquisitions        19,450.00      -953,689.22
                                                                    Dispositions        -7,750.00                        375,203.18
C703248203   ADR PATNI COMPUTER SYS SPONSORED ADR
                                                                    Acquisitions         1,700.00       -34,578.00
                                                                    Dispositions        -1,700.00                         39,578.25
C771195104   ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104
                                                                    Acquisitions         2,500.00      -150,518.97
                                                                    Dispositions        -2,900.00                        221,627.04
C803054204   ADR SAP AKTIENGESELLSCHAFT SPONSORED ADR
                                                                    Acquisitions         6,500.00      -277,006.25
                                                                    Dispositions       -33,000.00                      1,302,598.49
C874039100   ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR
                                                                    Acquisitions        46,000.00      -395,600.00
                                                                    Dispositions      -159,045.00                      1,269,539.02
C881624209   ADR TEVA PHARMACEUTICAL INDS
                                                                    Acquisitions        47,100.00    -1,625,429.66
                                                                    Dispositions        -8,300.00                        258,400.54
C88337K104   ADR THE9 LTD ADR ADR
                                                                    Acquisitions         4,050.00      -106,438.71
                                                                    Dispositions        -4,050.00                         68,270.47
C89151E109   ADR TOTAL SA
                                                                    Acquisitions         7,200.00      -910,909.55
                                                                    Dispositions        -8,800.00                      1,078,110.59

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 50 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Free Delivery       -3,100.00
                                                                    Free Receipt         3,100.00
C904767704   ADR UNILEVER PLC SPONSORED ADR NEW
                                                                    Acquisitions        16,300.00      -647,172.00
                                                                    Free Delivery      -14,700.00
                                                                    Free Receipt        14,700.00
C00752J108   ADVANCED ANALOGIC TECHNOLOGIES INC COM COM
                                                                    Acquisitions        12,500.00      -141,240.33
                                                                    Dispositions        -1,000.00                         14,594.48
C007903107   ADVANCED MICRO DEVICES INC COM
                                                                    Acquisitions        12,300.00      -248,385.79
                                                                    Dispositions       -41,300.00                        644,613.99
C00762W107   ADVISORY BRD CO COM
                                                                    Acquisitions         3,560.00      -158,247.61
                                                                    Dispositions           -60.00                          2,870.87
C007865108   AEROPOSTALE COM
                                                                    Acquisitions         4,000.00      -106,142.47
                                                                    Dispositions        -4,000.00                         98,125.10
C00817Y108   AETNA INC
                                                                    Acquisitions         4,675.00      -408,667.42
                                                                    Dispositions        -2,025.00                        183,255.23
C001055102   AFLAC INC COM
                                                                    Acquisitions         2,400.00       -90,203.52
                                                                    Dispositions        -4,900.00                        235,438.57
C00846U101   AGILENT TECHNOLOGIES INC COM
                                                                    Acquisitions         1,000.00       -30,993.20
                                                                    Dispositions       -10,100.00                        290,799.79
C009158106   AIR PROD & CHEM INC COM
                                                                    Acquisitions        24,400.00    -1,472,751.53
                                                                    Dispositions       -12,100.00                        695,604.30
                                                                    Free Delivery       -9,300.00
                                                                    Free Receipt         9,300.00
C013104104   ALBERTSON S INC COM
                                                                    Acquisitions        17,900.00      -435,408.00
                                                                    Free Delivery      -13,700.00
                                                                    Free Receipt        13,700.00
C013716105   ALCAN INC
                                                                    Acquisitions        10,000.00      -355,688.70

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 51 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -22,000.00                        903,519.09
                                                                    Free Delivery       -9,000.00
                                                                    Free Receipt         9,000.00
C013817101   ALCOA INC COM STK
                                                                    Acquisitions        47,100.00    -1,197,355.39
                                                                    Dispositions       -30,300.00                        924,229.11
                                                                    Free Delivery      -30,700.00
                                                                    Free Receipt        30,700.00
CH01301102   ALCON INC ALCON INC
                                                                    Acquisitions         5,300.00      -527,358.56
                                                                    Dispositions        -6,200.00                        847,486.19
C015351109   ALEXION PHARMACEUTICALS INC COM
                                                                    Acquisitions         1,500.00       -39,389.95
                                                                    Dispositions        -5,500.00                        120,803.14
C01642T108   ALKERMES INC COM
                                                                    Acquisitions         3,600.00       -52,853.37
                                                                    Dispositions        -4,800.00                         85,465.39
C020002101   ALLSTATE CORP COM
                                                                    Acquisitions        26,700.00    -1,484,357.64
                                                                    Free Delivery       -5,600.00
                                                                    Free Receipt         5,600.00
C020039103   ALLTEL CORP COM COM
                                                                    Acquisitions           200.00       -12,630.00
                                                                    Dispositions       -13,200.00                        815,067.20
                                                                    Free Delivery      -13,300.00
                                                                    Free Receipt        13,300.00
C02209S103   ALTRIA GROUP INC COM COM
                                                                    Acquisitions        25,200.00    -1,857,026.29
                                                                    Dispositions        -7,100.00                        543,709.01
                                                                    Free Delivery      -21,400.00
                                                                    Free Receipt        21,400.00
C023135106   AMAZON COM INC COM
                                                                    Acquisitions        13,600.00      -579,714.15
                                                                    Dispositions       -10,700.00                        387,421.84
C025816109   AMER EXPRESS CO COM
                                                                    Acquisitions        24,700.00    -1,286,625.39
                                                                    Dispositions       -14,700.00                        746,622.89
                                                                    Free Delivery      -11,200.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 52 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Free Receipt        11,200.00
C03076C106   AMERIPRISE FINL INC COM COM
                                                                    Dispositions        -8,880.00                        309,328.31
                                                                    Free Receipt         8,880.00
C026874107   AMERN INTL GROUP INC COM
                                                                    Acquisitions        35,000.00    -2,290,723.64
                                                                    Dispositions       -34,462.00                      1,957,230.36
C031162100   AMGEN INC COM
                                                                    Acquisitions         9,300.00      -684,834.11
                                                                    Dispositions       -21,700.00                      1,416,955.23
C035229103   ANHEUSER BUSCH COS INC COM
                                                                    Acquisitions         5,100.00      -234,587.25
                                                                    Dispositions       -22,500.00                        969,002.58
                                                                    Free Delivery      -10,500.00
                                                                    Free Receipt        10,500.00
C03525Y105   ANIMAS CORP DEL COM
                                                                    Acquisitions         6,200.00      -113,260.95
                                                                    Dispositions        -6,200.00                        148,713.79
C03674E108   ANTEON INTL CORP COM
                                                                    Acquisitions         5,010.00      -195,687.25
                                                                    Dispositions        -5,010.00                        263,598.10
C037389103   AON CORP COM
                                                                    Acquisitions        18,900.00      -443,200.60
                                                                    Dispositions       -34,200.00                        837,060.27
C037411105   APACHE CORP COM
                                                                    Acquisitions         1,200.00       -65,352.00
                                                                    Dispositions       -15,000.00                      1,034,716.92
C037604105   APOLLO GROUP INC CL A
                                                                    Acquisitions         3,400.00      -256,639.26
                                                                    Dispositions        -3,400.00                        206,150.03
C037833100   APPLE COMPUTER INC COM
                                                                    Acquisitions        56,850.00    -2,504,922.85
                                                                    Dispositions       -60,150.00                      3,667,384.18
C038521100   ARAMARK CORP CL B
                                                                    Dispositions       -17,000.00                        440,626.41
                                                                    Free Delivery      -11,700.00
                                                                    Free Receipt        11,700.00
C043136100   ARTHROCARE CORP COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 53 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions         3,900.00      -144,717.15
                                                                    Dispositions          -710.00                         25,099.43
C04621X108   ASSURANT INC COM COM
                                                                    Acquisitions         8,100.00      -344,340.00
                                                                    Dispositions          -600.00                         26,590.04
                                                                    Free Delivery       -7,800.00
                                                                    Free Receipt         7,800.00
C04543P100   AST ACCEP CAP CORP COM
                                                                    Acquisitions         5,500.00      -124,528.03
                                                                    Dispositions        -5,500.00                        113,845.23
C053015103   AUTOMATIC DATA PROCESSING INC COM COM
                                                                    Acquisitions        17,525.00      -779,851.32
                                                                    Dispositions        -3,525.00                        150,582.23
C053611109   AVERY DENNISON CORP COM
                                                                    Acquisitions           400.00       -22,826.00
                                                                    Dispositions        -5,900.00                        342,297.66
                                                                    Free Delivery       -5,300.00
                                                                    Free Receipt         5,300.00
C05366B102   AVIALL INC NEW COM
                                                                    Acquisitions         6,960.00      -212,902.02
                                                                    Dispositions        -4,100.00                         96,486.34
C060505104   BANK AMER CORP COM COM
                                                                    Acquisitions        40,900.00    -1,828,839.41
                                                                    Dispositions       -30,100.00                      1,340,905.12
                                                                    Free Delivery      -35,600.00
                                                                    Free Receipt        35,600.00
C064057102   BANK N.Y. CO INC COM
                                                                    Acquisitions        45,700.00    -1,346,517.82
                                                                    Dispositions       -20,700.00                        640,919.03
                                                                    Free Delivery      -17,200.00
                                                                    Free Receipt        17,200.00
C06846N104   BARRETT BILL CORP COM STK
                                                                    Acquisitions         2,470.00       -75,104.15
                                                                    Dispositions        -3,670.00                        101,534.93
C06850R108   BARRIER THERAPEUTICS INC COM
                                                                    Acquisitions         7,600.00      -154,089.98
                                                                    Dispositions        -7,600.00                        110,532.72
C05534B109   BCE INC COM STK

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 54 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions         4,500.00      -104,569.20
                                                                    Dispositions       -37,400.00                        901,954.11
                                                                    Free Delivery      -22,900.00
                                                                    Free Receipt        22,900.00
C075896100   BED BATH BEYOND INC COM
                                                                    Acquisitions        14,700.00      -595,671.20
                                                                    Dispositions       -31,300.00                      1,169,915.74
C086516101   BEST BUY INC COM STK
                                                                    Acquisitions        11,600.00      -701,676.38
                                                                    Dispositions       -13,850.00                        624,821.66
C08915P101   BIG 5 SPORTING GOODS CORP COM
                                                                    Acquisitions         5,750.00      -156,920.47
                                                                    Dispositions        -5,750.00                        142,049.59
C09062X103   BIOGEN IDEC INC COM STK
                                                                    Acquisitions         1,000.00       -64,970.00
                                                                    Dispositions       -12,700.00                        454,401.60
C09180C106   BJS RESTAURANTS INC COM
                                                                    Acquisitions         6,100.00      -110,208.94
                                                                    Dispositions        -6,100.00                        140,843.71
C097023105   BOEING CO COM
                                                                    Acquisitions        51,100.00    -3,171,738.02
                                                                    Dispositions        -8,100.00                        528,193.46
C111320107   BROADCOM CORP CL A CL A
                                                                    Acquisitions        44,525.00    -1,687,927.51
                                                                    Dispositions       -15,025.00                        580,811.43
C118759109   BUCYRUS INTL INC NEW CL A CL A
                                                                    Acquisitions         3,450.00      -125,973.30
                                                                    Dispositions        -3,450.00                        119,416.30
C141705103   CAREMARK RX INC COM
                                                                    Acquisitions        45,350.00    -2,038,855.98
                                                                    Dispositions        -7,650.00                        338,272.67
C143658300   CARNIVAL CORP COM PAIRED
                                                                    Acquisitions         7,675.00      -420,890.20
                                                                    Dispositions       -33,675.00                      1,765,724.33
C146229109   CARTER INC FORMERLY CARTER HLDGS INC TO COM COM
                                                                    Acquisitions         5,050.00      -203,164.46
                                                                    Dispositions        -1,170.00                         67,480.86
C149123101   CATERPILLAR INC COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 55 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -17,300.00                        981,315.08
                                                                    Free Delivery      -13,600.00
                                                                    Free Receipt        13,600.00
C14984K106   CBOT HLDGS INC CL A CL A
                                                                    Acquisitions           400.00       -21,600.00
                                                                    Dispositions          -400.00                         32,282.64
C151020104   CELGENE CORP COM
                                                                    Acquisitions         7,950.00      -387,041.12
                                                                    Dispositions          -600.00                         31,790.46
C151313103   CENDANT CORP COM STK
                                                                    Acquisitions        38,800.00      -700,276.60
                                                                    Free Delivery      -34,700.00
                                                                    Free Receipt        34,700.00
C152312104   CENTEX CORP COM
                                                                    Acquisitions        19,400.00    -1,321,761.04
                                                                    Free Delivery      -18,500.00
                                                                    Free Receipt        18,500.00
C163072101   CHEESECAKE FACTORY INC COM
                                                                    Acquisitions         3,800.00      -140,475.25
                                                                    Dispositions        -6,730.00                        228,276.08
C166764100   CHEVRON CORP COM
                                                                    Acquisitions         5,800.00      -334,100.61
                                                                    Dispositions       -19,200.21                      1,109,457.37
                                                                    Free Delivery      -23,175.00
                                                                    Free Receipt        37,586.21
C167760107   CHGO MERCANTILE EXCHANGE HLDGS INC CL A
                                                                    Acquisitions         1,050.00      -217,478.78
                                                                    Dispositions        -1,050.00                        196,729.33
C125509109   CIGNA CORP COM
                                                                    Acquisitions         8,200.00      -718,826.71
                                                                    Dispositions       -11,900.00                      1,257,035.10
                                                                    Free Delivery       -4,200.00
                                                                    Free Receipt         4,200.00
C17275R102   CISCO SYS INC COM
                                                                    Acquisitions        19,300.00      -349,307.19
                                                                    Dispositions      -134,500.00                      2,396,824.06
                                                                    Free Delivery      -31,300.00
                                                                    Free Receipt        31,300.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 56 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C125581108   CIT GROUP INC NEW COM COM
                                                                    Acquisitions         3,300.00      -152,361.00
                                                                    Dispositions       -16,000.00                        699,110.40
                                                                    Free Delivery       -3,300.00
                                                                    Free Receipt         3,300.00
C17306X102   CITI TRENDS INC COM ORD USD1
                                                                    Acquisitions         6,550.00       -94,892.00
                                                                    Dispositions        -6,550.00                        143,566.77
C172967101   CITIGROUP INC COM COM
                                                                    Acquisitions        51,400.00    -2,410,831.30
                                                                    Dispositions       -75,200.00                      3,483,509.12
                                                                    Free Delivery      -26,600.00
                                                                    Free Receipt        26,600.00
C12561E105   CKE RESTAURANTS INC COM STK
                                                                    Acquisitions        11,100.00      -164,038.13
                                                                    Dispositions       -11,100.00                        138,187.60
C12613R104   CNET NETWORKS INC COM CNET NETWORKS INC COM STK
                                                                    Acquisitions         7,000.00       -74,299.40
                                                                    Dispositions        -7,000.00                         91,731.15
C189754104   COACH INC COM
                                                                    Acquisitions         8,200.00      -324,399.70
                                                                    Dispositions       -14,100.00                        496,797.08
C19259P300   COINSTAR INC COM
                                                                    Acquisitions           600.00       -15,171.00
                                                                    Dispositions        -6,500.00                        116,478.26
C194162103   COLGATE-PALMOLIVE CO COM
                                                                    Acquisitions         5,800.00      -319,911.91
                                                                    Dispositions        -5,800.00                        289,052.12
C20030NAE1   COMCAST CORP NEW NT 5.3 DUE 01-15-2014/01-14-2014 BEO
                                                                    Acquisitions       100,000.00       -97,063.00
                                                                    Dispositions      -250,000.00                        256,972.00
C200340107   COMERICA INC COM
                                                                    Acquisitions         5,600.00      -322,982.16
                                                                    Free Delivery       -5,200.00
                                                                    Free Receipt         5,200.00
C205684103   COMSTOCK HOMEBUILDING COS INC CL A COM STK
                                                                    Acquisitions        12,150.00      -296,619.67
                                                                    Dispositions        -2,150.00                         35,946.70

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 57 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C205862402   COMVERSE TECH INC COM PAR $0.10
                                                                    Acquisitions        61,225.00    -1,563,964.38
                                                                    Dispositions       -46,425.00                      1,107,473.06
C20825C104   CONOCOPHILLIPS COM COM
                                                                    Acquisitions        12,325.00      -843,641.81
                                                                    Dispositions       -12,325.00                        748,949.15
C208464883   CONSECO INC COM NEW STK
                                                                    Acquisitions        14,800.00      -305,554.88
                                                                    Dispositions          -300.00                          6,734.74
                                                                    Free Delivery      -14,800.00
                                                                    Free Receipt        14,800.00
C216648402   COOPER COS INC COM NEW
                                                                    Acquisitions           300.00       -21,376.50
                                                                    Dispositions        -2,800.00                        170,499.24
CP31076105   COPA HOLDINGS SA COM STK
                                                                    Acquisitions         2,120.00       -42,400.00
                                                                    Dispositions        -2,120.00                         51,359.64
C218868107   CORINTHIAN COLLEGES INC COM STK
                                                                    Acquisitions         7,700.00      -132,085.80
                                                                    Dispositions        -7,700.00                        105,803.60
C219350105   CORNING INC COM
                                                                    Acquisitions        69,400.00    -1,329,976.03
                                                                    Dispositions      -122,800.00                      1,887,997.14
C21988R102   CORPORATE EXECUTIVE BRD CO COMMON STOCK
                                                                    Acquisitions           900.00       -56,001.33
                                                                    Dispositions        -2,000.00                        142,546.77
C228906103   CRYPTOLOGIC INC COM
                                                                    Acquisitions         5,000.00      -138,291.32
                                                                    Dispositions        -5,000.00                         90,776.84
C126408103   CSX CORP COM
                                                                    Acquisitions        19,600.00      -910,960.96
                                                                    Free Delivery      -19,600.00
                                                                    Free Receipt        19,600.00
C231082108   CUMULUS MEDIA INC CL A DEL
                                                                    Acquisitions         7,900.00      -101,735.43
                                                                    Dispositions        -7,900.00                         87,140.95
C126667104   CV THERAPEUTICS INC COM
                                                                    Acquisitions         5,950.00      -128,509.14

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 58 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions        -5,950.00                        147,454.06
C232572107   CYMER INC COM
                                                                    Acquisitions         2,560.00       -64,020.40
                                                                    Dispositions        -7,060.00                        223,885.39
C232806109   CYPRESS SEMICONDUCTOR CORP COM
                                                                    Acquisitions        24,000.00      -313,603.90
                                                                    Dispositions       -13,600.00                        179,491.04
C235851102   DANAHER CORP COM
                                                                    Acquisitions         1,700.00       -93,551.00
                                                                    Dispositions       -20,800.00                      1,061,784.70
C24702R101   DELL INC COM STK
                                                                    Acquisitions         7,000.00      -265,153.88
                                                                    Dispositions      -111,300.00                      3,454,599.15
C250557105   DESIGN WITHIN REACH INC COM
                                                                    Acquisitions         7,900.00      -147,777.79
                                                                    Dispositions        -7,900.00                         94,490.22
C252603105   DIAMOND FOODS INC COM COM
                                                                    Acquisitions        10,800.00      -202,004.69
                                                                    Dispositions       -10,800.00                        173,651.81
C254687106   DISNEY WALT CO COM
                                                                    Acquisitions        58,000.00    -1,491,731.55
                                                                    Dispositions       -21,100.00                        523,873.73
                                                                    Free Delivery      -19,400.00
                                                                    Free Receipt        19,400.00
C25659T107   DOLBY LABORATORIES INC CL A COM STK
                                                                    Acquisitions         3,200.00       -57,600.00
                                                                    Dispositions        -3,200.00                         63,627.63
C25746U109   DOMINION RES INC VA NEW COM
                                                                    Dispositions        -6,300.00                        471,127.48
                                                                    Free Delivery       -4,200.00
                                                                    Free Receipt         4,200.00
C260543103   DOW CHEM CO COM
                                                                    Acquisitions        42,625.00    -2,028,490.38
                                                                    Dispositions       -44,025.00                      2,072,743.24
                                                                    Free Delivery      -13,700.00
                                                                    Free Receipt        13,700.00
C26153C103   DREAMWORKS ANIMATION INC CL A COM STK
                                                                    Acquisitions         2,200.00       -78,847.18

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 59 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -13,300.00                        500,297.42
C263534109   DU PONT E I DE NEMOURS & CO COM STK
                                                                    Acquisitions        27,900.00    -1,388,689.52
                                                                    Dispositions       -18,700.00                        786,336.83
                                                                    Free Delivery       -7,600.00
                                                                    Free Receipt         7,600.00
C269246104   E*TRADE FIN CORP COM
                                                                    Acquisitions        18,100.00      -325,800.00
                                                                    Dispositions       -18,100.00                        357,084.14
C277461109   EASTMAN KODAK CO COM
                                                                    Acquisitions         9,100.00      -205,062.00
                                                                    Dispositions        -5,000.00                        162,437.03
                                                                    Free Delivery       -9,000.00
                                                                    Free Receipt         9,000.00
C278642103   EBAY INC COM COM
                                                                    Acquisitions        54,900.00    -2,617,986.88
                                                                    Dispositions       -59,200.00                      2,659,778.50
C278856109   ECLIPSYS CORP COM
                                                                    Acquisitions        12,500.00      -214,507.02
                                                                    Dispositions        -2,300.00                         45,562.54
C28139T101   ED MGMT CORP COM
                                                                    Acquisitions         4,500.00      -144,294.50
                                                                    Dispositions        -2,000.00                         61,432.07
C281347104   EDO CORP COM
                                                                    Acquisitions           940.00       -29,274.47
                                                                    Dispositions        -5,940.00                        169,639.29
C28138P100   EDUCATE INC COM
                                                                    Acquisitions         1,400.00       -17,695.44
                                                                    Dispositions        -7,400.00                         85,439.04
C285512109   ELECTR ARTS COM
                                                                    Acquisitions        21,325.00    -1,227,025.32
                                                                    Dispositions       -40,225.00                      2,312,399.44
C285661104   ELECTR DATA SYS CORP NEW COM
                                                                    Acquisitions        66,400.00    -1,611,185.62
                                                                    Free Delivery      -62,800.00
                                                                    Free Receipt        62,800.00
C532457108   ELI LILLY & CO COM
                                                                    Acquisitions        27,800.00    -1,632,051.24

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 60 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -39,900.00                      2,086,784.33
C268648102   EMC CORP COM
                                                                    Acquisitions        93,425.00    -1,340,250.93
                                                                    Dispositions       -61,125.00                        822,242.66
C29100P102   EMERGENCY MED SVCS CORP CL A COM STK
                                                                    Acquisitions        11,000.00      -154,000.00
                                                                    Dispositions       -11,000.00                        148,611.46
C291011104   EMERSON ELEC CO COM
                                                                    Acquisitions        14,400.00    -1,103,352.75
                                                                    Dispositions       -11,300.00                        754,914.75
C292554102   ENCORE CAP GROUP INC COM
                                                                    Acquisitions         9,200.00      -184,056.00
                                                                    Dispositions        -9,200.00                        132,409.47
C29266R108   ENERGIZER HLDGS INC COM
                                                                    Acquisitions        11,700.00      -743,477.87
                                                                    Dispositions       -11,700.00                        602,070.49
                                                                    Free Delivery       -1,900.00
                                                                    Free Receipt         1,900.00
C29362U104   ENTEGRIS INC COM
                                                                    Acquisitions        24,100.00      -247,835.68
                                                                    Dispositions        -7,000.00                         67,531.07
C29364G103   ENTERGY CORP NEW COM
                                                                    Acquisitions         3,500.00      -244,361.50
                                                                    Free Delivery       -3,300.00
                                                                    Free Receipt         3,300.00
C29426L108   EPICOR SOFTWARE CORP COM
                                                                    Acquisitions         4,000.00       -52,730.25
                                                                    Dispositions        -2,400.00                         35,444.35
C29476L107   EQTY RESDNTL EFF 5/15/02
                                                                    Acquisitions         4,900.00      -160,391.70
                                                                    Dispositions       -21,700.00                        880,742.69
C298736109   EURONET WORLDWIDE INC COM COM
                                                                    Acquisitions         5,800.00      -166,092.19
                                                                    Dispositions        -5,800.00                        166,972.11
C30161N101   EXELON CORP COM
                                                                    Dispositions        -8,900.00                        438,358.16
                                                                    Free Delivery       -4,800.00
                                                                    Free Receipt         4,800.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 61 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C30231G102   EXXON MOBIL CORP COM
                                                                    Acquisitions         2,300.00      -133,084.96
                                                                    Dispositions       -30,000.00                      1,723,060.62
                                                                    Free Delivery      -11,900.00
                                                                    Free Receipt        11,900.00
C302571104   F P L GROUP INC COM
                                                                    Acquisitions        15,900.00      -671,264.89
                                                                    Dispositions        -2,400.00                        159,855.54
                                                                    Free Delivery      -29,000.00
                                                                    Free Receipt        29,000.00
C31428X106   FEDEX CORP COM
                                                                    Acquisitions        23,400.00    -2,068,812.10
                                                                    Dispositions        -9,500.00                        836,771.26
C31410H101   FEDT DEPT STORES INC DEL COM
                                                                    Acquisitions         7,300.00      -454,104.55
                                                                    Dispositions       -18,800.00                      1,046,679.80
                                                                    Free Receipt        19,001.00
C30241L109   FEI CO COM
                                                                    Acquisitions         5,600.00      -128,942.48
                                                                    Dispositions        -5,600.00                        114,874.14
C313400301   FHLMC COM COM
                                                                    Acquisitions        16,100.00      -983,943.65
                                                                    Free Delivery      -15,500.00
                                                                    Free Receipt        15,500.00
C317923100   FINISH LINE INC CL A
                                                                    Acquisitions         1,600.00       -31,683.45
                                                                    Dispositions        -7,400.00                        123,043.52
C31942D107   FIRST CASH FINANCIAL SERVICES INC
                                                                    Acquisitions         1,000.00       -24,856.50
                                                                    Dispositions        -8,000.00                        136,841.46
C337932107   FIRSTENERGY CORP COM
                                                                    Acquisitions         3,300.00      -153,299.00
                                                                    Free Delivery       -3,200.00
                                                                    Free Receipt         3,200.00
C346375108   FORMFACTOR INC COM STK
                                                                    Acquisitions         1,100.00       -22,728.31
                                                                    Dispositions        -7,100.00                        178,986.34
C349882100   FOSSIL INC COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 62 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions         2,330.00       -62,751.07
                                                                    Dispositions        -2,330.00                         48,682.38
C35039W100   FOUNDATION COAL HLDGS INC COM STK
                                                                    Acquisitions           500.00       -13,753.76
                                                                    Dispositions        -3,500.00                         99,020.23
C35687M107   FREESCALE SEMICONDUCTOR INC COM CL A
                                                                    Acquisitions        15,900.00      -395,873.43
                                                                    Dispositions        -9,400.00                        243,786.40
                                                                    Free Delivery      -15,900.00
                                                                    Free Receipt        15,900.00
C354613101   FRKLN RES INC COM
                                                                    Acquisitions         5,200.00      -444,508.70
                                                                    Dispositions        -3,800.00                        269,871.56
C349853101   FWD AIR CORP COM
                                                                    Acquisitions         6,850.00      -203,088.72
                                                                    Dispositions        -4,600.00                        160,778.07
C315616102   F5 NETWORKS INC COM STK
                                                                    Acquisitions         2,050.00       -92,456.80
                                                                    Dispositions        -4,900.00                        244,155.10
C36866T103   GEN-PROBE INC NEW COM
                                                                    Acquisitions           700.00       -31,542.00
                                                                    Dispositions        -5,200.00                        229,435.69
C368710406   GENENTECH INC COM STK
                                                                    Acquisitions        72,575.00    -4,286,797.41
                                                                    Dispositions       -20,775.00                      1,661,515.69
C369604103   GENERAL ELEC CO COM COM
                                                                    Acquisitions        46,100.00    -1,635,244.34
                                                                    Dispositions       -79,400.00                      2,776,033.95
                                                                    Free Delivery      -30,900.00
                                                                    Free Receipt        30,900.00
C370442105   GENERAL MOTORS CORP COMMON STOCK
                                                                    Acquisitions         4,300.00      -160,734.00
                                                                    Dispositions       -35,600.00                        959,319.97
C37244C101   GENOMIC HEALTH INC COM
                                                                    Acquisitions        16,800.00      -198,730.80
                                                                    Dispositions       -16,800.00                        158,198.37
C37247D106   GENWORTH FINL INC COM CL A
                                                                    Acquisitions        23,600.00      -779,327.32

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 63 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Free Delivery      -18,800.00
                                                                    Free Receipt        18,800.00
C999500FC0   GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR RATE: 5.59%
             (BLEND**INC
                                                                    Acquisitions    27,791,188.97   -27,791,188.97
                                                                    Dispositions   -26,025,461.90                     26,025,461.90
C375916103   GILDAN ACTIVEWEAR INC COM
                                                                    Acquisitions         2,080.00       -90,272.05
                                                                    Dispositions        -4,160.00                        121,397.85
C375558103   GILEAD SCI INC COM
                                                                    Acquisitions        36,300.00    -1,457,612.22
                                                                    Dispositions       -35,300.00                      1,300,641.05
C378967103   GLOBAL CASH ACCESS HLDGS INC COM COM
                                                                    Acquisitions         3,800.00       -53,200.00
                                                                    Dispositions        -3,800.00                         56,885.89
C381317106   GOLDEN W. FNCL CORP COM
                                                                    Acquisitions         2,950.00      -185,536.13
                                                                    Dispositions       -19,550.00                      1,165,250.23
C38141G104   GOLDMAN SACHS GROUP INC COM COM
                                                                    Acquisitions        24,575.00    -2,732,250.35
                                                                    Dispositions       -14,125.00                      1,555,662.10
C381639103   GOLF GALAXY INC COM STK
                                                                    Acquisitions         2,700.00       -37,800.00
                                                                    Dispositions        -2,700.00                         52,895.13
C382388106   GOODRICH CORPORATION
                                                                    Acquisitions         1,600.00       -57,304.00
                                                                    Dispositions       -13,500.00                        506,148.60
                                                                    Free Delivery       -7,200.00
                                                                    Free Receipt         7,200.00
C38259P508   GOOGLE INC CL A
                                                                    Acquisitions        14,200.00    -3,145,644.66
                                                                    Dispositions       -12,400.00                      3,938,651.67
C391523107   GREAT WOLF RESORTS INC COM COM
                                                                    Acquisitions           500.00       -10,522.40
                                                                    Dispositions        -5,500.00                         94,297.09
C395150105   GREENFIELD ONLINE INC COM
                                                                    Acquisitions         3,800.00       -74,509.60
                                                                    Dispositions        -6,800.00                         80,773.13
C401698105   GUIDANT CORP COM STK

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 64 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions           500.00       -28,270.73
                                                                    Dispositions          -500.00                         31,233.99
C402040109   GUITAR CTR INC COM
                                                                    Acquisitions         1,150.00       -60,428.04
                                                                    Dispositions        -1,070.00                         51,623.73
C406216101   HALLIBURTON CO COM
                                                                    Acquisitions        33,900.00    -1,687,140.16
                                                                    Dispositions       -10,700.00                        588,656.35
C415864107   HARSCO CORP COM
                                                                    Acquisitions           670.00       -36,525.42
                                                                    Dispositions        -3,620.00                        196,984.55
C416515104   HARTFORD FINL SVCS GROUP INC COM
                                                                    Acquisitions         4,000.00      -336,596.50
                                                                    Dispositions          -200.00                         17,495.26
                                                                    Free Delivery       -3,800.00
                                                                    Free Receipt         3,800.00
C404119109   HCA INC COM
                                                                    Acquisitions        11,300.00      -545,558.35
                                                                    Dispositions       -34,800.00                      1,773,576.92
                                                                    Free Delivery      -11,300.00
                                                                    Free Receipt        11,300.00
C42210P102   HEADWATERS INC COM
                                                                    Acquisitions         3,500.00      -132,865.61
                                                                    Dispositions        -3,500.00                        128,052.64
C42235N108   HEARTLAND PMT SYS INC COM STK
                                                                    Acquisitions           900.00       -16,200.00
                                                                    Dispositions          -900.00                         22,025.40
C423452101   HELMERICH & PAYNE INC COM
                                                                    Acquisitions         2,350.00       -93,605.44
                                                                    Dispositions        -2,350.00                        108,197.46
C427093109   HERCULES OFFSHORE INC COM STK
                                                                    Acquisitions         2,850.00       -57,000.00
                                                                    Dispositions        -2,850.00                         62,084.48
C428565105   HIBBETT SPORTING GOODS INC COM
                                                                    Acquisitions         1,100.00       -29,116.01
                                                                    Dispositions        -5,450.00                        193,731.85
C432848109   HILTON HOTELS CORP COM
                                                                    Acquisitions        25,600.00      -598,199.48

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 65 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -25,600.00                        495,870.30
C438516106   HONEYWELL INTL INC COM STK
                                                                    Acquisitions           100.00        -3,604.00
                                                                    Dispositions        -9,300.00                        333,024.50
                                                                    Free Delivery       -8,500.00
                                                                    Free Receipt         8,500.00
C44183Y102   HOUSEVALUES INC COM COM
                                                                    Acquisitions         1,750.00       -24,903.90
                                                                    Dispositions        -5,150.00                         63,756.95
C447462102   HURON CONSULTING GROUP INC COM STK
                                                                    Acquisitions         6,020.00      -131,219.04
                                                                    Dispositions        -6,020.00                        151,073.94
C44914M104   HYPERION SOLUTIONS CORP COM COM
                                                                    Acquisitions           820.00       -39,572.30
                                                                    Dispositions        -3,870.00                        177,815.50
C449520303   I-FLOW CORP COM NEW
                                                                    Acquisitions         7,000.00      -114,592.00
                                                                    Dispositions        -7,000.00                         94,055.05
C45666Q102   INFORMATICA CORP COM
                                                                    Acquisitions         8,200.00       -95,996.00
                                                                    Dispositions        -8,200.00                         99,010.84
C4576J0104   INNKEEPERS USA TR COM
                                                                    Acquisitions        10,000.00      -137,770.72
                                                                    Dispositions       -10,000.00                        171,148.92
C458140100   INTEL CORP COM COM
                                                                    Acquisitions        44,500.00    -1,067,370.71
                                                                    Dispositions       -53,800.00                      1,357,648.31
                                                                    Free Delivery      -25,400.00
                                                                    Free Receipt        25,400.00
C46031W204   INTERNATIONAL SECS EXCHANGE INC CL A COMSTK
                                                                    Acquisitions           700.00       -12,600.00
                                                                    Dispositions          -700.00                         18,080.39
C460690100   INTERPUBLIC GROUP COMPANIES INC COM
                                                                    Acquisitions        67,700.00      -759,199.57
                                                                    Free Delivery      -28,800.00
                                                                    Free Receipt        28,800.00
C460146103   INTL PAPER CO COM
                                                                    Acquisitions         6,300.00      -229,837.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 66 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -12,800.00                       445,293.66
                                                                    Free Delivery      -17,100.00
                                                                    Free Receipt        17,100.00
C46120E602   INTUITIVE SURGICAL INC COM NEW STK
                                                                    Acquisitions         2,460.00      -116,164.50
                                                                    Dispositions        -2,460.00                        187,463.12
C462070103   IONATRON INC COM STK
                                                                    Acquisitions         2,500.00       -24,501.65
                                                                    Dispositions          -650.00                          6,773.01
C46262E105   IPAYMENT INC COM STK
                                                                    Acquisitions         2,950.00      -115,672.90
                                                                    Dispositions        -2,950.00                        108,370.79
C462726100   IROBOT CORP COM COM
                                                                    Acquisitions        16,750.00      -405,646.02
                                                                    Dispositions       -11,000.00                        327,119.81
C471109108   JARDEN CORP COM
                                                                    Acquisitions           700.00       -21,630.00
                                                                    Dispositions        -2,100.00                         80,933.55
C48020Q107   JONES LANG LASALLE INC COM STK
                                                                    Acquisitions           150.00        -7,548.00
                                                                    Dispositions        -1,650.00                         77,325.16
C46625H100   JPMORGAN CHASE & CO COM
                                                                    Acquisitions        47,600.00    -1,879,467.87
                                                                    Dispositions      -119,300.00                      4,381,740.51
                                                                    Free Delivery      -38,500.00
                                                                    Free Receipt        38,500.00
C48203R104   JUNIPER NETWORKS INC COM
                                                                    Acquisitions        61,900.00    -1,477,921.34
                                                                    Dispositions       -27,400.00                        677,772.10
C48207D101   JUPITERMEDIA CORP COM
                                                                    Acquisitions           500.00       -10,141.50
                                                                    Dispositions        -5,000.00                         65,092.76
C493267108   KEYCORP NEW COM
                                                                    Acquisitions         4,800.00      -155,329.00
                                                                    Free Delivery       -4,700.00
                                                                    Free Receipt         4,700.00
C494580103   KINDRED HEALTHCARE INC COM STK
                                                                    Acquisitions           650.00       -18,291.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 67 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions        -5,650.00                        187,700.41
C482480100   KLA-TENCOR CORP
                                                                    Acquisitions         3,500.00      -176,140.57
                                                                    Dispositions        -3,500.00                        174,596.14
C499064103   KNIGHT TRANSN INC COM
                                                                    Acquisitions         9,500.00      -235,628.15
                                                                    Dispositions        -3,500.00                         84,555.05
C499040103   KNIGHT-RIDDER INC COM STK
                                                                    Acquisitions        10,500.00      -659,489.28
                                                                    Dispositions       -16,300.00                      1,011,126.65
                                                                    Free Delivery      -10,300.00
                                                                    Free Receipt        10,300.00
C500643200   KORN / FERRY INTL COM NEW
                                                                    Acquisitions        11,300.00      -209,009.45
                                                                    Dispositions       -11,300.00                        184,826.15
C50075N104   KRAFT FOODS INC CL A CL A
                                                                    Acquisitions        23,200.00      -657,610.25
                                                                    Free Delivery      -21,100.00
                                                                    Free Receipt        21,100.00
C505401208   LABOR READY INC COM NEW
                                                                    Acquisitions        10,800.00      -184,930.48
                                                                    Dispositions        -1,800.00                         42,669.19
C518439104   LAUDER ESTEE COS INC CL A
                                                                    Acquisitions         1,800.00       -71,753.40
                                                                    Dispositions        -9,700.00                        321,141.81
CG54050102   LAZARD LTD COM CLASS 'A' USD0.01
                                                                    Acquisitions         5,900.00      -147,500.00
                                                                    Dispositions        -5,900.00                        139,789.83
C524901105   LEGG MASON INC COM
                                                                    Acquisitions         9,200.00      -822,099.74
                                                                    Dispositions        -1,200.00                        128,119.49
C529771107   LEXMARK INTL INC NEW CL A
                                                                    Acquisitions         3,000.00      -122,351.40
                                                                    Dispositions        -3,400.00                        279,780.81
C53217R207   LIFE TIME FITNESS INC COM
                                                                    Acquisitions         5,150.00      -168,397.95
                                                                    Dispositions        -1,350.00                         39,150.79
C53219L109   LIFEPOINT HOSPS INC COM ISIN US53219L1098

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 68 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions         4,330.00      -168,858.70
                                                                    Dispositions        -4,330.00                        183,624.98
C539830109   LOCKHEED MARTIN CORP COM
                                                                    Acquisitions        13,200.00      -792,333.75
                                                                    Free Delivery      -12,500.00
                                                                    Free Receipt        12,500.00
C548661107   LOWES COS INC COM
                                                                    Acquisitions        17,600.00    -1,138,227.16
                                                                    Dispositions       -36,800.00                      1,984,471.35
C559222401   MAGNA INTL INC CL A
                                                                    Acquisitions         4,600.00      -322,458.97
                                                                    Free Delivery       -4,300.00
                                                                    Free Receipt         4,300.00
C565849106   MARATHON OIL CORP COM
                                                                    Acquisitions        19,200.00      -758,687.91
                                                                    Dispositions       -22,000.00                      1,175,823.86
                                                                    Free Delivery       -6,600.00
                                                                    Free Receipt         6,600.00
CG5876H105   MARVELL TECH GROUP MARVELL TECHNOLOGY GROUP INC
                                                                    Acquisitions        27,250.00    -1,041,920.65
                                                                    Dispositions       -27,650.00                      1,191,117.19
C57772K101   MAXIM INTEGRATED PRODS INC COM
                                                                    Acquisitions        11,900.00      -465,043.82
                                                                    Dispositions          -100.00                          3,846.17
C577778BM4   MAY DEPT STORES CO 8.5 DUE 06-01-2019 BEO
                                                                    Acquisitions        65,000.00       -78,265.20
                                                                    Dispositions      -100,000.00                        126,585.00
C580135101   MC DONALDS CORP COM
                                                                    Acquisitions        60,700.00    -1,847,277.57
                                                                    Dispositions       -20,400.00                        687,856.46
                                                                    Free Delivery      -25,600.00
                                                                    Free Receipt        25,600.00
C584688105   MEDICINES COMPANY COM
                                                                    Acquisitions         2,450.00       -58,874.62
                                                                    Dispositions        -5,950.00                        124,826.89
C585055106   MEDTRONIC INC COM
                                                                    Acquisitions        15,975.00      -840,467.93
                                                                    Dispositions        -6,875.00                        365,305.09

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 69 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C58551A108   MELLON FINL CORP COM
                                                                    Acquisitions         3,100.00      -103,405.77
                                                                    Dispositions       -45,400.00                      1,309,768.80
                                                                    Free Delivery      -10,900.00
                                                                    Free Receipt        10,900.00
C589331107   MERCK & CO INC COM
                                                                    Acquisitions        21,000.00      -614,145.00
                                                                    Free Delivery      -21,000.00
                                                                    Free Receipt        21,000.00
C589405109   MERCURY INTERACTIVE CORP COM
                                                                    Acquisitions           800.00       -31,804.42
                                                                    Dispositions        -9,400.00                        306,295.36
C590188108   MERRILL LYNCH & CO INC COM STK
                                                                    Acquisitions        40,600.00    -2,431,491.52
                                                                    Dispositions       -23,600.00                      1,493,625.42
                                                                    Free Delivery      -15,900.00
                                                                    Free Receipt        15,900.00
C591097209   METAL MGMT INC COM NEW STK NEW
                                                                    Acquisitions         3,400.00       -96,514.76
                                                                    Dispositions        -3,400.00                         77,236.07
C59156R108   METLIFE INC COM ISIN US59156R1086
                                                                    Acquisitions        27,850.00    -1,354,122.96
                                                                    Dispositions       -12,550.00                        518,272.18
                                                                    Free Delivery      -20,900.00
                                                                    Free Receipt        20,900.00
C592688105   METTLER-TOLEDO INTL INC COM
                                                                    Acquisitions         1,850.00       -90,174.31
                                                                    Dispositions        -3,450.00                        157,842.97
C552953101   MGM MIRAGE COM
                                                                    Acquisitions        20,500.00      -799,217.10
                                                                    Dispositions       -20,500.00                        739,110.72
                                                                    Free Delivery      -20,500.00
                                                                    Free Receipt        20,500.00
C595137100   MICROSEMI CORP COM
                                                                    Acquisitions         8,800.00      -156,272.92
                                                                    Dispositions        -8,800.00                        229,685.55
C594918104   MICROSOFT CORP COM
                                                                    Acquisitions        71,700.00    -1,903,995.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 70 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions      -109,100.00                      2,811,831.55
                                                                    Free Delivery      -45,700.00
                                                                    Free Receipt        45,700.00
C61166W101   MONSANTO CO NEW COM
                                                                    Acquisitions       550,357.00   -33,618,502.60
                                                                    Dispositions      -862,567.00                     54,175,049.48
                                                                    Free Delivery   -1,146,289.00
                                                                    Free Receipt     1,009,878.00
C999899602   MONSANTO PARTICIPANT LOANS
                                                                    Acquisitions     9,705,319.45    -9,705,319.45
                                                                    Dispositions    -9,325,816.62                      9,325,816.62
C617446448   MORGAN STANLEY
                                                                    Acquisitions        21,700.00    -1,118,022.32
                                                                    Dispositions       -45,100.00                      2,437,138.00
                                                                    Free Delivery      -20,500.00
                                                                    Free Receipt        20,500.00
C61945A107   MOSAIC CO COM
                                                                    Acquisitions        42,400.00      -566,883.12
                                                                    Free Delivery      -33,300.00
                                                                    Free Receipt        33,300.00
C620076109   MOTOROLA INC COM
                                                                    Acquisitions        82,800.00    -1,440,904.83
                                                                    Dispositions       -17,600.00                        367,501.08
C626717102   MURPHY OIL CORP COM
                                                                    Acquisitions        10,400.00      -903,469.22
                                                                    Dispositions       -17,400.00                      1,076,296.30
C629519109   NABI BIOPHARMACEUTICALS COM
                                                                    Acquisitions         8,000.00      -116,266.71
                                                                    Dispositions        -8,000.00                         29,683.55
CG6359F103   NABORS INDUSTRIES COM USD0.10
                                                                    Acquisitions        10,700.00      -741,516.74
                                                                    Dispositions       -11,700.00                        636,881.50
C637640103   NATL SEMICONDUCTOR CORP COM
                                                                    Acquisitions           900.00       -21,042.00
                                                                    Dispositions       -50,900.00                      1,105,913.30
                                                                    Free Delivery      -22,100.00
                                                                    Free Receipt        22,100.00
C63936L100   NAVTEQ CORP COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 71 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions        18,100.00      -750,588.38
                                                                    Dispositions          -500.00                         21,814.08
C62886E108   NCR CORP COM
                                                                    Acquisitions        12,000.00      -617,482.98
                                                                    Dispositions       -18,100.00                        604,493.75
C640268108   NEKTAR THERAPEUTICS COM
                                                                    Acquisitions         2,500.00       -36,074.46
                                                                    Dispositions        -9,500.00                        159,234.28
C64111Q104   NETGEAR INC COM
                                                                    Acquisitions         7,900.00      -152,499.95
                                                                    Dispositions        -7,900.00                        152,460.01
C64120L104   NETWORK APPLIANCE INC DEL
                                                                    Acquisitions        17,800.00      -507,879.10
                                                                    Dispositions       -13,200.00                        323,740.04
C64126X201   NEUSTAR INC CL A
                                                                    Acquisitions         7,700.00      -209,641.56
                                                                    Dispositions        -1,200.00                         36,915.49
C65248E104   NEWS CORP CL A COM
                                                                    Acquisitions       107,400.00    -1,710,838.86
                                                                    Dispositions       -46,000.00                        732,846.22
C654106103   NIKE INC CL B CL B
                                                                    Acquisitions        26,800.00    -2,245,583.29
                                                                    Dispositions       -26,000.00                      2,273,013.49
                                                                    Free Delivery       -6,600.00
                                                                    Free Receipt         6,600.00
C666807102   NORTHROP GRUMMAN CORP COM COM
                                                                    Acquisitions         5,500.00      -303,399.00
                                                                    Free Delivery       -5,500.00
                                                                    Free Receipt         5,500.00
C66987M604   NOVATEL WIRELESS INC COM NEW
                                                                    Acquisitions        11,000.00      -142,401.19
                                                                    Dispositions       -11,000.00                        148,971.15
C67000X106   NOVELIS INC COM
                                                                    Dispositions        -2,920.00                         67,081.05
                                                                    Free Receipt         2,920.00
C674599105   OCCIDENTAL PETE CORP COM
                                                                    Acquisitions         5,200.00      -413,564.54
                                                                    Dispositions        -2,000.00                        117,009.74

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 72 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C684010101   OPTIONSXPRESS HLDGS INC COM STK
                                                                    Acquisitions         6,500.00      -113,567.46
                                                                    Dispositions        -6,500.00                        102,529.40
C68389X105   ORACLE CORP COM
                                                                    Acquisitions        32,400.00      -427,105.34
                                                                    Dispositions       -77,700.00                        984,004.63
                                                                    Free Delivery      -23,900.00
                                                                    Free Receipt        23,900.00
C68554V108   ORASURE TECHNOLOGIES INC COM
                                                                    Acquisitions         8,000.00       -85,647.74
                                                                    Dispositions        -8,000.00                        109,517.81
C704326107   PAYCHEX INC COM
                                                                    Acquisitions         3,200.00      -103,971.52
                                                                    Dispositions        -4,000.00                        119,169.61
C705560100   PEETS COFFEE & TEA INC COM
                                                                    Acquisitions         5,300.00      -162,230.89
                                                                    Dispositions          -900.00                         32,877.33
C708160106   PENNEY J.C CO INC COM
                                                                    Acquisitions        22,000.00      -997,508.74
                                                                    Dispositions       -10,700.00                        538,927.89
C713448108   PEPSICO INC COM
                                                                    Acquisitions        19,600.00    -1,050,262.67
                                                                    Dispositions       -23,200.00                      1,321,739.23
                                                                    Free Delivery      -11,100.00
                                                                    Free Receipt        11,100.00
C71644E102   PETRO-CDA COM PETRO-CANADA
                                                                    Acquisitions         9,100.00      -334,609.88
                                                                    Free Delivery       -8,600.00
                                                                    Free Receipt         8,600.00
C716768106   PETSMART INC COM
                                                                    Acquisitions         1,500.00       -39,658.59
                                                                    Dispositions       -12,000.00                        282,843.62
C717081103   PFIZER INC COM STK $.11 1/9 PAR
                                                                    Acquisitions       136,000.00    -3,411,116.92
                                                                    Dispositions    -4,367,559.00                    103,980,410.90
                                                                    Free Delivery   -1,163,908.00
                                                                    Free Receipt       604,904.00
C71715B409   PHARMION CORP COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 73 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions           480.00       -18,926.40
                                                                    Dispositions        -2,480.00                         89,056.59
C724479100   PITNEY BOWES INC COM
                                                                    Acquisitions         2,800.00      -114,750.72
                                                                    Dispositions        -9,500.00                        405,958.85
                                                                    Free Delivery       -6,500.00
                                                                    Free Receipt         6,500.00
C725811103   PIXAR COM
                                                                    Acquisitions         9,400.00      -458,023.99
                                                                    Dispositions          -150.00                          7,202.69
C69344M101   PMI GROUP INC COM
                                                                    Acquisitions         5,700.00      -204,043.58
                                                                    Dispositions       -22,500.00                        889,570.03
                                                                    Free Delivery       -9,700.00
                                                                    Free Receipt         9,700.00
C693475105   PNC FINANCIAL SERVICES GROUP COM STK
                                                                    Acquisitions        15,500.00      -883,339.68
                                                                    Dispositions        -7,400.00                        450,168.55
                                                                    Free Delivery       -6,700.00
                                                                    Free Receipt         6,700.00
C74251V102   PRINCIPAL FINL GROUP INC COM STK
                                                                    Acquisitions        11,200.00      -564,676.00
                                                                    Dispositions        -2,100.00                        101,766.91
                                                                    Free Delivery      -10,700.00
                                                                    Free Receipt        10,700.00
C742718109   PROCTER & GAMBLE CO COM
                                                                    Acquisitions        87,925.00    -4,882,910.69
                                                                    Dispositions       -44,425.00                      2,447,393.17
                                                                    Free Delivery      -12,400.00
                                                                    Free Receipt        29,365.00
C743315103   PROGRESSIVE CORP OH COM
                                                                    Acquisitions         7,300.00      -716,449.96
                                                                    Dispositions        -3,200.00                        380,348.25
                                                                    Free Delivery       -3,200.00
                                                                    Free Receipt         3,200.00
C744320102   PRUDENTIAL FINL INC COM COM
                                                                    Acquisitions           400.00       -29,708.00
                                                                    Dispositions        -9,800.00                        619,088.99

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 74 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Free Delivery      -17,000.00
                                                                    Free Receipt        17,000.00
C744573106   PUB SERVICE ENTERPRISE GROUP INC COM
                                                                    Acquisitions         9,500.00      -614,513.07
                                                                    Free Delivery       -4,800.00
                                                                    Free Receipt         4,800.00
C745867101   PULTE HOMES INC COM
                                                                    Acquisitions        17,100.00      -845,978.29
                                                                    Dispositions       -22,100.00                      1,077,082.46
                                                                    Free Delivery      -11,500.00
                                                                    Free Receipt        11,500.00
C224044BL0   PVTPL COX COMMUNICATIONS INC NEW BD 5.45%
             DUE 12-15-2014/12-15-2004 BEO
                                                                    Acquisitions       225,000.00      -227,499.45
                                                                    Free Delivery     -225,000.00
C747525103   QUALCOMM INC COM COM
                                                                    Acquisitions        63,450.00    -2,475,423.78
                                                                    Dispositions       -54,950.00                      2,235,145.86
C74838C106   QUIKSILVER INC COM COM
                                                                    Acquisitions         4,550.00      -134,145.55
                                                                    Dispositions        -9,100.00                        103,930.57
C753820109   RARE HOSPITALITY INTL INC COM
                                                                    Acquisitions         5,730.00      -178,222.09
                                                                    Dispositions        -5,730.00                        154,479.66
C755111507   RAYTHEON CO COM NEW COM NEW
                                                                    Acquisitions         8,100.00      -304,643.00
                                                                    Free Delivery       -8,000.00
                                                                    Free Receipt         8,000.00
C76122Q105   RES CONNECTION INC COM
                                                                    Acquisitions         2,430.00      -122,532.37
                                                                    Dispositions        -7,360.00                        134,576.80
C760975102   RESEARCH IN MOTION LTD COM COM
                                                                    Acquisitions        11,500.00      -878,207.56
                                                                    Dispositions       -28,500.00                      2,045,988.02
C749941100   RF MICRO DEVICES INC COM
                                                                    Acquisitions        26,500.00      -148,986.42
                                                                    Dispositions       -26,500.00                        140,449.40
C766559603   RIGEL PHARMACEUTICALS INC COM NEW STK
                                                                    Acquisitions         5,000.00      -104,550.44

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 75 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions        -5,000.00                         40,277.81
C776696106   ROPER INDS INC NEW COM
                                                                    Acquisitions           600.00       -23,235.00
                                                                    Dispositions          -720.00                         50,023.73
C786514208   SAFEWAY INC COM NEW
                                                                    Acquisitions        25,800.00      -603,092.01
                                                                    Free Delivery      -16,300.00
                                                                    Free Receipt        16,300.00
CM8233P102   SAIFUN SEMICONDUCTORS LTD COM ILS0.01
                                                                    Acquisitions         1,100.00       -25,850.00
                                                                    Dispositions        -1,100.00                         32,326.87
C80004C101   SANDISK CORP COM
                                                                    Acquisitions        13,150.00      -548,983.45
                                                                    Dispositions        -4,100.00                        209,595.71
C803062108   SAPIENT CORP COM
                                                                    Acquisitions         7,500.00       -61,037.49
                                                                    Dispositions       -22,500.00                        136,979.49
C803111103   SARA LEE CORP COM
                                                                    Acquisitions        17,000.00      -303,781.50
                                                                    Free Delivery      -17,000.00
                                                                    Free Receipt        17,000.00
C806605101   SCHERING-PLOUGH CORP COM
                                                                    Acquisitions        27,400.00      -554,189.38
                                                                    Dispositions       -46,200.00                        921,702.18
C806857108   SCHLUMBERGER LTD COM STK
                                                                    Acquisitions        12,800.00      -946,322.67
                                                                    Dispositions       -16,100.00                      1,146,240.75
C808513105   SCHWAB CHARLES CORP COM NEW
                                                                    Acquisitions        46,700.00      -556,566.15
                                                                    Dispositions       -61,400.00                        757,353.91
C817523103   SEROLOGICALS CORP COM
                                                                    Acquisitions           940.00       -19,250.54
                                                                    Dispositions        -6,940.00                        157,723.63
CM83683108   SHAMIR OPTICAL INDUSTRY LTD COM STK
                                                                    Acquisitions         6,900.00      -117,249.40
                                                                    Dispositions        -6,900.00                         76,628.87
C826322109   SIERRA HLTH SVCS INC COM
                                                                    Acquisitions           300.00       -15,783.51

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 76 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions        -2,500.00                        165,887.62
C82967H101   SIRF TECH HLDGS INC COM
                                                                    Acquisitions         1,600.00       -19,298.40
                                                                    Dispositions        -7,600.00                         79,187.86
C82966U103   SIRIUS SATELLITE RADIO INC COM COM
                                                                    Acquisitions        10,300.00       -78,064.20
                                                                    Dispositions       -28,300.00                        152,232.69
C832110100   SMITH INTL INC COM
                                                                    Acquisitions           700.00       -41,496.00
                                                                    Dispositions       -15,700.00                        911,304.25
C834376105   SOLUTIA INC COM STK
                                                                    Dispositions      -136,472.00                         97,009.65
                                                                    Free Delivery      -76,840.00
                                                                    Free Receipt        38,420.00
C835451105   SONIC CORP COM
                                                                    Acquisitions         4,100.00      -127,698.38
                                                                    Dispositions        -4,100.00                        112,485.50
C835916107   SONUS NETWORKS INC COM ISIN US8359161077
                                                                    Acquisitions        26,000.00      -128,482.45
                                                                    Dispositions       -26,000.00                        133,749.40
C846425882   SPANISH BROADCASTING SYS INC CL A COM STK
                                                                    Acquisitions         1,650.00       -16,653.45
                                                                    Dispositions       -17,550.00                        144,387.43
C852061100   SPRINT NEXTEL CORP
                                                                    Dispositions        -1,000.28                         25,473.97
                                                                    Free Delivery      -23,424.00
                                                                    Free Receipt        46,619.28
C790148100   ST JOE CO COM COM
                                                                    Acquisitions         5,900.00      -390,989.09
                                                                    Free Delivery       -4,600.00
                                                                    Free Receipt         4,600.00
C790849103   ST JUDE MED INC COM
                                                                    Acquisitions        44,750.00    -1,894,597.57
                                                                    Dispositions       -47,850.00                      1,947,263.47
C792860108   ST PAUL TRAVELERS CORP
                                                                    Acquisitions        34,900.00    -1,548,160.86
                                                                    Free Delivery      -23,100.00
                                                                    Free Receipt        23,100.00

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 77 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C855244109   STARBUCKS CORP COM
                                                                    Acquisitions        13,000.00      -593,020.80
                                                                    Dispositions       -47,800.00                      2,509,248.70
C858912108   STERICYCLE INC COM
                                                                    Acquisitions           550.00       -26,987.51
                                                                    Dispositions        -3,750.00                        210,619.00
C861642106   STONE ENERGY CORP COM
                                                                    Acquisitions         4,680.00      -257,376.99
                                                                    Dispositions        -2,780.00                        126,451.96
C867229106   SUNCOR INC COM STK NPV
                                                                    Acquisitions           200.00        -9,792.14
                                                                    Dispositions        -3,200.00                        158,766.72
C867652109   SUNPOWER CORP COM CL A
                                                                    Acquisitions           175.00        -3,150.00
                                                                    Dispositions          -175.00                          4,445.49
C86787D208   SUNTERRA CORP COM NEW
                                                                    Acquisitions         9,800.00      -147,614.17
                                                                    Dispositions        -9,800.00                        117,435.12
C872443403   T-HQ INC COM NEW
                                                                    Acquisitions         6,250.00      -174,610.60
                                                                    Dispositions        -8,000.00                        182,511.13
C87612E106   TARGET CORP COM COM
                                                                    Acquisitions        24,575.00    -1,322,970.38
                                                                    Dispositions        -6,075.00                        308,922.85
C879101103   TEKELEC COM
                                                                    Acquisitions         6,400.00      -112,866.49
                                                                    Dispositions        -9,400.00                        145,304.04
C88023U101   TEMPUR-PEDIC INTL INC COM
                                                                    Acquisitions        10,600.00      -173,042.94
                                                                    Dispositions       -10,600.00                        117,508.83
C88033G100   TENET HEALTHCARE CORP COM
                                                                    Acquisitions        36,400.00      -291,123.56
                                                                    Dispositions      -122,800.00                      1,474,247.64
                                                                    Free Delivery      -36,400.00
                                                                    Free Receipt        36,400.00
C88164L100   TESSERA TECHNOLOGIES INC COM COM STK
                                                                    Acquisitions         4,500.00      -177,142.23
                                                                    Dispositions        -4,500.00                        151,764.66

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 78 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C882508104   TEXAS INSTRS INC COM
                                                                    Acquisitions        46,200.00    -1,301,430.89
                                                                    Dispositions       -19,900.00                        495,177.60
C883203101   TEXTRON INC COM
                                                                    Acquisitions         2,500.00      -178,487.97
                                                                    Dispositions        -2,500.00                        184,088.65
C887317105   TIME WARNER INC NEW COM COM
                                                                    Acquisitions        64,800.00    -1,128,072.31
                                                                    Dispositions       -78,700.00                      1,405,628.15
C872960109   TNS INC COM
                                                                    Acquisitions         6,400.00      -150,788.71
                                                                    Dispositions        -6,400.00                        115,325.75
C892356106   TRACTOR SUP CO COM
                                                                    Acquisitions         1,500.00       -66,205.56
                                                                    Dispositions          -420.00                         22,886.77
CG90078109   TRANSOCEAN INC
                                                                    Acquisitions        10,950.00      -514,868.06
                                                                    Dispositions        -8,650.00                        491,733.45
C902124106   TYCO INTL LTD NEW COM
                                                                    Acquisitions        49,400.00    -1,360,706.73
                                                                    Dispositions       -54,400.00                      1,622,628.97
                                                                    Free Delivery      -40,300.00
                                                                    Free Receipt        40,300.00
C904034105   ULTRATECH INC EFF 06-10-03
                                                                    Acquisitions         5,000.00       -87,756.00
                                                                    Dispositions        -5,000.00                         72,728.45
C908906100   UNIONBANCAL CORP DE COM STK
                                                                    Acquisitions         2,300.00      -154,983.08
                                                                    Free Delivery       -2,200.00
                                                                    Free Receipt         2,200.00
C909218109   UNIT CORP COM
                                                                    Acquisitions         5,120.00      -216,933.13
                                                                    Dispositions          -400.00                         22,414.14
C911163103   UNITED NAT FOODS INC COM
                                                                    Acquisitions         4,830.00      -142,169.91
                                                                    Dispositions        -2,350.00                         74,962.17
C911312106   UNITED PARCEL SVC INC CL B
                                                                    Acquisitions         2,800.00      -210,185.49

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 79 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Dispositions       -33,900.00                      2,479,500.67
C913017109   UNITED TECHNOLOGIES CORP COM COM
                                                                    Acquisitions        22,650.00    -1,554,697.19
                                                                    Dispositions        -5,675.00                        315,580.54
C91324P102   UNITEDHEALTH GROUP INC COM COM
                                                                    Acquisitions         4,100.00      -359,786.15
                                                                    Dispositions        -2,200.00                        108,090.95
C91529YAC0   UNUMPROVIDENT CORP SR NT 7.625 DUE 03-01-2011 BEO
                                                                    Acquisitions        50,000.00       -52,062.50
                                                                    Dispositions       -75,000.00                         81,656.25
C913377107   UNVL AMERN FINL CORP COM
                                                                    Acquisitions         6,800.00      -161,115.17
                                                                    Dispositions        -6,800.00                        107,197.50
C913915104   UNVL TECH INST INC COM
                                                                    Acquisitions         5,000.00      -159,680.38
                                                                    Dispositions        -5,000.00                        153,622.07
C902973304   US BANCORP
                                                                    Acquisitions        23,700.00      -720,047.16
                                                                    Dispositions       -60,773.00                      1,760,166.54
C911363109   UTD RENTALS INC COM
                                                                    Acquisitions         7,300.00      -145,563.66
                                                                    Dispositions        -7,300.00                        129,356.67
C918194101   VCA ANTECH INC COM STK
                                                                    Acquisitions         2,300.00       -51,937.55
                                                                    Dispositions        -2,000.00                         48,717.96
C92343E102   VERISIGN INC COM
                                                                    Acquisitions        22,800.00      -657,790.72
                                                                    Dispositions       -44,100.00                      1,164,666.64
C927624106   VION PHARMACEUTICALS INC COM
                                                                    Acquisitions        21,800.00       -68,280.11
                                                                    Dispositions       -39,300.00                         80,014.54
CG93762204   VISTAPRINT COM INC COM STK
                                                                    Acquisitions         2,100.00       -25,200.00
                                                                    Dispositions        -2,100.00                         29,430.26
C92864N101   VOLCOM INC COM COM
                                                                    Acquisitions         9,350.00      -259,328.15
                                                                    Dispositions        -1,950.00                         53,544.75
C929903102   WACHOVIA CORP NEW COM COM

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 80 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Acquisitions        24,500.00    -1,231,321.61
                                                                    Dispositions        -8,000.00                        403,209.33
                                                                    Free Delivery       -7,700.00
                                                                    Free Receipt         7,700.00
C931142103   WAL-MART STORES INC COM
                                                                    Acquisitions       107,600.00    -5,202,030.74
                                                                    Dispositions       -21,500.00                      1,053,520.83
                                                                    Free Delivery      -15,400.00
                                                                    Free Receipt        15,400.00
C931422109   WALGREEN CO COM
                                                                    Acquisitions        40,075.00    -1,785,046.20
                                                                    Dispositions       -12,675.00                        560,108.08
C939322103   WASHINGTON MUT INC COM COM
                                                                    Acquisitions         9,600.00      -384,048.00
                                                                    Free Delivery       -9,600.00
                                                                    Free Receipt         9,600.00
C94106L109   WASTE MGMT INC DEL COM STK
                                                                    Acquisitions        15,900.00      -478,605.26
                                                                    Free Delivery      -15,400.00
                                                                    Free Receipt        15,400.00
C92923C104   WCI CMNTYS INC COM
                                                                    Acquisitions         3,400.00       -99,465.46
                                                                    Dispositions        -7,500.00                        184,451.59
C94770V102   WEBMD HEALTH CORP CL A
                                                                    Acquisitions           900.00       -19,290.00
                                                                    Dispositions          -900.00                         26,422.89
C94973V107   WELLPOINT INC COM COM
                                                                    Acquisitions        24,100.00    -2,537,762.58
                                                                    Dispositions        -3,700.00                        257,427.88
C949746101   WELLS FARGO & CO NEW COM STK
                                                                    Acquisitions         2,600.00      -158,392.00
                                                                    Dispositions       -12,300.00                        749,994.37
C961815107   WESTWOOD 1 INC COM
                                                                    Acquisitions         6,400.00      -117,345.67
                                                                    Dispositions       -37,900.00                        770,612.84
C962166104   WEYERHAEUSER CO COM
                                                                    Acquisitions         6,100.00      -381,732.00
                                                                    Dispositions       -11,900.00                        752,929.16

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 81 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Free Delivery       -6,000.00
                                                                    Free Receipt         6,000.00
C966837106   WHOLE FOODS MKT INC COM
                                                                    Acquisitions         2,800.00      -336,951.99
                                                                    Dispositions       -11,300.00                      1,099,503.43
C969904101   WILLIAMS SONOMA INC COM
                                                                    Acquisitions         2,300.00       -79,961.57
                                                                    Dispositions          -100.00                          3,398.68
C977424100   WITNESS SYS INC COM
                                                                    Acquisitions        19,000.00      -342,805.38
                                                                    Dispositions       -12,000.00                        234,562.26
C983024100   WYETH COM COM
                                                                    Acquisitions        30,700.00    -1,308,641.44
                                                                    Dispositions       -24,000.00                      1,069,653.88
                                                                    Free Delivery      -16,900.00
                                                                    Free Receipt        16,900.00
C983024AE0   WYETH WYE 5.50 02/01/2014 5.5 DUE
             02-01-2014/12-16-2003 BEO
                                                                    Acquisitions        50,000.00       -50,632.50
                                                                    Dispositions      -125,000.00                        130,323.75
C983759101   XM SATELLITE RADIO HLDGS INC CL A
                                                                    Acquisitions        10,800.00      -368,373.13
                                                                    Dispositions       -16,500.00                        518,846.94
C984332106   YAHOO INC COM
                                                                    Acquisitions        32,625.00    -1,145,614.94
                                                                    Dispositions       -41,425.00                      1,517,199.54
C988498101   YUM BRANDS INC COM
                                                                    Acquisitions         6,800.00      -351,554.50
                                                                    Free Delivery       -6,000.00
                                                                    Free Receipt         6,000.00
C989390109   ZENITH NATL INS CORP COM
                                                                    Acquisitions           200.00        -9,586.00
                                                                    Dispositions        -2,330.00                        153,036.42
C98956P102   ZIMMER HLDGS INC COM COM
                                                                    Acquisitions         6,900.00      -540,043.91
                                                                    Dispositions       -17,400.00                      1,159,990.08
C989817101   ZUMIEZ INC COM
                                                                    Acquisitions           500.00        -9,000.00
                                                                    Dispositions          -500.00                         12,598.42

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
01 JAN 05 - 31 DEC 05                         ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 82 of 106

o     Schedule of Acquisitions & Dispositions

                                                                                                           Cost of      Proceeds of
Asset ID     Security Description                                   Transaction        Shares/Par     Acquisitions     Dispositions
-----------------------------------------------------------------------------------------------------------------------------------
C885535104   3COM CORP COMMON STOCK
                                                                    Acquisitions        20,000.00       -75,254.00
                                                                    Dispositions       -20,000.00                         67,387.16

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 3
--------------------------------------------------------------------------------


      Form 5500, Schedule H, Part IV, Line 4j - Schedule of Reportable
                    Transactions for the Plan Year Ended

                                DEC. 31, 2005

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
1 JAN 05 - 31 DEC 05                          ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 43 of 106

o     5% Report - Part A

Single Transaction in Excess of 5%
--------------------------------------------------------------------------------

Security Description                             Purchase                Lease    Expenses          Current Value on
   / Asset ID          Shares/Par Value   Date     Price    Sale Price   Rental   Incurred   Cost   Transaction Date   Net Gain/Loss
------------------------------------------------------------------------------------------------------------------------------------

                      THERE ARE NO REPORTABLE TRANSACTIONS

NOTE: TRANSACTIONS ARE BASED ON THE 2004-12-31 VALUE (INCLUDING ACCRUALS) OF 2,599,926,517.12

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
1 JAN 05 - 31 DEC 05                          ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 44 of 106

o     5% Report - Part B

Series of Non-Security Transactions with Same Party in Excess of 5%
--------------------------------------------------------------------------------

Security Description                             Purchase                Lease    Expenses          Current Value on
   / Asset ID          Shares/Par Value   Date     Price    Sale Price   Rental   Incurred   Cost   Transaction Date   Net Gain/Loss
------------------------------------------------------------------------------------------------------------------------------------

                      THERE ARE NO REPORTABLE TRANSACTIONS

NOTE: TRANSACTIONS ARE BASED ON THE 2004-12-31 VALUE (INCLUDING ACCRUALS) OF 2,599,926,517.12

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
1 JAN 05 - 31 DEC 05                          ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 45 of 106

o     5% Report - Part C Summary

Series of Transactions by Issue in Excess of 5%
--------------------------------------------------------------------------------

                                                                                                                            Current
Security Description                          Number of      Transaction Aggregate     Lease Expenses                Value of Asset
   / Asset ID                              Transactions Purchase Price     Sale Price Rental Incurred  Cost of Asset on Transaction
-----------------------------------------------------------------------------------------------------------------------------------
COLTV STIF CUSIP:
195997KR1                  Total purchases        1,432 397,707,734.36           0.00            0.00 397,707,734.36 397,707.734.36

                               Total sales        1,753           0.00 381,049,794.94            0.00 381,049,794.94 381,049.794.94

MFO FFTW FDS INC U S
SHORT-TERM PORTFOLIO
ADV CL CUSIP: 30242R105    Total purchases           99  73,142,277.52           0.00            0.00  73,142,277.52  73,142.277.52

                               Total sales          140           0.00  72,800,000.00            0.00  72,861,429.86  72,800.000.00

NOTE: TRANSACTIONS ARE BASED ON THE 2004-12-31 VALUE (INCLUDING ACCRUALS) OF 2,599,926,517.12

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

--------------------------------------------------------------------------------
5500 SUPPLEMENTAL SCHEDULES                                  ACCOUNT NUMBER 7879
1 JAN 05 - 31 DEC 05                          ACCOUNT NAME MONSANTO CONSOLIDATED
--------------------------------------------------------------------------------

                                                                  Page 46 of 106

o     5% Report - Part D

Series of Transactions with Same Party in Excess of 5%
--------------------------------------------------------------------------------

Security Description                             Purchase                 Lease   Expenses          Current Value on
   / Asset ID          Shares/Par Value   Date     Price    Sale Price   Rental   Incurred   Cost   Transaction Date   Net Gain/Loss
------------------------------------------------------------------------------------------------------------------------------------

                      THERE ARE NO REPORTABLE TRANSACTIONS

NOTE: TRANSACTIONS ARE BASED ON THE 2004-12-31 VALUE (INCLUDING ACCRUALS) OF 2,599,926,517.12

NORTHERN TRUST       Generated by Northern Trust from periodic data on 17 Feb 06

                                  SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     MONSANTO SAVINGS AND INVESTMENT PLAN


                                     By:
                                     /s/ WILMA K. SCHOPP
                                     ---------------------------------------
                                     Wilma K. Schopp, Chairperson of the
                                     Monsanto Company Employee Benefits Plan
                                     Committee, Administrator of the Plan



June 16, 2006

                                EXHIBIT INDEX

Exhibit
Number        Description
------        -----------

23            Consent of Independent Registered Public Accounting Firm